   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          FLEET FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

               RHODE ISLAND                                    6711                                     05-0341324
     (State or other jurisdiction of               (Primary Standard Industrial                      (I.R.S. Employer
      incorporation or organization)               Classification Code Number)                     Identification No.)

                           --------------------------

                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                  617-346-4000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                          WILLIAM C. MUTTERPERL, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          FLEET FINANCIAL GROUP, INC.
                               One Federal Street
                          Boston, Massachusetts 02110
                                  617-346-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                    LAURA N. WILKINSON, ESQ.                                           CRAIG M. WASSERMAN, ESQ.
                        EDWARDS & ANGELL                                                   WACHTELL, LIPTON,
                    2700 Hospital Trust Tower                                                ROSEN & KATZ
                 Providence, Rhode Island 02903                                           51 West 52nd Street
                                                                                       New York, New York 10019

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND ALL OTHER CONDITIONS PRECEDENT TO THE MERGER OF THE QUICK & REILLY GROUP, INC. WITH AND INTO A SUBSIDIARY OF REGISTRANT HAVE BEEN SATISFIED OR WAIVED AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT-PROSPECTUS.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                    PROPOSED             PROPOSED
                                                               AMOUNT               MAXIMUM               MAXIMUM
                TITLE OF EACH CLASS OF                          TO BE            OFFERING PRICE          AGGREGATE
             SECURITIES TO BE REGISTERED                    REGISTERED(1)          PER SHARE          OFFERING PRICE
Common Stock, $.01 par value (2)......................    23,047,970 shares           (3)            $1,652,355,955(4)

                                                            AMOUNT OF
                TITLE OF EACH CLASS OF                     REGISTRATION
             SECURITIES TO BE REGISTERED                       FEE
Common Stock, $.01 par value (2)......................    $487,445.01(5)

 (1) This Registration Statement covers the maximum number of the Registrant's securities that would be issued in the transaction described herein or upon exercise of the options issued in the transaction described herein.

 (2) Including the associated preferred shares purchase rights.

 (3) Not applicable.

 (4) Computed pursuant to Rule 457(f)(1), based upon the average of the high and low sales prices on December 8, 1997, as reported on the New York Stock Exchange, Inc., of the securities to be cancelled in the merger (39,875,379 shares of the common stock of The Quick & Reilly Group, Inc. ("Quick & Reilly"), consisting of 38,634,379 shares of Quick & Reilly common stock outstanding plus 1,241,000 shares issuable upon exercise of stock options outstanding at December 12, 1997).

 (5) $272,398.69 of the Registration Fee was previously paid in connection with the Registrant's Preliminary Proxy Statement filed with the Commission on
    Schedule 14A on November 4, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         THE QUICK & REILLY GROUP, INC.

                             230 SOUTH COUNTY ROAD
                              PALM BEACH, FL 33480

                                                               December 15, 1997

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of The Quick & Reilly Group, Inc. ("Quick & Reilly"), to be held on January 23, 1998 at 10:00 a.m., local time, at Governors Club of the Palm Beaches, 777 South Flagler Drive, West Palm Beach, Florida.

    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 16, 1997, as amended as of December 12, 1997 (the "Merger Agreement"), by and among Quick & Reilly, Fleet Financial Group, Inc. ("Fleet") and FFG Acquisition Corp., a wholly-owned subsidiary of Fleet ("Merger Subsidiary"), pursuant to which Quick & Reilly will be merged with and into Merger Subsidiary (the "Merger"). A copy of the Merger Agreement is attached hereto as Exhibit A to this Proxy Statement-Prospectus.

    At the effective time of the Merger, each share of Quick & Reilly common stock will be converted into the right to receive 0.578 shares of Fleet common stock.

    Gleacher Natwest Inc. and Goldman, Sachs & Co., Quick & Reilly's financial advisors, have delivered to the Board of Directors their written opinions that the exchange ratio in the Merger is fair, from a financial point of view, to Quick & Reilly's stockholders.

    Enclosed are a Notice of Special Meeting of Stockholders and a Proxy Statement-Prospectus, which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors has fixed the close of business on December 12, 1997 as the record date for the Special Meeting. Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF QUICK & REILLY UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

                                        Sincerely,

                                                   [SIGNATURE]

                                        LESLIE C. QUICK, JR.

                         THE QUICK & REILLY GROUP, INC.

                             230 SOUTH COUNTY ROAD

                              PALM BEACH, FL 33480

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                JANUARY 23, 1998

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of The Quick & Reilly Group, Inc., a Delaware corporation, will be held at Governors Club of the Palm Beaches, 777 South Flagler Drive, West Palm Beach, Florida, on Friday, January 23, 1998, at 10:00 a.m., local time, for the following purposes:

        1. Approving the Agreement and Plan of Merger, dated as of September 16, 1997, as amended as of December 12, 1997, by and among The Quick & Reilly Group, Inc., Fleet Financial Group, Inc. and FFG Acquisition Corp.; and

        2. Transacting such other business as may properly come before the meeting or any adjournment thereof.

    Pursuant to the By-laws, the Board of Directors has fixed the close of business on December 12, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. The list of stockholders entitled to vote at the Special Meeting and any adjournment or postponement thereof will be available for inspection by any stockholder at the offices of The Quick & Reilly Group, Inc., 230 South County Road, Palm Beach, Florida 33480, for the ten days prior to January 23, 1998, during normal business hours, for any purpose germane to such meeting.

                         THE QUICK & REILLY GROUP, INC.
                                ARLENE B. FRYER
                                   Secretary

December 15, 1997

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

       FLEET FINANCIAL GROUP, INC.              THE QUICK & REILLY GROUP, INC.

           ONE FEDERAL STREET                        230 SOUTH COUNTY ROAD
            BOSTON, MA 02110                         PALM BEACH, FL 33480

                           PROXY STATEMENT-PROSPECTUS
                        SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 23, 1998

    This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Quick & Reilly Board") of The Quick & Reilly Group, Inc. ("Quick & Reilly") to be used at a Special Meeting of Stockholders to be held on January 23, 1998 (the "Special Meeting"). At the Special Meeting, holders of the common stock, par value $.10 per share, of Quick & Reilly (the "Quick & Reilly Common Stock") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 16, 1997, as amended as of December 12, 1997 (the "Merger Agreement"), by and among Fleet Financial Group, Inc. ("Fleet"), Quick & Reilly and FFG Acquisition Corp., a wholly-owned subsidiary of Fleet ("Merger Subsidiary"), providing for the merger of Quick & Reilly with and into Merger Subsidiary (the "Merger"). A copy of the Merger Agreement is attached hereto as Exhibit A and is incorporated herein by reference.

    Fleet has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 23,047,970 shares of Fleet common stock, par value $.01 per share, including the associated preferred share purchase rights ("Fleet Common Stock"), representing shares to be issued in connection with the Merger. This Proxy Statement-Prospectus also constitutes the Prospectus of Fleet filed as a part of such Registration Statement.

    At the effective time of the Merger, each share of Quick & Reilly Common Stock will be converted into the right to receive 0.578 shares of Fleet Common Stock.

                                                        (CONTINUED ON NEXT PAGE)

 THE SHARES OF FLEET COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
      DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF
         FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
            CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS
              ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL
                        OR STATE GOVERNMENT AGENCY.

THE SHARES OF FLEET COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR
    DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.
                   ANY REPRESENTATION TO THE CONTRARY IS A
                                      CRIMINAL OFFENSE.

    This Proxy Statement-Prospectus and the form of proxy are first being mailed on or about December 17, 1997.

(CONTINUED FROM PRIOR PAGE)

    This Proxy Statement-Prospectus does not cover any resales of Fleet Common Stock received by stockholders of Quick & Reilly upon consummation of the Merger, and no person is authorized to make use of this Proxy
Statement-Prospectus in connection with any such resale.

    All information contained in this Proxy Statement-Prospectus with respect to Fleet has been supplied by Fleet and all information with respect to Quick & Reilly has been supplied by Quick & Reilly.

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT-PROSPECTUS IN ITS ENTIRETY.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEET OR QUICK & REILLY. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SHARES OF FLEET COMMON STOCK HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF FLEET OR QUICK & REILLY SINCE THE DATE HEREOF.

    The date of this Proxy Statement-Prospectus is December 15, 1997.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          5
INFORMATION INCORPORATED BY REFERENCE......................................................................          5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................................................          6
SUMMARY OF PROXY STATEMENT-PROSPECTUS......................................................................          7
The Parties................................................................................................          7
Recent Transactions........................................................................................          7
Quick & Reilly Special Meeting.............................................................................          7
Terms of the Merger........................................................................................          9
Recommendation of the Quick & Reilly Board of Directors and Reasons for the Merger.........................          9
Fairness Opinions of Financial Advisors....................................................................         10
Support Agreements.........................................................................................         10
Conditions to the Consummation of the Merger...............................................................         10
Board of Directors, Management and Operations Following the Merger.........................................         11
Regulatory Approvals.......................................................................................         11
Certain Federal Income Tax Consequences....................................................................         11
Accounting Treatment.......................................................................................         12
Termination of the Merger Agreement........................................................................         12
Waiver and Amendment.......................................................................................         12
Stock Option Agreement.....................................................................................         12
Interests of Certain Persons in the Merger.................................................................         13
Appraisal Rights...........................................................................................         13
Certain Differences in the Rights of Stockholders..........................................................         13
Comparative Stock Prices and Dividends; Pro Forma Equivalent Market Value Per Share........................         13
SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA...........................................................         15
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................         17
Fleet Financial Group, Inc.................................................................................         17
The Quick & Reilly Group, Inc..............................................................................         19
FLEET FINANCIAL GROUP, INC.................................................................................         20
THE QUICK & REILLY GROUP, INC..............................................................................         20
RECENT TRANSACTIONS........................................................................................         20
Acquisitions...............................................................................................         20
Offering of Fleet Common Stock.............................................................................         21
QUICK & REILLY SPECIAL MEETING.............................................................................         21
General....................................................................................................         21
Matters to be Considered...................................................................................         21
Proxies....................................................................................................         21
Solicitation of Proxies....................................................................................         22
Record Date and Voting Rights..............................................................................         22
Recommendation of Quick & Reilly Board.....................................................................         23
THE MERGER.................................................................................................         24
General....................................................................................................         24
Background of the Merger...................................................................................         24
Reasons for the Merger.....................................................................................         25
Fairness Opinions of Financial Advisors....................................................................         28
Structure of the Merger....................................................................................         32
Merger Consideration; Treatment of Quick & Reilly Stock Options............................................         32
Exchange of Certificates; Fractional Shares................................................................         33
Effective Time.............................................................................................         34

                                                                                                               PAGE
                                                                                                             ---------
Representations and Warranties.............................................................................         34
Conduct of Business Pending the Merger and Other Agreements................................................         35
Support Agreements.........................................................................................         38
Conditions to the Consummation of the Merger...............................................................         38
Regulatory Approvals Required for the Merger...............................................................         40
Certain Federal Income Tax Consequences....................................................................         42
Accounting Treatment.......................................................................................         43
Termination of the Merger Agreement........................................................................         44
Waiver and Amendment of the Merger Agreement...............................................................         44
Stock Option Agreement.....................................................................................         44
Employee Benefits and Plans................................................................................         48
Stock Exchange Listing.....................................................................................         49
Expenses...................................................................................................         49
Dividends..................................................................................................         49
Resales of Fleet Common Stock Received in the Merger.......................................................         49
Fleet Dividend Reinvestment and Stock Purchase Plan........................................................         50
Appraisal Rights...........................................................................................         50
BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER.........................................         51
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................         51
CERTAIN REGULATORY CONSIDERATIONS..........................................................................         52
Fleet......................................................................................................         52
Quick & Reilly.............................................................................................         56
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................         57
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.......................................         64
DESCRIPTION OF FLEET CAPITAL STOCK.........................................................................         65
General....................................................................................................         65
Fleet Common Stock.........................................................................................         65
Preferred Stock............................................................................................         68
SELECTED PROVISIONS IN THE ARTICLES OF FLEET...............................................................         73
Business Combinations with Related Persons.................................................................         73
Directors..................................................................................................         73
COMPARISON OF STOCKHOLDERS' RIGHTS.........................................................................         74
General....................................................................................................         74
Voting Rights..............................................................................................         74
Special Meetings; Corporate Action Without a Meeting.......................................................         76
Dividends..................................................................................................         77
Appraisal Rights...........................................................................................         77
Provisions Relating to Directors...........................................................................         78
Derivative Suits...........................................................................................         80
State Anti-Takeover Statutes...............................................................................         80
COMPARATIVE COMMON STOCK PRICES AND DIVIDENDS..............................................................         82
EXPERTS....................................................................................................         83
LEGAL OPINIONS.............................................................................................         83

EXHIBITS
A. Agreement and Plan of Merger, as amended................................................................        A-1
B. Stock Option Agreement..................................................................................        B-1
C. Opinion of Gleacher NatWest Inc.........................................................................        C-1
D. Opinion of Goldman, Sachs & Co..........................................................................        D-1

                             AVAILABLE INFORMATION

    Each of Fleet and Quick & Reilly is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning either Fleet or Quick & Reilly can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by accessing the Commission's World Wide Web Site at http://www.sec.gov. Fleet Common Stock and Quick & Reilly Common Stock are each listed on the New York Stock Exchange, Inc. ("NYSE"). Reports, proxy materials and other information concerning Fleet and Quick & Reilly also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet or Quick & Reilly has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                     INFORMATION INCORPORATED BY REFERENCE

    THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

              FLEET DOCUMENTS                           QUICK & REILLY DOCUMENTS
--------------------------------------------  --------------------------------------------
Investor Relations Department                 The Quick & Reilly Group, Inc.
Fleet Financial Group, Inc.                   230 South County Road
One Federal Street                            Palm Beach, Florida 33480
Boston, Massachusetts 02110                   Attn: Thomas C. Quick
(617) 346-4000                                (561) 655-8000

    IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN JANUARY 15, 1998. SUCH DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST.

    The following Fleet documents are incorporated by reference herein:

        (1) Annual Report on Form 10-K for the year ended December 31, 1996;

        (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

        (3) Current Reports on Form 8-K dated January 15, 1997, February 4, 1997, April 16, 1997, July 16, 1997, October 15, 1997, November 10, 1997 and
    December 10, 1997;

        (4) The description of the Fleet Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description; and

        (5) The description of the Preferred Share Purchase Rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    The following Quick & Reilly documents are incorporated by reference herein:

        (1) Quick & Reilly's Annual Report on Form 10-K for the year ended February 28, 1997;

        (2) Quick & Reilly's Quarterly Reports on Form 10-Q for the quarters ended May 30, 1997 and August 29, 1997;

        (3) Quick & Reilly's Current Report on Form 8-K dated September 16, 1997; and

        (4) The description of the Quick & Reilly Common Stock set forth in Quick & Reilly's Registration Statement on Form 8-A dated June 7, 1983.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by Fleet and Quick & Reilly pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement-Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain statements contained in or incorporated by reference in this Proxy Statement-Prospectus may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements relate to the cost savings, revenue enhancements and increased client base that are expected to be realized from the Merger. See "THE MERGER--Reasons for the Merger". Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to (i) expected cost savings from the Merger cannot fully be realized or realized within the expected timeframe; (ii) revenues following the Merger are lower than expected;
(iii) competitive pressures among financial institutions increase significantly;
(iv) costs or difficulties related to the integration of the businesses of Fleet and Quick & Reilly are greater than expected; (v) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (vi) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged; (vii) those factors discussed in "CERTAIN REGULATORY CONSIDERATIONS"; and (viii) other risks and uncertainties detailed from time to time in the filings of Fleet with the Commission.

                     SUMMARY OF PROXY STATEMENT-PROSPECTUS

    The following is a summary, which is necessarily incomplete, of certain information contained elsewhere in this Proxy Statement-Prospectus or in documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained herein, the Exhibits to the Registration Statement and the documents incorporated by reference herein. Each stockholder is urged to read the Proxy Statement-Prospectus and the Exhibits to the Registration Statement in their entirety and with care.

THE PARTIES

    FLEET FINANCIAL GROUP, INC.

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At September 30, 1997, Fleet was the 12th largest bank holding company in the United States, with total assets of $83.6 billion, total deposits of $62.9 billion and stockholders' equity of $7.2 billion.

    Fleet is engaged in a general consumer and commercial banking and investment management business throughout the states of Connecticut, Massachusetts, New Jersey, New York, Rhode Island, Maine, New Hampshire and Florida through its five banking subsidiaries, and also provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, consumer finance, real estate financing, securities brokerage services, capital markets services and investment banking, investment advice and management, data processing and student loan servicing.

    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 346-4000.

    THE QUICK & REILLY GROUP, INC.

    Quick & Reilly is a holding company for four principal, wholly-owned operating subsidiaries: Quick & Reilly, Inc., a New York corporation ("Q&R Inc."), U.S. Clearing Corp., a New York corporation ("U.S. Clearing"), JJC Specialist Corp., a New York corporation ("JJC"), and Nash, Weiss & Co., a Delaware corporation ("Nash Weiss"). Quick & Reilly was originally incorporated in New York on June 25, 1981 and was subsequently reincorporated in Delaware in 1987.

    Q&R Inc. is a NYSE member organization performing discount brokerage services for individual retail customers. U.S. Clearing is a securities clearing operation which clears all securities transactions for Q&R Inc.'s customer accounts and other correspondent brokerage firms. JJC is one of the largest specialist firms on the floor of the NYSE, making a market in the equity securities of NYSE-listed companies. Nash Weiss is a brokerage firm which acts as a market maker in over-the-counter securities.

    The principal office of Quick & Reilly is located at 230 South County Road, Palm Beach, Florida 33480, telephone number (561) 655-8000.

RECENT TRANSACTIONS

    In recent months, Fleet has consummated and has agreed to make two acquisitions in addition to the Merger. Fleet also recently consummated an underwritten public offering of 10,750,000 shares of Fleet Common Stock. See "RECENT TRANSACTIONS".

QUICK & REILLY SPECIAL MEETING

    GENERAL

    This Proxy Statement-Prospectus is first being mailed to the stockholders of Quick & Reilly (the "Quick & Reilly Stockholders") on or about December 17, 1997, and is accompanied by the notice of the Special Meeting and a form of proxy that is solicited by the Quick & Reilly Board for use at the Special Meeting to be held on January 23, 1998, at 10:00 a.m., local time, at Governors Club of the Palm Beaches, 777 South Flagler Drive, West Palm Beach, Florida, and at any adjournments or postponements thereof. See "QUICK & REILLY SPECIAL MEETING".

    MATTERS TO BE CONSIDERED

    At the Special Meeting, Quick & Reilly Stockholders will be asked to consider and vote upon (i) the Merger Agreement and the transactions contemplated thereby, and (ii) such other matters as may properly be submitted to a vote at the Special Meeting. Quick & Reilly Stockholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Merger Agreement. See "QUICK & REILLY SPECIAL MEETING--Matters to be Considered".

    PROXIES

    The accompanying form of proxy is for use at the Special Meeting if a Quick & Reilly Stockholder will be unable to attend in person. The proxy may be revoked by the Quick & Reilly Stockholder at any time before it is exercised, by submitting to the Secretary of Quick & Reilly written notice of revocation, a properly executed proxy of a later date or by attending the Special Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement and the transactions contemplated thereby. See "QUICK & REILLY SPECIAL MEETING--Proxies".

    SOLICITATION OF PROXIES

    The entire cost of soliciting the proxies from the Quick & Reilly Stockholders will be borne by Quick & Reilly; PROVIDED, HOWEVER, that Fleet and Quick & Reilly have each agreed to pay one-half of the printing and mailing costs of this Proxy Statement-Prospectus and related materials. See "QUICK & REILLY SPECIAL MEETING--Solicitation of Proxies".

    RECORD DATE AND VOTING RIGHTS

    The Quick & Reilly Board has fixed December 12, 1997 as the record date (the "Record Date") for determination of holders of Quick & Reilly Common Stock entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of shares of Quick & Reilly Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 38,634,379 shares of Quick & Reilly Common Stock outstanding held by approximately 815 holders of record. The presence, in person or by proxy, of shares of Quick & Reilly Common Stock representing a majority of the total voting power of such shares outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting.

    Each share of Quick & Reilly Common Stock entitles its holder to one vote. The affirmative vote of a majority of the outstanding shares of Quick & Reilly Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    As of the Record Date, directors and executive officers of Quick & Reilly beneficially owned 13,953,241 shares of Quick & Reilly Common Stock, representing 35.3% of Quick & Reilly Common Stock entitled to vote at the Special Meeting. Certain directors, executive officers and other stockholders of Quick & Reilly have entered into agreements pursuant to which they have agreed to vote all the shares of Quick & Reilly Common Stock beneficially owned by them for approval of the Merger Agreement and the transactions contemplated thereby ("Support Agreements"). See "THE MERGER--Support Agreements." In addition, as of the Record Date, the banking and trust subsidiaries of Fleet, as fiduciaries, custodians or agents, held a total of 66,089 shares of Quick & Reilly Common Stock, representing less than one percent of the shares of Quick & Reilly Common Stock, under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 39,891 of such shares of Quick & Reilly Common Stock. As of the Record Date, directors and executive officers of Fleet did not beneficially own any shares of Quick & Reilly Common Stock.

    See "QUICK & REILLY SPECIAL MEETING--Record Date and Voting Rights."

TERMS OF THE MERGER

    The Merger will become effective on the date (the "Effective Date") and time (the "Effective Time") as set forth in the certificate of merger which will be filed with the Secretary of State of the State of Delaware.

    At the Effective Time, Quick & Reilly will be merged with and into Merger Subsidiary, with Merger Subsidiary as the surviving corporation in the Merger. In connection with the Merger (i) each then outstanding share of Quick & Reilly Common Stock (other than Quick & Reilly Common Stock held by Quick & Reilly or any of its subsidiaries or by Fleet or any of its subsidiaries, in each case, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted) will be converted into the right to receive 0.578 shares of Fleet Common Stock (the "Exchange Ratio"). Quick & Reilly's obligation to consummate the Merger is not conditioned upon Fleet Common Stock continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Exchange Ratio is fixed and because the market price of Fleet Common Stock is subject to fluctuation, the value of the shares of Fleet Common Stock that holders of Quick & Reilly Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. Immediately following the Merger, current stockholders of Fleet and Quick & Reilly will own approximately 92.1% and 7.9%, respectively, of the then outstanding Fleet Common Stock.

    No fractional shares of Fleet Common Stock will be issued in the Merger; instead, Fleet shall pay to each holder of Quick & Reilly Common Stock who would otherwise be entitled to a fractional share of Fleet Common Stock (after taking into account all certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of Fleet Common Stock, as reported by the NYSE, for the five NYSE trading days immediately preceding the Effective Date.

    Each stock option to acquire Quick & Reilly Common Stock granted under the Quick & Reilly compensation and benefit plans (the "Quick & Reilly Compensation and Benefit Plans") which is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into an option to purchase Fleet Common Stock and will continue to be governed by the same terms and conditions as were applicable to such stock option under the applicable Quick & Reilly Compensation and Benefit Plan. The number of shares of Fleet Common Stock subject to, and the exercise price of, such options will be adjusted as provided in the Merger Agreement to give effect to the Exchange Ratio.

    See "THE MERGER--Structure of the Merger", "--Merger Consideration; Treatment of Quick & Reilly Stock Options", "--Exchange of Certificates; Fractional Shares", and "--Effective Time" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

RECOMMENDATION OF THE QUICK & REILLY BOARD OF DIRECTORS
  AND REASONS FOR THE MERGER

    THE QUICK & REILLY BOARD UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT. THE QUICK & REILLY BOARD UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION BY ITS STOCKHOLDERS OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

    The Quick & Reilly Board believes that the terms of the Merger Agreement are fair to and in the best interests of Quick & Reilly and its stockholders. In the course of reaching its decision to approve the Merger Agreement, the Quick & Reilly Board consulted with its legal advisors regarding the legal terms of the Merger Agreement and the Quick & Reilly Board's obligations in consideration thereof, and with its financial advisors, Gleacher NatWest Inc. ("Gleacher NatWest") and Goldman, Sachs & Co. ("Goldman"), regarding the financial terms of the Merger Agreement and the fairness to the holders of Quick & Reilly Common Stock, from a financial point of view, of the Exchange Ratio.

    See "QUICK & REILLY SPECIAL MEETING--Recommendation of Quick & Reilly Board", "THE MERGER--Background of the Merger", "--Reasons for the Merger" and "--Fairness Opinions of Financial Advisors".

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

    Gleacher NatWest and Goldman, Quick & Reilly's financial advisors, rendered their oral opinions on September 16, 1997 to the Quick & Reilly Board to the effect that, as of the date of such opinions, the Exchange Ratio was fair from a financial point of view to the holders of Quick & Reilly Common Stock. Each of Gleacher NatWest and Goldman has confirmed its September 16, 1997 opinion, based upon the matters and subject to the limitations set forth in each such opinion, by delivery of its written opinion to the Quick & Reilly Board, dated the date of this Proxy Statement-Prospectus, stating that, as of the date hereof and based on the matters, and subject to the limitations, set forth in each such opinion, the proposed Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Quick & Reilly Common Stock.

    The written opinions of the financial advisors which are attached hereto as Exhibits C and D should be read in their entirety with respect to the assumptions made, matters considered and limits on the reviews undertaken by Gleacher NatWest and Goldman in rendering their respective opinions. Quick & Reilly has agreed to pay fees to Gleacher NatWest and Goldman, a portion of which are contingent upon consummation of the Merger. See "THE MERGER--Fairness Opinions of Financial Advisors" for a further description of the opinions of Gleacher NatWest and Goldman and of the fees payable to Gleacher NatWest and Goldman by Quick & Reilly.

    See "QUICK & REILLY SPECIAL MEETING--Recommendation of Quick & Reilly Board", "THE MERGER--Background of the Merger", "--Reasons for the Merger", "--Fairness Opinions of Financial Advisors" and Exhibits C and D to this Proxy Statement-Prospectus.

SUPPORT AGREEMENTS

    Concurrently with the execution of the Merger Agreement, certain directors, executive officers and other stockholders ("Supporting Stockholders"), who, as of September 16, 1997, beneficially owned in the aggregate approximately 40% of the outstanding shares of Quick & Reilly Common Stock, executed individual support agreements with Fleet (the "Support Agreements") pursuant to which each Supporting Stockholder agreed, among other things, that: (i) all of the shares of Quick & Reilly Common Stock over which such Supporting Stockholder had voting power or control as of the date of the Special Meeting will be voted by the Supporting Stockholder to approve the Merger Agreement; and (ii) the Supporting Stockholder will not, directly or indirectly, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal with respect to Quick & Reilly or Fleet. Each Support Agreement terminates upon termination of the Merger Agreement in accordance with its terms. See "THE MERGER--Support Agreements".

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Quick & Reilly Common Stock outstanding and entitled to vote thereon; the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part; approval of the Merger by certain federal and state regulatory authorities and self-regulatory organizations; receipt by Fleet and Quick & Reilly of opinions of counsel as to the tax-free nature of the Merger for federal income tax purposes (except for cash in lieu of fractional share interests); receipt by Fleet and Quick & Reilly of a letter from KPMG Peat Marwick LLP that the Merger will qualify for pooling of interests accounting treatment; the listing, subject to official notice of issuance, on the NYSE of the Fleet Common Stock to be issued in the Merger; and certain other customary closing conditions. There can be no assurance as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

    See "THE MERGER--Conditions to the Consummation of the Merger" and "--Regulatory Approvals Required for the Merger".

BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

    Following the Merger, Fleet intends to combine the operations of and, subject to required regulatory approvals, to merge, liquidate or combine certain operations of certain of its subsidiaries with the former subsidiaries of Quick & Reilly. The receipt of such required regulatory approvals is not a condition to, nor required for, consummation of the Merger. As of the date of this Proxy Statement-Prospectus, no final determination with respect to such matters had been made.

    See "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

REGULATORY APPROVALS

    The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition, the Merger may be subject to the approval of or notice to regulatory authorities in states or other jurisdictions (collectively, the "State Authorities"). Further, the Merger is subject to the approval of the NYSE and the National Association of Securities Dealers, Inc. ("NASD"), and may require the approval of, or notice to, other federal, state and foreign securities regulatory agencies and self-regulatory organizations (collectively, the "Securities Regulatory Authorities").

    Fleet and Quick & Reilly have filed, or promptly will file, all required applications for regulatory review and approval or notice with the Federal Reserve Board, Securities Regulatory Authorities and various State Authorities in connection with the Merger. There can be no assurances that such approvals will be obtained or, if obtained, as to the date of any such approvals.

    See "THE MERGER--Conditions to the Consummation of the Merger" and "--Regulatory Approvals Required for the Merger".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The parties' respective obligations to effect the Merger are conditioned on delivery of an opinion, in the case of Fleet, from Edwards & Angell, counsel to Fleet, and, in the case of Quick & Reilly, from Wachtell, Lipton, Rosen & Katz, special counsel to Quick & Reilly, each dated as of the Effective Date, based upon certain customary representations and assumptions set forth therein, to the effect that for federal income tax purposes, the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and, in the case of the opinion from Wachtell, Lipton, Rosen & Katz, that no gain or loss will be recognized by stockholders of Quick & Reilly who receive shares of Fleet Common Stock in exchange for shares of Quick & Reilly Common Stock, except with respect to cash received in lieu of fractional share interests.

    In the opinion of Edwards & Angell and Wachtell, Lipton, Rosen & Katz, the material federal income tax results of the Merger under currently applicable law will be as follows: (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of Quick & Reilly who receive Fleet Common Stock in exchange for Quick & Reilly Common Stock, except with respect to cash received in lieu of fractional share interests. Opinions of Edwards & Angell and Wachtell, Lipton, Rosen & Katz have been filed as Exhibits to the Registration Statement of which this Proxy Statement-Prospectus forms a part.

    Each Quick & Reilly Stockholder should consult his or her own tax advisor as to the tax consequences of the Merger to him or her under federal, state, local or any other applicable law.

    See "THE MERGER--Certain Federal Income Tax Consequences".

ACCOUNTING TREATMENT

    The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). It is a condition to consummation of the Merger that Fleet and Quick & Reilly receive an opinion from KPMG Peat Marwick LLP that the Merger will be accounted for as a pooling of interests.

    See "THE MERGER--Conditions to the Consummation of the Merger" and "--Accounting Treatment".

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual written consent of Fleet and Quick & Reilly, if the Board of Directors of each so determines by majority vote of the members of its entire Board of Directors; (ii) by Fleet or Quick & Reilly, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event of a breach by the other party of any representation, warranty, covenant, agreement or condition contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (iii) by Quick & Reilly or Fleet, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Merger is not consummated by June 30, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement; or
(iv) by Fleet or Quick & Reilly, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event
(a) the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action of such governmental authority or any governmental authority of competent jurisdiction has issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, or (b) if the requisite stockholder approval of Quick & Reilly has not been obtained.

    See "THE MERGER--Termination of the Merger Agreement" and "--Stock Option Agreement".

WAIVER AND AMENDMENT

    Prior to the Effective Time, any provision of the Merger Agreement may be
(i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among Quick & Reilly, Fleet and Merger Subsidiary provided such amendment or modification is executed in the same manner as the Merger Agreement, except that, after approval by Quick & Reilly Stockholders, the Merger Agreement may not be amended without further approval of Quick & Reilly Stockholders if it would violate the Delaware General Corporation Law ("Delaware Law") or reduce the consideration to be received by Quick & Reilly Stockholders in the Merger. Such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    See "THE MERGER--Waiver and Amendment of the Merger Agreement".

STOCK OPTION AGREEMENT

    As an inducement to Fleet to enter into the Merger Agreement, Quick & Reilly and Fleet entered into the Stock Option Agreement, dated September 16, 1997 (the "Stock Option Agreement"), pursuant to which Quick & Reilly granted Fleet an option to purchase from Quick & Reilly 7,688,241 shares of Quick & Reilly Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding Quick & Reilly Common Stock), at a price of $35.04 per share (the "Option"). Fleet may exercise the Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the Option, under certain circumstances, Quick & Reilly will repurchase for a formula price the Option and any shares of Quick & Reilly Common Stock purchased upon the exercise of the Option and beneficially owned by such holder at that time.

    The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Quick & Reilly from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to Quick & Reilly Stockholders which had a higher current market price than the shares of Fleet Common Stock to be received for each share of Quick & Reilly Common Stock pursuant to the Merger Agreement.

    See "THE MERGER--Stock Option Agreement" and Exhibit B to this Proxy Statement-Prospectus.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Quick & Reilly's management and the Quick & Reilly Board may be deemed to have certain interests in the Merger that are in addition to, and may be in conflict with, their interests as stockholders of Quick & Reilly generally. Certain executive officers and directors of Quick & Reilly will be executive officers and directors of Merger Subsidiary and its subsidiaries following the Merger. Fleet also has agreed to take certain actions regarding the existing employment and severance arrangements of certain directors and executive officers of Quick & Reilly and to indemnify the Quick & Reilly directors and officers following the Merger.

    The Quick & Reilly Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    See "INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER".

APPRAISAL RIGHTS

    Holders of Quick & Reilly Common Stock do not have any appraisal rights under Delaware Law in connection with the Merger.

    See "THE MERGER--Appraisal Rights".

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

    The rights of Quick & Reilly Stockholders are currently governed by Delaware Law, the Quick & Reilly Restated Certificate of Incorporation (the "Quick & Reilly Certificate") and Quick & Reilly's by-laws (the "Quick & Reilly By-laws"). Upon consummation of the Merger, Quick & Reilly Stockholders who receive Fleet Common Stock in the Merger will become stockholders of Fleet, and their rights will be governed by the Rhode Island Business Corporation Act ("Rhode Island Law"), the Restated Articles of Incorporation of Fleet, as amended (the "Fleet Articles"), and Fleet's by-laws (the "Fleet By-laws").

    See "COMPARISON OF STOCKHOLDERS' RIGHTS".

COMPARATIVE STOCK PRICES AND DIVIDENDS; PRO FORMA EQUIVALENT MARKET VALUE PER
  SHARE

    FLEET. Fleet Common Stock is listed on the NYSE under the symbol FLT. The following table sets forth the high and low sales prices for Fleet Common Stock as reported on the NYSE Composite Tape, and the cash dividends declared, for the calendar periods indicated, as well as certain pro forma data per share of Quick & Reilly Common Stock, assuming consummation of the Merger.

                                                                                                          QUICK &
                                                                                                          REILLY
                                                                           PRICE             CASH        PRO FORMA
                                                                    --------------------   DIVIDENDS    EQUIVALENT
CALENDAR YEAR                                                         HIGH        LOW      DECLARED    DIVIDENDS(1)
------------------------------------------------------------------  ---------  ---------  -----------  -------------
1995..............................................................  $  43.000  $  30.875   $   1.630     $   0.942
1996..............................................................     55.875     38.500       1.740         1.006
1997 (through December 12, 1997)..................................     75.063     49.625       1.840         1.064

------------------------

(1) Represents dividends declared for Fleet Common Stock multiplied by the Exchange Ratio of 0.578.

    QUICK & REILLY. Quick & Reilly Common Stock is listed on the NYSE under the symbol BQR. The following table sets forth the high and low sales prices for Quick & Reilly Common Stock as reported on the NYSE Composite Tape, and the cash dividends declared, for the fiscal periods indicated.

                                                                                           PRICE             CASH
                                                                                    --------------------   DIVIDENDS
FISCAL YEAR ENDED THE LAST DAY OF FEBRUARY                                            HIGH        LOW      DECLARED
----------------------------------------------------------------------------------  ---------  ---------  -----------
1996..............................................................................  $  20.500  $   9.875   $   0.235
1997..............................................................................     26.750     15.875       0.280
1998 (through December 12, 1997)..................................................     42.875     19.875       0.180

    The following table sets forth the closing sales price of Fleet Common Stock and Quick & Reilly Common Stock and the equivalent per share price of Quick & Reilly Common Stock, assuming consummation of the Merger, on September 15, 1997 (the last business day prior to the public announcement of the proposed Merger) and December 12, 1997 (the latest practicable trading day before the printing of this Proxy Statement-Prospectus).

                                                                           CLOSING SALES PRICE
                                                                      ------------------------------   PRO FORMA
                                                                          FLEET       QUICK & REILLY   EQUIVALENT
                                                                       COMMON STOCK    COMMON STOCK   PER SHARE(1)
                                                                      --------------  --------------  ------------
Market value per share:
    September 15, 1997..............................................    $   67.500      $   38.938     $   39.015
    December 12, 1997...............................................        73.875          42.250         42.700

------------------------

(1) Equivalent market value per share of Quick & Reilly Common Stock represents the closing sales price of Fleet Common Stock on the NYSE on each specified date, multiplied by the Exchange Ratio of 0.578.

    Quick & Reilly Stockholders are advised to obtain current market quotations for Fleet Common Stock and Quick & Reilly Common Stock. No assurance can be given as to the market price of Fleet Common Stock or Quick & Reilly Common Stock at the Effective Time, or the Fleet Common Stock after the Effective Time. Because the Exchange Ratio is fixed and because the market price of the Fleet Common Stock is subject to fluctuation, the value of the shares of Fleet Common Stock that Quick & Reilly Stockholders will receive in the Merger may increase or decrease prior to and following the Merger.

    See "THE MERGER--Merger Consideration; Treatment of Quick & Reilly Stock Options" and "COMPARATIVE COMMON STOCK PRICES AND DIVIDENDS".

                SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

    The unaudited information set forth below reflects certain comparative per common share data related to income, cash dividends declared and book value (i) on a historical basis for each of Fleet and Quick & Reilly, (ii) on a pro forma combined basis per share of Fleet Common Stock assuming consummation of the Merger, and (iii) on an equivalent pro forma combined basis per share of Quick & Reilly Common Stock assuming consummation of the Merger. It is anticipated that the Merger will be consummated in the first quarter of 1998.

    The information shown below should be read in conjunction with the consolidated historical financial statements of Fleet and Quick & Reilly, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented. The presentation of the information shown below reflects Fleet's fiscal year end of December 31 and Quick & Reilly's fiscal year end of the last day of February. Quick & Reilly results for the three months ended the last day of February 1997 and 1996 have been included in both the historical and pro forma equivalent data for both the fiscal years ended the last day of February 1997 and 1996 and the nine months ended August 29, 1997 and August 30, 1996.

    See "INFORMATION INCORPORATED BY REFERENCE", "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" AND "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                            ------------------------  -------------------------------

                                                               1997         1996        1996       1995       1994
                                                            -----------  -----------  ---------  ---------  ---------
FLEET COMMON STOCK:
  Income per share from continuing operations:
    Primary:
      Historical..........................................   $    3.49    $    2.91   $    3.97  $    1.57  $    3.09
      Fleet/Quick & Reilly Pro Forma(1)...................        3.40         2.91        3.95       1.70       3.00
    Fully Diluted:
      Historical..........................................        3.48         2.91        3.95       1.57       3.09
      Fleet/Quick & Reilly Pro Forma(1)...................        3.39         2.91        3.93       1.69       3.00
  Cash dividends declared per share:
      Historical..........................................        1.35         1.29        1.74       1.63       1.40
      Fleet/Quick & Reilly Pro Forma(2)...................        1.35         1.29        1.74       1.63       1.40
  Book Value per share at period end:
      Historical..........................................       25.42        23.90       24.66      22.71      20.68
      Fleet/Quick & Reilly Pro Forma(1)...................       26.42        23.25       24.08      22.03      19.87

                                                                                            YEAR ENDED LAST DAY
                                                               NINE MONTHS ENDED                OF FEBRUARY
                                                            ------------------------  -------------------------------
                                                            AUGUST 29,   AUGUST 30,
                                                               1997         1996        1997       1996       1995
                                                            -----------  -----------  ---------  ---------  ---------
QUICK & REILLY COMMON STOCK:
  Income per share from continuing operations:
    Primary:
      Historical..........................................   $    1.70    $    1.75   $    2.17  $    1.85  $    1.11
      Fleet/Quick & Reilly Pro Forma Equivalent(3)........        1.96         1.68        2.28        .98       1.73
    Fully Diluted:
      Historical..........................................        1.70         1.75        2.17       1.85       1.11
      Fleet/Quick & Reilly Pro Forma Equivalent(3)........        1.96         1.68        2.27        .98       1.73
  Cash dividends declared per share:
      Historical..........................................         .25          .20         .28        .23        .19
      Fleet/Quick & Reilly Pro Forma Equivalent(2)........         .78          .75        1.01        .94        .81
  Book value per share at period end:
      Historical..........................................       11.09         8.97        9.90       8.00       6.34
      Fleet/Quick & Reilly Pro Forma Equivalent(3)........       15.27        13.44       13.91      12.73      11.48

--------------------------

(1) Fleet/Quick & Reilly Pro Forma shares reflect Fleet's historical common shares outstanding and Fleet's historical primary and fully diluted equivalent shares, adjusted for the reissuance of 10,750,000 treasury shares and the exchange of shares of Fleet Common Stock in connection with the Merger at an Exchange Ratio of 0.578 shares of Fleet Common Stock for each share of Quick & Reilly Common Stock.

(2) The Fleet/Quick & Reilly Pro Forma dividends per share represent Fleet's historical dividends per share and the Fleet/Quick & Reilly Pro Forma Equivalent dividends per share represent Fleet's historical dividends per share multiplied by the Exchange Ratio of 0.578.

(3) Fleet/Quick & Reilly Pro Forma Equivalent share amounts are calculated by multiplying the Fleet/Quick & Reilly Pro Forma per share amounts by the Exchange Ratio of 0.578.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                          FLEET FINANCIAL GROUP, INC.

    The following unaudited consolidated summary sets forth selected financial data for Fleet and its subsidiaries for the nine months ended September 30, 1997 and 1996 and for each of the years in the five-year period ending December 31, 1996. The following summary should be read in conjunction with the financial information incorporated herein by reference to other documents. See "INFORMATION INCORPORATED BY REFERENCE". The summary for the nine months ended September 30, 1997 and 1996 is based on unaudited financial statements which include all adjustments that, in the opinion of management of Fleet, are necessary for a fair presentation of the results of the respective interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results expected for 1997 or any other interim period. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                          -------------------------------------     ----------------------------------------------------------
                                1997                 1996                 1996                 1995                 1994
                          ----------------     ----------------     ----------------     ----------------     ----------------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

CONSOLIDATED SUMMARY
OF OPERATIONS:
  Interest income
    (fully taxable
    equivalent).......    $          4,393     $          4,379     $          5,878     $          6,069     $          5,260
  Interest expense....               1,649                1,850                2,439                3,005                2,161
  Net interest
    income............               2,744                2,529                3,439                3,064                3,099
  Provision for credit
    losses............                 233                  148                  213                  101                   65
  Net interest income
    after provision
    for credit
    losses............               2,511                2,381                3,226                2,963                3,034
  Noninterest
    income............               1,730                1,484                2,013                1,665                1,468
  Noninterest
    expense...........               2,584                2,416                3,272                3,550                3,070
  Net income..........                 968                  836                1,139                 (610a)                849
EARNINGS PER COMMON
SHARE:
  Fully diluted.......    $           3.48     $           2.91     $           3.95     $           1.57(a)  $           3.09
  Weighted average
    fully diluted
    shares
    outstanding.......         264,022,822          269,259,878          270,393,996          265,886,363          264,828,469
  Book value per
    common share......    $          25.42     $          23.90     $          24.66     $          22.71     $          20.68
  Cash dividends
    declared per
    common share......                1.35                 1.29                 1.74                 1.63                 1.40
  Common dividend
    payout ratios.....                37.3%                43.3%                42.8%                90.4%                36.8%
RATIO OF EARNINGS TO
FIXED CHARGES:
  Excluding interest
    on deposits.......                4.60x                3.41x                3.62x                1.78x                2.33x
  Including interest
    on deposits.......                1.97                 1.75                 1.78                 1.34                 1.62
RATIO OF EARNINGS TO
FIXED CHARGES AND
DIVIDENDS ON PREFERRED
STOCK:
  Excluding interest
    on deposits.......                4.04                 3.11                 3.26                 1.74                 2.27
  Including interest
    on deposits.......                1.92                 1.72                 1.74                 1.33                 1.61
CONSOLIDATED BALANCE
SHEET--
    AVERAGE BALANCES:
  Total Assets........    $         82,092     $         82,220     $         83,124     $         82,727     $         79,561
  Securities held to
    maturity(c).......               1,138                  980                1,045                7,736                8,787
  Securities available
    for sale(c).......               7,395               10,836               10,287               12,779               16,923
  Loans and leases,
    net of unearned
    income............              58,593               55,004               56,074               51,043               44,102
  Interest-bearing
    deposits..........              47,703               46,489               47,334               43,120               40,113
  Short-term
    borrowings........               4,433                6,497                5,844               14,046               15,355
  Long-term
    debt/subordinated
    notes and
    debentures........               4,698                5,669                5,486                6,581                5,383
  Dual Convertible
    Preferred Stock...                  --                   --                   --                   --                   --
  Stockholders'
    equity............               7,115                6,905                7,021                6,545                5,782
CONSOLIDATED RATIOS:
  Net interest margin
    (fully taxable
    equivalent).......                5.21%                4.75%                4.81%                4.12%                4.30%
  Return on average
    assets............                1.58                 1.36                 1.37                 (.74a)               1.07
  Return on average
    common stockhold-
    ers' equity.......               19.65(d)             17.34(d)             17.43(d)              9.32(a)(d)            15.66(d)
  Average
    stockholders'
    equity to average
    assets............                8.67                 8.40                 8.45                 7.91                 7.27
  Tier 1 risk-based
    capital ratio.....                7.13                 7.06                 7.67                 7.61                 9.14
  Total risk-based
    capital ratio.....               10.79                10.82                11.36                11.29                12.92
  Period-end reserve
    for credit losses
    to period-end
    loans and leases,
    net of unearned
    income............                2.42%                2.58%                2.53%                2.56%                3.25%
  Net charge-offs to
    average loans and
    leases, net of
    unearned income...                 .65                  .60                  .66                  .59                  .54
  Period-end
    nonperforming
    assets to
    period-end loans
    and leases, net of
    unearned income,
    and other real
    estate owned......                (.81e)               1.26(e)              1.23(e)              (.97e)               1.65


                              1993                 1992
                        ----------------     ----------------

CONSOLIDATED SUMMARY
OF OPERATIONS:
  Interest income
    (fully taxable
    equivalent).......  $          5,086     $          5,318
  Interest expense....             1,917                2,337
  Net interest
    income............             3,169                2,981
  Provision for credit
    losses............               327                  728
  Net interest income
    after provision
    for credit
    losses............             2,842                2,253
  Noninterest
    income............             1,636                1,784
  Noninterest
    expense...........             3,332                3,366
  Net income..........              (817b)               (366b)
EARNINGS PER COMMON
SHARE:
  Fully diluted.......  $           3.03(b)  $           1.40(b)
  Weighted average
    fully diluted
    shares
    outstanding.......       257,373,073          237,116,784
  Book value per
    common share......  $          21.76     $          17.65
  Cash dividends
    declared per
    common share......             1.025                 .825
  Common dividend
    payout ratios.....              24.6%                31.5%
RATIO OF EARNINGS TO
FIXED CHARGES:
  Excluding interest
    on deposits.......              2.36x                1.90x
  Including interest
    on deposits.......              1.56                 1.26
RATIO OF EARNINGS TO
FIXED CHARGES AND
DIVIDENDS ON PREFERRED
STOCK:
  Excluding interest
    on deposits.......              2.27                 1.82
  Including interest
    on deposits.......              1.54                 1.25
CONSOLIDATED BALANCE
SHEET--
    AVERAGE BALANCES:
  Total Assets........  $         75,286     $         71,633
  Securities held to
    maturity(c).......             7,735                4,300
  Securities available
    for sale(c).......            14,140               14,061
  Loans and leases,
    net of unearned
    income............            43,283               43,029
  Interest-bearing
    deposits..........            39,766               42,031
  Short-term
    borrowings........            12,807                8,848
  Long-term
    debt/subordinated
    notes and
    debentures........             5,039                4,116
  Dual Convertible
    Preferred Stock...                --                  283
  Stockholders'
    equity............             5,311                4,118
CONSOLIDATED RATIOS:
  Net interest margin
    (fully taxable
    equivalent).......              4.63%                4.57%
  Return on average
    assets............              1.09(b)              (.51b)
  Return on average
    common stockhold-
    ers' equity.......             17.11(b)              9.12(b)
  Average
    stockholders'
    equity to average
    assets............              7.05                 6.14
  Tier 1 risk-based
    capital ratio.....             10.44                 9.89
  Total risk-based
    capital ratio.....             14.89                14.61
  Period-end reserve
    for credit losses
    to period-end
    loans and leases,
    net of unearned
    income............              3.82%                4.43%
  Net charge-offs to
    average loans and
    leases, net of
    unearned income...              1.35                 2.15
  Period-end
    nonperforming
    assets to
    period-end loans
    and leases, net of
    unearned income,
    and other real
    estate owned......              2.35                 4.53

------------------------

(a) Includes impact of the loss on assets held for sale or accelerated disposition ($175 million pre-tax) and merger-related charges ($490 million pre-tax) recorded in 1995. Excluding these special charges, return on average common stockholders' equity and return on average assets would have been 16.29% and 1.26%, respectively, while net income and earnings per share would have been $1,039 million and $3.77, respectively.

(b) Includes impact of cumulative effect of change in accounting method of $53 million in 1993 and extraordinary credit of $18 million in 1992.

(c) For a discussion of Fleet's reclassification in 1992 of its "securities held to maturity" to "securities available for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992. Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $345 million from the held to maturity portfolio to the available for sale portfolio. During the fourth quarter of 1995, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the FASB permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities.

(d) Fleet's return on average common stockholders' equity includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity would have been 19.72%, 17.29%, 17.42%, 9.25% and 15.35%, respectively, for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

(e) Excludes $172 million, $287 million, $265 million and $317 million of nonperforming assets reclassified to held for sale or accelerated disposition at September 30, 1997, September 30, 1996, December 31, 1996 and December 31, 1995, respectively. Including such amounts, the ratios would have been 1.10%, 1.74%, 1.68% and 1.58% at September 30, 1997, September 30,
    1996, December 31, 1996 and December 31, 1995, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                         THE QUICK & REILLY GROUP, INC.

    The following unaudited consolidated summary sets forth selected financial data for Quick & Reilly and its subsidiaries for the six months ended August 29, 1997 and August 30, 1996 and for each of the years in the five-year period ended the last day of February 1997. The following summary should be read in conjunction with the financial information incorporated herein by reference to other documents. See "INFORMATION INCORPORATED BY REFERENCE". The summary for the six months ended August 29, 1997 and August 30, 1996 is based on unaudited financial statements which include all adjustments that, in the opinion of management of Quick & Reilly, are necessary for a fair presentation of the results of the respective interim periods. The results of operations for the six months ended August 30, 1997 are not necessarily indicative of the results expected for the fiscal year ending February 28, 1998 or any other interim period. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                                         SIX MONTHS ENDED
                                      ----------------------             YEAR ENDED THE LAST DAY OF FEBRUARY
                                      AUGUST 29,  AUGUST 30,  ----------------------------------------------------------
                                         1997        1996        1997        1996        1995        1994        1993
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF OPERATIONS:
  Net interest income...............  $       35  $       29  $       59  $       54  $       46  $       29  $       23
  Commission and clearance income...         134         122         247         206         146         157         132
  Trading income....................          53          31          59          53          32          31          13
  Other non-interest income.........           3           7          14          12           8           9           4
  Non-interest expense..............         183         149         297         256         191         184         143
  Net income........................          42          40          82          69          41          42          29
EARNINGS PER COMMON SHARE:
  Fully diluted.....................  $     1.09  $     1.07  $     2.17  $     1.85  $     1.11  $     1.12  $     0.78
  Weighted average fully diluted
    shares outstanding..............  38,588,149  37,765,348  37,764,962  37,477,765  37,483,185  37,826,031  36,825,117
  Book value per common share.......  $    11.09  $     8.97  $     9.90  $     8.00  $     6.34  $     5.44  $     4.50
  Cash dividends declared per common
    share...........................        0.12        0.10        0.28        0.23        0.19        0.17        0.13
  Common dividend payout ratios.....       11.00%       9.35%      12.90%      12.75%      17.39%      14.58%      15.99%
CONSOLIDATED BALANCE SHEET:
  Cash and Cash Equivalents.........  $       86  $      107  $       89  $      133  $       41  $       42  $       46
  Receivable from Brokers, Dealers
    and Clearing Organizations......       2,772       1,875       2,618       1,927       1,606       1,611         703
  Receivable From Customers.........       1,376       1,014       1,182       1,223         801         731         542
  Securities Owned--At Market
    Value...........................         184         153         161         156         106          65          56
  Other Assets......................         112          86          82          84          28          28          30
  Total Assets......................       4,530       3,235       4,132       3,523       2,582       2,477       1,377
  Short-term borrowings.............          50          28          59          82          43          85          74
  Payable to Brokers, Dealers and
    Clearing Organizations..........       3,415       2,351       3,080       2,341       1,821       1,759         806
  Payable to Customers..............         512         408         508         681         410         376         279
  Other Liabilities.................         124         109         111         117          71          52          49
  Total Liabilities.................       4,101       2,896       3,758       3,221       2,345       2,272       1,208
  Shareholders' equity..............         429         339         374         302         237         205         169
  Total Liabilities and
    shareholders' equity............       4,530       3,235       4,132       3,523       2,582       2,477       1,377
  Return on average common
    shareholders' equity............       21.00%      25.20%      24.20%      25.80%      18.80%      22.70%      18.60%

                          FLEET FINANCIAL GROUP, INC.

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At September 30, 1997, Fleet was the 12th largest bank holding company in the United States, with total assets of $83.6 billion, total deposits of $62.9 billion and stockholders' equity of $7.2 billion.

    Fleet is engaged in a general consumer and commercial banking and investment management business throughout the states of Connecticut, Massachusetts, New Jersey, New York, Rhode Island, Maine, New Hampshire and Florida through its five banking subsidiaries, and also provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, consumer finance, real estate financing, securities brokerage services, capital markets services and investment banking, investment advice and management, data processing and student loan servicing.

    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 346-4000.

                         THE QUICK & REILLY GROUP, INC.

    Quick & Reilly is a holding company for four principal, wholly-owned operating subsidiaries: Q&R Inc., U.S. Clearing, JJC and Nash Weiss. Quick & Reilly was originally incorporated in New York on June 25, 1981 and was subsequently reincorporated in Delaware in 1987.

    Q&R Inc. is a NYSE member organization performing discount brokerage services for individual retail customers. U.S. Clearing is a securities clearing operation which clears all securities transactions for Q&R Inc.'s customer accounts and other correspondent brokerage firms. JJC is one of the largest specialist firms on the floor of the NYSE, making a market in the equity securities of NYSE-listed companies. Nash Weiss is a brokerage firm which acts as a market maker in over-the-counter securities.

    The principal office of Quick & Reilly is located at 230 South County Road, Palm Beach, Florida 33480, telephone number (561) 655-8000.

                              RECENT TRANSACTIONS

ACQUISITIONS

    Consistent with Fleet's strategy to combine the strengths of a leading regional bank with the national distribution capabilities of a diversified financial services company, Fleet has consummated and has agreed to make two acquisitions in addition to the Merger which will expand its investment advisory and credit card business lines, as well as the number and geographic diversity of its customer base. Upon consumation of these acquisitions and the Merger, customers served by Fleet are expected to increase from approximately 6.2 million to approximately 13.2 million and revenue from outside New England is expected to increase to over 50% of Fleet's total revenue.

    COLUMBIA MANAGEMENT COMPANY. On December 10, 1997, Fleet consummated its acquisition of Columbia Management Company ("Columbia"), a Portland, Oregon-based asset manager with 1996 revenues of $96 million and assets under management of $20.9 billion as of November 30, 1997, including a family of no-load mutual funds. The premium paid for the purchase of Columbia was $400 million. The agreement stipulates potential earnout and management retention incentives to be paid over six years. The acquisition of Columbia increases Fleet's investment advisory assets under management by 40% and broadens its institutional product and mutual fund offerings and both retail and institutional national client base. Columbia will be managed as an independent business unit of Fleet, with senior members of Columbia's management committed to remain with Columbia after the closing. Fleet accounted for this acquisition under the purchase method of accounting.

    ADVANTA CORPORATION. On October 28, 1997, Fleet agreed to acquire the credit card operations of Advanta Corporation ("Advanta") for a premium of approximately $500 million, with an aggregate potential $100 million earnout to be paid over five years. Advanta's credit card operations, which earned $30 million in the third quarter of 1997, will add approximately $11.5 billion in managed credit card receivables. Following consummation of this transaction and the combination of Fleet's credit card operations with those of Advanta's, Fleet believes that it will be among the top ten issuers of credit cards in the United States, with approximately $14 billion in managed receivables and over 8 million customers.

    The acquisition of Advanta's credit card operations will allow Fleet to compete on a larger scale in a competitive environment of credit card business consolidations in order to retain and grow Fleet's customer base. Fleet believes that this acquisition will enhance Fleet's credit card operations by providing the opportunity to combine Fleet's risk management practices with Advanta's state of the art database technology, direct marketing, and product testing capabilities in the credit card business.

    The transaction, to be accounted for under the purchase method of accounting, is expected to close in the first quarter of 1998.

OFFERING OF FLEET COMMON STOCK

    On December 10, 1997, Fleet consummated an underwritten public offering of 10,750,000 shares of Fleet Common Stock at a price to the public of $70.375 share. The net proceeds to Fleet, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $740 million. Fleet intends to use approximately $500 million of the net proceeds in connection with the acquisition of the credit card operations of Advanta and the remaining net proceeds for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries.

                         QUICK & REILLY SPECIAL MEETING

GENERAL

    This Proxy Statement-Prospectus is first being mailed to Quick & Reilly Stockholders on or about December 17, 1997, and is accompanied by the notice of the Special Meeting and a form of proxy that is solicited by the Quick & Reilly Board for use at the Special Meeting to be held on January 23, 1998, at 10:00 a.m., local time, at Governors Club of the Palm Beaches, 777 South Flagler Drive, West Palm Beach, Florida, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

    At the Special Meeting, Quick & Reilly Stockholders will be asked to consider and vote upon (i) the Merger Agreement and the transactions contemplated thereby, and (ii) such other matters as may properly be submitted to a vote at the Special Meeting. Quick & Reilly Stockholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Merger Agreement.

PROXIES

    The accompanying form of proxy is for use at the Special Meeting if a Quick & Reilly Stockholder will be unable to attend in person. The proxy may be revoked by a Quick & Reilly Stockholder at any time before it is exercised, by submitting to the Secretary of Quick & Reilly written notice of revocation, a properly executed proxy of a later date or by attending the Special Meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Quick & Reilly proxies should be addressed to The Quick & Reilly Group, Inc., 230 South County Road, Palm Beach, Florida 33480, Attention: Secretary. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement and the transactions contemplated thereby. The Quick & Reilly Board is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, PROVIDED that no proxy that is voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    The entire cost of soliciting the proxies from Quick & Reilly Stockholders will be borne by Quick & Reilly; PROVIDED, HOWEVER, that Fleet and Quick & Reilly have each agreed to pay one-half of the printing and mailing costs of this Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, Quick & Reilly will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Quick & Reilly will reimburse such record holders for their reasonable expenses in so doing. Quick & Reilly has also made arrangements with Corporate Investor Communications to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $5,000, plus expenses, for such services. If necessary, Quick & Reilly may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, special delivery letter, express mail or other means of communication.

RECORD DATE AND VOTING RIGHTS

    Pursuant to the provisions of Delaware Law and the Quick & Reilly By-laws, December 12, 1997 has been fixed as the Record Date for determination of holders of Quick & Reilly Common Stock entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of shares of Quick & Reilly Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 38,634,379 shares of Quick & Reilly Common Stock outstanding held by approximately 815 holders of record. The presence, in person or by proxy, of shares of Quick & Reilly Common Stock representing a majority of the total voting power of such shares outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Shares of Quick & Reilly Common Stock present in person at the Special Meeting but not voting, and shares of Quick & Reilly Common Stock for which Quick & Reilly has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of Quick & Reilly Common Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Special Meeting without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

    Each share of Quick & Reilly Common Stock entitles its holder to one vote. The affirmative vote of a majority of the outstanding shares of Quick & Reilly Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF QUICK & REILLY COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE QUICK & REILLY BOARD URGES THE HOLDERS OF QUICK & REILLY COMMON STOCK TO COMPLETE,

DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the Record Date, directors and executive officers of Quick & Reilly beneficially owned 13,953,241 shares of Quick & Reilly Common Stock, representing 35.3% of the Quick & Reilly Common Stock entitled to vote at the Special Meeting. Certain directors, executive officers and other stockholders of Quick & Reilly have entered into Support Agreements pursuant to which they have agreed to vote the shares of Quick & Reilly Common Stock beneficially owned by them for approval of the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Support Agreements." In addition, as of the Record Date, the banking and trust subsidiaries of Fleet, as fiduciaries, custodians or agents, held a total of 66,089 shares of Quick & Reilly Common Stock, representing less than one percent of the shares of Quick & Reilly Common Stock, under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 39,891 of such shares of Quick & Reilly Common Stock. As of the Record Date, directors and executive officers of Fleet did not beneficially own any shares of Quick & Reilly Common Stock.

    Additional information with respect to beneficial ownership of Quick & Reilly Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Quick & Reilly Common Stock by directors and executive officers of Quick & Reilly is incorporated by reference to Quick & Reilly's Annual Report on Form 10-K for the fiscal year ended February 28, 1997. See "INFORMATION INCORPORATED BY REFERENCE."

RECOMMENDATION OF QUICK & REILLY BOARD

    The Quick & Reilly Board unanimously has approved and adopted the Merger Agreement and the transactions contemplated thereby. The Quick & Reilly Board believes that the Merger Agreement is in the best interests of Quick & Reilly and Quick & Reilly Stockholders and recommends that Quick & Reilly Stockholders vote "FOR" the approval and adoption of the Merger Agreement. See "THE MERGER-- Reasons for the Merger".

                                   THE MERGER

GENERAL

    The Board of Directors of Fleet (the "Fleet Board") and the Quick & Reilly Board have approved the Merger Agreement, which provides for the Merger of Quick & Reilly into Merger Subsidiary at the Effective Time, with Merger Subsidiary as the surviving corporation in the Merger. With certain limited exceptions described below, each share of Quick & Reilly Common Stock outstanding at the Effective Time shall be converted into the right to receive 0.578 shares of Fleet Common Stock. Shares of Fleet Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

    The Quick & Reilly Board unanimously has approved and adopted the Merger Agreement and the transactions contemplated thereby. The Quick & Reilly Board believes that the Merger Agreement is in the best interests of Quick & Reilly and Quick & Reilly Stockholders and recommends that Quick & Reilly Stockholders vote "FOR" the approval and adoption of the Merger Agreement.

    This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement and the Stock Option Agreement. Copies of the Merger Agreement and the Stock Option Agreement are attached to this Proxy Statement-Prospectus as Exhibits A and B, respectively. All Quick & Reilly Stockholders are urged to read each of these agreements in its entirety.

BACKGROUND OF THE MERGER

    Founded as Q&R Inc. by Leslie C. Quick, Jr., in 1974, Quick & Reilly has become one of the leading discount brokers in the United States. It has a very well known brand name and also has a leading presence in all of its lines of business which, in addition to discount brokerage services, include clearing operations, NASDAQ market-making and an NYSE specialist organization.

    Significant, ongoing changes have been occurring recently in the financial services industry. In particular, there has been a trend of increasing consolidation between commercial banking firms, such as Fleet, and other financial services providers, including brokerage firms and asset management firms. The rapid pace of consolidation has been spurred by a number of factors, including regulatory changes in the United States and the increasingly global financial services arena, where economies of scale and access to high levels of capital have become of prime importance. Another concept affecting the financial services industry is that of "one-stop shopping," or obtaining all or the majority of financial services (i.e., lending, equity powers and asset management) from a single provider.

    Quick & Reilly's management recognized that these trends are changing the terms and conditions upon which it would be required to compete in the future. As a result, from time to time over the past few years, Quick & Reilly management has considered potential combination partners. Quick & Reilly also from time to time has been approached by various firms in the financial services industry regarding a potential combination. Quick & Reilly management did not, however, find any of the potential partners to be suitable. During the spring of 1997, Quick & Reilly was once again approached, on an unsolicited basis, by a number of firms interested in mutually advantageous business opportunities. Over this same period, as merger and acquisition activity in the financial services industry, as well as the size and scope of announced transactions, increased markedly, it became apparent to Quick & Reilly's management that increased size and capital levels were becoming necessary to compete in the global financial services arena and to be successful going forward.

    On June 24, 1997 and July 10, 1997, Quick & Reilly engaged the investment banking firms of Gleacher NatWest and Goldman (the "Advisors"), respectively, and authorized them to solicit indications of interest from potential acquirors of Quick & Reilly. The Advisors contacted a broad array of potentially interested parties, each of which entered into a confidentiality agreement with Quick & Reilly. An offering memorandum was prepared describing the business of Quick & Reilly and its prospects and was distributed to various parties that indicated an interest in acquiring Quick & Reilly on terms that the Advisors believed might be acceptable to Quick & Reilly (the "Offering Memorandum"). On August 11, 1997, the Advisors received preliminary indications of interest from parties who had reviewed the Offering Memorandum (the "Interested Parties"). Beginning on August 20, 1997 and continuing until September 6, 1997, each of the Interested Parties was invited to conduct due diligence on Quick & Reilly and to meet its management. Following the due diligence period, the Interested Parties were invited to submit bids on September 15, 1997 of the price per share at which they were willing to acquire Quick & Reilly, and also were furnished with a draft of the Merger Agreement and related documents.

    On September 15, 1997, the Fleet Board met to authorize submission of a definitive bid to Quick & Reilly. The Fleet Board also authorized the officers of Fleet to enter into definitive agreements for the acquisition of Quick & Reilly. On September 15, 1997, Fleet submitted a bid to acquire Quick & Reilly and also provided markups of Quick & Reilly's proposed Merger Agreement and related agreements indicating Fleet's requested changes to those agreements. After submission of the bid, the senior management and representatives of Quick & Reilly and Fleet negotiated the issues that remained open under the Merger Agreement, the Stock Option Agreement, the Support Agreements and the Employment Agreements (as hereinafter defined).

    On September 16, 1997, the Quick & Reilly Board reviewed and discussed Fleet's bid. The Quick & Reilly Board reviewed the terms of the Merger Agreement, the Stock Option Agreement, the Support Agreements and the Employment Agreements. The Advisors reviewed the process of soliciting indications of interest and the ensuing negotiations. The Advisors then rendered their oral opinions to the effect that, as of the date of such opinions, based on the matters and subject to the limitations set forth in such opinions, the Exchange Ratio was fair from a financial point of view to Quick & Reilly Stockholders. Quick & Reilly's legal advisors reviewed the terms of the Merger Agreement, the Stock Option Agreement, the Support Agreements and the Employment Agreements and the relevant legal considerations with the Quick & Reilly Board. After due consideration of these matters, which are more specifically described under "--Recommendation of the Quick & Reilly Board" and "--Reasons for the Merger," the Quick & Reilly Board determined that Fleet's bid and the Merger were in the best interests of Quick & Reilly and Quick & Reilly Stockholders and voted unanimously to accept Fleet's bid. Following review and discussion at the meeting, the Quick & Reilly Board unanimously approved the Merger Agreement, the Stock Option Agreement, the Support Agreements and the Employment Agreements.

    Thereafter on September 16, 1997, the Merger Agreement, the Stock Option Agreement, the Support Agreements and the Employment Agreements were executed and delivered by the parties thereto. Prior to the opening of trading on the morning of September 17, 1997, Quick & Reilly and Fleet issued a joint press release announcing the execution of the Merger Agreement and the related agreements.

REASONS FOR THE MERGER

    FLEET.

    Fleet believes that the consummation of the Merger presents an opportunity to create a combined company with the ability to provide its clients with a full range of financial services, including traditional consumer banking, trust services, discount brokerage services and mutual fund sales.

    In reaching its conclusion to approve the Merger Agreement and the related agreements and the transactions contemplated thereby, the Fleet Board consulted with Fleet management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

    FULL-SERVICE FINANCIAL SERVICES COMPANY. Fleet believes that the Merger will position Fleet as a full-service financial services company, with expanded national distribution channels for its consumer banking, trust services, discount brokerage services and sales of its mutual fund and annuity products. The Merger will allow Fleet to expand its retail customer base, while providing its existing customer base with additional investment and securities products.

    INDUSTRY TRENDS. The Fleet Board considered the ongoing trend toward consolidation in the banking and securities industries which has increased the importance of being able to provide "one-stop shopping" to financial services clients. The Fleet Board believed that the combined company would have a sufficiently broad scope of product offerings and scale of operations to compete effectively in this environment.

    OPPORTUNITIES FOR REVENUE ENHANCEMENT. The Fleet Board considered the likelihood that the combined company would generate significant additions to revenue by providing existing clients of the two companies with an expanded range of services and as a result would enhance the ability of the combined company to attract new clients. The Fleet Board also noted the enhanced capital strength of the combined company and the fact that Quick & Reilly's established industry expertise provides strong positioning in key growth sectors. Fleet also believes that the Merger will allow it to leverage product development and technology over a broader base of capital resources.

    QUICK & REILLY.

    THE QUICK & REILLY BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, QUICK & REILLY AND QUICK & REILLY STOCKHOLDERS. THE QUICK & REILLY BOARD UNANIMOUSLY RECOMMENDS THAT QUICK & REILLY STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    The Quick & Reilly Board believes that the consummation of the Merger presents an opportunity to create a combined firm with the ability to provide its clients with a full range of financial services, including traditional consumer banking, trust services, discount brokerage services and mutual fund sales.

    In reaching its conclusion to approve the Merger Agreement, the Support Agreements and the Stock Option Agreement and the transactions contemplated thereby, the Quick & Reilly Board consulted with Quick & Reilly management, as well as with the Advisors and its legal advisors, and considered a variety of factors, including the following:

    CONSIDERATION TO STOCKHOLDERS. The Quick & Reilly Board considered the form and amount of consideration to be received by Quick & Reilly Stockholders in the Merger and the advice by Quick & Reilly's legal advisors that, for federal income tax purposes, Quick & Reilly Stockholders generally would not recognize taxable gain or loss in the Merger. See "--Merger Consideration; Treatment of Quick & Reilly Stock Options" and "--Certain Federal Income Tax Consequences."

    STRATEGIC ALTERNATIVES AVAILABLE TO QUICK & REILLY. Based upon their review of such possible strategic growth opportunities as an independent company, the Quick & Reilly Board believed that Quick & Reilly Stockholders would benefit more from the potential business combination with Fleet than from continued ownership in an independent company.

    FULL RANGE OF FINANCIAL SERVICES. The Quick & Reilly Board considered the effectiveness of the Merger in improving the competitive position of Quick & Reilly by providing it with additional distribution outlets and an enhanced level of capital. The Quick & Reilly Board considered the competitive advantage that the combined company would have as a result of its ability to offer a full range of financial services, including traditional consumer banking products, trust services, discount brokerage services and mutual fund sales. The Quick & Reilly Board believed that the Merger would enable Quick & Reilly to offer a wider array of services to its existing customers and would create an exceptional organization ideally positioned to serve their clients.

    COMPLEMENTARY SKILLS AND STRENGTHS. The Quick & Reilly Board considered the complementary skills and strengths of the two companies, particularly Fleet's strong capital levels and core banking business and Quick & Reilly's leading discount brokerage business. The Quick & Reilly Board also considered the companies' similar cultures. The Quick & Reilly Board noted that the combined firm would have substantially increased distribution capabilities and an expanded client base because it would have access to the clients of both Quick & Reilly and Fleet. The Quick & Reilly Board also noted that the Merger would create synergies by combining the clearing operations of Fleet and Quick & Reilly, whereby Quick & Reilly would conduct clearing operations for Fleet Securities.

    INDUSTRY TRENDS. The Quick & Reilly Board considered the ongoing trend toward globalization and consolidation in the banking and securities industries which has increased the importance of being able to provide "one-stop shopping" to financial services clients. The Quick & Reilly Board noted that to serve their individual clients better than their competitors and to maximize stockholder value, financial services firms must have a leading market position in their businesses, balanced earnings streams, broad-based customer access, size and scale. The Quick & Reilly Board believed that the combined company would have a sufficiently broad scope of product offerings and scale of operations to compete effectively in this global environment.

    OPPORTUNITIES FOR REVENUE ENHANCEMENT AND COST SAVINGS. The Quick & Reilly Board considered the likelihood that the combined company would generate significant additions to revenue by providing existing clients of the two firms with an expanded range of financial services and as a result would enhance the ability of the combined company to attract new clients. The Quick & Reilly Board also noted the enhanced capital strength of the combined company and the fact that the increasingly high cost of vital technology could be borne better by the combined company and would be spread over a larger client base.

    RETENTION OF KEY PERSONNEL. The Quick & Reilly Board considered the proposed retention program (the "Retention Program") and Employment Agreements with senior officers and other key members of the management of Quick & Reilly and their likely effectiveness in retaining key personnel of Quick & Reilly following the Merger. The Quick & Reilly Board also noted that one director of Quick & Reilly would join the Fleet Board following the Merger. See "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

    ADVICE OF FINANCIAL ADVISORS. The Quick & Reilly Board considered the presentation made by its Advisors and their oral opinions (subsequently confirmed in writing as of the date hereof), as investment bankers, to the effect that as of September 16, 1997, based upon the matters and subject to the limitations set forth in such opinions, the Exchange Ratio was fair to Quick & Reilly Stockholders from a financial point of view. See "--Fairness Opinions of Financial Advisors."

    TERMS OF THE MERGER AGREEMENT. The Quick & Reilly Board considered the structure of the Merger and the terms of the Merger Agreement, the Support Agreements and the Stock Option Agreement, including the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement.

    REGULATORY APPROVALS. The Quick & Reilly Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, particularly in light of the recent actions by banking regulators that have the effect of easing the approval process for business combinations between commercial banks and brokerage firms. See "--Regulatory Approvals Required for the Merger."

    The foregoing discussion of the information and factors considered by the Quick & Reilly Board is not intended to be exhaustive, but is believed to include all material factors considered by the Quick & Reilly Board. In reaching its determination to approve and recommend the Merger, the Quick & Reilly Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Quick & Reilly Board is unanimous in its recommendation that Quick & Reilly Stockholders vote for approval of the Merger and the Merger Agreement.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

    Gleacher NatWest and Goldman were retained by Quick & Reilly to act as its financial advisors in connection with a possible merger or sale of Quick & Reilly. At a meeting of the Quick & Reilly Board held on September 16, 1997, the Advisors made a presentation on certain financial aspects of the Merger and delivered to the Quick & Reilly Board their oral opinions to the effect that, as of the date of such opinion, based on the matters and subject to the limitations set forth in such opinions, the Exchange Ratio was fair from a financial point of view to Quick & Reilly Stockholders. Each of the Advisors has confirmed its September 16, 1997, opinion by delivery of its written opinion to the Quick & Reilly Board, dated the date of this Proxy Statement-Prospectus, stating that, as of the date hereof and based on the matters and subject to the limitations set forth in such opinions, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Quick & Reilly Stockholders (the "Advisors' Opinions"). The Advisors have consented to the inclusion of the Advisors' Opinions in this Proxy Statement-Prospectus.

    THE FULL TEXT OF EACH OF THE ADVISORS' OPINIONS, DATED THE DATE OF THIS PROXY STATEMENT-PROSPECTUS, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, ARE ATTACHED AS EXHIBITS C AND D TO THIS PROXY STATEMENT-PROSPECTUS AND ARE INCORPORATED HEREIN BY REFERENCE. THE ADVISORS' OPINIONS ARE DIRECTED TO THE QUICK & REILLY BOARD, ADDRESS ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO THE QUICK & REILLY STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY QUICK & REILLY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE ADVISORS' OPINIONS WERE RENDERED TO THE QUICK & REILLY BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DESCRIPTION OF THE ADVISORS' OPINIONS SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SAID EXHIBITS C AND D. THE ADVISORS' OPINIONS ARE SUBSTANTIALLY IDENTICAL TO THE OPINIONS DELIVERED ORALLY TO THE QUICK & REILLY BOARD ON SEPTEMBER 16, 1997. QUICK & REILLY STOCKHOLDERS ARE URGED TO READ EACH OF THE ADVISORS' OPINIONS IN ITS ENTIRETY.

    Each of the Advisors is a nationally recognized investment banking firm and was selected by Quick & Reilly based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with, and prior work for, Quick & Reilly. The Advisors, as part of their investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    In connection with rendering their opinions dated September 16, 1997 and the date hereof, the Advisors, among other things: (i) reviewed the Merger Agreement, the Stock Option Agreement and the Support Agreements; (ii) reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K of Quick & Reilly and Fleet for the five fiscal years ended February 28, 1997 and December 31, 1996, respectively; (iii) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Quick & Reilly and Fleet; (iv) reviewed certain other communications from Quick & Reilly and Fleet to their respective stockholders; (v) reviewed certain internal financial analyses and forecasts for Quick & Reilly and Fleet prepared by their respective managements; (vi) held discussions with members of senior management of Quick & Reilly and Fleet regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement, and the past and current business operations, financial condition and future prospects of their respective companies; (vii) reviewed the reported price and trading activity for the Quick & Reilly Common Stock and Fleet Common Stock; (viii) compared certain financial and stock market information for Quick & Reilly and Fleet with similar information for certain other companies, the securities of which are publicly traded; (ix) reviewed the financial terms of certain recent business combinations in the broker-dealer industry; (x) reviewed the Registration Statement of which this Proxy Statement-Prospectus is a part; and (xi) performed such other studies and analyses as the Advisors deemed appropriate.

    In connection with rendering the Advisors' Opinions, as set forth therein, the Advisors relied, without independent verification, upon the accuracy and completeness of all the financial and other information reviewed by them and assumed such accuracy and completeness for purposes of such opinions. The Advisors assumed further, with Quick & Reilly's consent, that obtaining any necessary regulatory or third-party approvals for the transactions contemplated by the Merger Agreement will not have an adverse impact on Fleet. The Advisors assumed, with Quick & Reilly's consent, that the transaction will be accounted for as a pooling of interests under GAAP.

    The following is a summary of the material financial analyses presented by the Advisors to the Quick & Reilly Board in connection with providing their opinions to the Quick & Reilly Board on September 16, 1997, and does not purport to be a complete description of the analyses performed by the Advisors. The Advisors used substantially the same types of financial analyses in preparing their written opinions dated as of the date of this Proxy Statement-Prospectus as they used in providing their oral opinions on September 16, 1997. The Advisors did not make, and were not provided with, an independent evaluation or appraisal of the assets of Quick & Reilly and Fleet. The Advisors' Opinions are based on market, economic and other conditions as they existed and could be evaluated as of the date of the Advisors' Opinions.

    SUMMARY OF TERMS OF PROPOSED TRANSACTION. The Advisors reviewed the terms of the proposed Merger, including the form of consideration offered, the expected method of accounting, the Exchange Ratio, the closing price of Fleet Common Stock as of September 15, 1997, and the resulting notional price per share of Fleet Common Stock to be received by Quick & Reilly Stockholders pursuant to the proposed Merger. The proposed form of consideration offered in connection with the Merger was Fleet Common Stock. The proposed method of accounting for the Merger was the pooling of interests method. The notional price per share of Fleet Common Stock to be received by Quick & Reilly Stockholders for the Merger was $39, determined by multiplying the Exchange Ratio by the closing price of the Fleet Common Stock on September 15, 1997 (the "Notional Price"). The Notional Price therefore was necessarily dependent on the closing price of the Fleet Common Stock at a specific time.

    In addition to reviewing the Notional Price resulting from the Merger, the analyses described indicated values resulting from the Merger expressed as multiples of Quick & Reilly's earnings for the 12 months ended February 28, 1997, and of estimates of Quick & Reilly's fiscal 1998 earnings, as well as multiples of various measures of Quick & Reilly book value. In performing these analyses, the Advisors used actual results for Quick & Reilly for the past 12 months and earnings estimates prepared by Quick & Reilly management. Under these analyses, the Notional Price reflected (i) a multiple of 18.8 times Quick & Reilly earnings for the 12 months ended February 28, 1997, (ii) a multiple of
19.5 times Quick & Reilly's earnings for the latest 12 months ended May 30, 1997, and (iii) a multiple of 16.3 times the estimate of Quick & Reilly fiscal 1998 earnings. The Notional Price also reflected a multiple of 3.78 times Quick & Reilly's stated book value.

    SELECTED COMPANY ANALYSIS--QUICK & REILLY. Based on publicly available information and earnings estimates published by Institutional Brokers Estimate System ("IBES"), a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors, the Advisors reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of Quick & Reilly and a group of six national and discount brokers consisting of Charles Schwab Corporation; Bear Stearns & Co.; Donaldson, Lufkin & Jenrette, Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley, Dean Witter, Discover & Co.; and Paine Webber Group (the "National Brokers") and a group of five selected regional brokerage firms consisting of A.G. Edwards Inc.; Interra Financial Group Inc.; Interstate/Johnson Lane Inc.; Legg Mason Wood Walker & Co., Inc.; and Raymond James Financial Inc. (the "Regional Brokers"). The information and ratios reviewed included, among other things, equity market capitalization, total assets (excluding matched book assets), percent of 52-week high, price-to-earnings ratios, IBES five-year estimated growth rate, asset-to-equity ratios, price-to-book value per share ratios, return on average common equity and dividend yield.

    The Advisors noted for the Quick & Reilly Board that, among other things:
(i) Quick & Reilly had a return on average common equity (calculated in each case for Quick & Reilly, the National Brokers and the Regional Brokers based on net income), for the latest 12 months ending May 30, 1997, of 21.7%, as compared with a median return on common equity for the National Brokers and the Regional Brokers for the latest 12 months ending June 30, 1997, of 22.7% and 17.9%, respectively; and (ii) the Notional Price in the Merger represented a ratio of market price-to-book value, as of May 30, 1997, of 3.78 times, as compared with a median ratio of market price-to-book value for the National Brokers and the Regional Brokers, as of June 30, 1997, of 2.3 times and 2.0 times (in each case based on closing market prices as of September 15, 1997); and (iii) the Notional Price represented a price-to-earnings ratio for the 12 months ending May 30, 1997 of 19.5 times, as compared with a price-to-earnings ratio for the National Brokers and the Regional Brokers for the 12 months ending June 30, 1997, of 12.9 times and 12.4 times, respectively.

    SELECTED TRANSACTION ANALYSIS. The Advisors reviewed certain information relating to nine selected recent acquisitions in the securities industry announced since April 1996 and prior to September 1, 1997 in which the aggregate consideration paid was in excess of $500 million (the "Selected Acquisitions"). The Selected Acquisitions were: Toronto-Dominion Bank/Waterhouse Investor Services, Inc.; Dean Witter, Discover & Co./Morgan, Stanley Group, Inc.; Bankers Trust New York Corporation/Alex. Brown Incorporated; Swiss Bank Corp./Dillon, Read & Co.; BankAmerica Corporation/Robertson, Stephens & Co.; NationsBank Corporation/Montgomery Securities; CIBC Wood Gundy/Oppenheimer Group; First Union Corporation/Wheat First Butcher Singer, Inc.; and ING Barings Group/Furman Selz LLC. This analysis indicated that the median multiples of per share consideration paid to tangible book value per share and to the latest 12-month earnings per share for the Selected Acquisitions were 3.70 times and 13.9 times, respectively, compared to a multiple of price to GAAP book value per share of Quick & Reilly of 3.78 times and a multiple of price to Quick & Reilly's earnings per share for the 12-month period ended May 31, 1997 of 19.5 times. The highest multiple of per share consideration paid to tangible GAAP book value per share for the Selected Acquisitions was 10.62 times, the lowest multiple was
1.54 times and the mean was 3.35 times (excluding Montgomery Securities). The highest multiple of per share consideration to the latest 12-month earnings per share for the Selected Acquisitions was 19.3 times, the lowest was 10.5 times and the mean was 14.3 times.

    SELECTED COMPANY ANALYSIS--FLEET. Based on publicly available information and IBES earnings estimates, the Advisors reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of Fleet and a group of 10 other banking organizations consisting of Mellon Bank Corporation; BankBoston Corporation; National City Corporation; CoreStates Financial Corp.; Wachovia Corporation; PNC Bank Corporation; The Bank of New York; First Union Corporation; Banc One Corporation; and The Chase Manhattan Corporation (the "Selected Banks"). Such information and ratios included, among other things, equity market capitalization, percent of 52-week high, price-to-earnings ratios, price-to-cash earnings per share, IBES long-term growth estimates, price-to-book value per share ratios, price-to-tangible book value per share ratios, dividend yields and dividend payout ratios. The information and ratios also included return on average assets, return on average equity, total common equity to total assets, Tier 1 capital ratios, fee income ratios, efficiency ratios, ratio of non-performing assets to loans plus other real estate owned ("OREO"), and the ratio of reserves to non-performing assets.

    The Advisors noted for the Quick & Reilly Board that, among other things:
(i) Fleet had a price-to-earnings ratio based on fiscal 1997 estimates, of 14.2 times, as compared with a median, high, low and mean price-to-earnings ratio for the Selected Banks based on fiscal 1997 estimates, of 16.4 times, 18.4 times, 13.2 times and 15.9 times, respectively;
(ii) Fleet had price-to-cash earnings per share ratio based on fiscal 1997 estimates, of 12.6 times, as compared with a median, high, low and mean price-to-cash earnings per share ratio for the Selected Banks based on fiscal 1997 estimates, of 15.4 times, 17.5 times, 11.9 times and 14.9 times, respectively; (iii) Fleet had a ratio of market price-to-book value, as of June 30, 1997, of 2.7, as compared with a median, high, low and mean ratio of market price-to-book value for the Selected Banks, as of June 30, 1997, of 3.1 times,
4.1 times, 2.4 times and 3.2 times, respectively (in each case based on closing market prices as of September 15, 1997); (iv) Fleet had a ratio of market price-to-tangible book value, as of June 30, 1997, of 3.6, as compared with a median, high, low and mean ratio of market price-to-tangible book value for the Selected Banks, as of June 30, 1997, of 3.4 times, 5.8 times, 2.9 times and 3.8 times, respectively (in each case based on closing market prices as of September 15, 1997); and (v) Fleet's dividend payout ratio was 38% as compared to a median, high, low and mean dividend payout ratio of 41%, 48%, 31% and 41%, respectively, for the Selected Banks.

    OTHER ANALYSES. The Advisors also reviewed, among other things, selected investment research reports on, and earnings estimates for, Quick & Reilly and Fleet and analyzed available information regarding the ownership of Quick & Reilly Common Stock and Fleet Common Stock. The Advisors compared the daily and weekly indexed stock price for Fleet Common Stock over the past two and one-half years against the performance of a group of peer bank stocks and against the Standard & Poor's 500 Index.

    The summary set forth above described the material analyses that the Advisors performed and presented to the Quick & Reilly Board on September 16, 1997, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description.

    The Advisors believe that their analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In their analyses, the Advisors relied upon numerous assumptions made by Quick & Reilly and Fleet with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Quick & Reilly or Fleet. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Quick & Reilly or Fleet or to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, none of the Quick & Reilly Board, the Advisors nor any other person assumes responsibility for the accuracy of such estimates. The Advisors' analyses were prepared solely for purposes of their opinions rendered September 16, 1997 and the date of this Proxy Statement-Prospectus provided to the Quick & Reilly Board regarding the fairness of the Exchange Ratio pursuant to the Merger to holders of Quick & Reilly Common Stock, and do not purport to be appraisals or necessarily reflect the prices at which Quick & Reilly or its securities actually may be sold.

    Pursuant to an engagement letter dated June 24, 1997, Quick & Reilly has agreed to pay Gleacher NatWest (i) a retainer of $150,000, which has already been paid and will be credited against any transaction fee, and (ii) a transaction fee equal to 0.45% of the equity value of Fleet Common Stock received in the Merger, which is payable upon consummation of the Merger. Pursuant to an engagement letter dated July 10, 1997, Quick & Reilly has agreed to pay Goldman a transaction fee of 0.35% of the equity value of Fleet Common Stock received in the Merger up to $877 million, and 0.59% of the equity value of such Fleet Common Stock in excess of $877 million, which is payable upon consummation of the Merger. Quick and Reilly also has agreed to reimburse the Advisors for all reasonable out-of-pocket expenses incurred in connection with the services provided by the Advisors, and to indemnify and hold harmless the Advisors and certain related parties against certain liabilities under United States federal securities laws, in connection with their engagement. The Advisors also have provided certain investment banking and advisory services to Quick & Reilly from time to time, including acting as financial advisors for Quick & Reilly in connection with the Merger Agreement, for which they have received, and will receive, customary compensation. In addition, the Advisors have provided, and may provide in the future, certain investment banking services to Fleet, for which they have received, and will receive, customary compensation.

    The Advisors have advised Quick & Reilly that, in the ordinary course of their business as full-service securities firms, the Advisors may, subject to certain restrictions, actively trade the equity and/or debt securities and/or derivative securities of Quick & Reilly and/or of Fleet for their own account or for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities.

STRUCTURE OF THE MERGER

    Upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware Law, at the Effective Time, Quick & Reilly will merge with and into Merger Subsidiary, Merger Subsidiary will be the surviving corporation in the Merger, the separate corporate existence of Quick & Reilly will terminate, and Merger Subsidiary's name will be changed to Quick & Reilly/Fleet Securities, Inc. Except for the name change described above, the existing certificate of incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the surviving corporation and the by-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the by-laws of the surviving corporation.

MERGER CONSIDERATION; TREATMENT OF QUICK & REILLY STOCK OPTIONS

    At the Effective Time of the Merger, each share of Quick & Reilly Common Stock outstanding (other than Quick & Reilly Common Stock held by Quick & Reilly or any of its subsidiaries or by Fleet or any of its subsidiaries, in each case, other than in a fiduciary (including custodial or agency) capacity, or as a result of debts previously contracted ("Treasury Stock")), will, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.578 shares of Fleet Common Stock. Quick & Reilly's obligation to consummate the Merger is not conditioned upon Fleet Common Stock continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Exchange Ratio is fixed and because the market price of Fleet Common Stock is subject to fluctuation, the value of the shares of Fleet Common Stock that holders of Quick & Reilly Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

    Each outstanding share of Quick & Reilly Common Stock held as Treasury Stock immediately prior to the Effective Time will be cancelled and retired at the Effective Time, and no Fleet Common Stock or other consideration will be delivered in exchange therefor. All shares of Fleet Common Stock that are owned by Quick & Reilly or any of its subsidiaries (other than Treasury Stock) will become treasury stock of Fleet.

    Shares of Fleet capital stock (including Fleet Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

    Shares of Merger Subsidiary capital stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and unaffected by the Merger.

    Each stock option to acquire Quick & Reilly Common Stock granted under the Quick & Reilly Compensation and Benefit Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into an option to purchase Fleet Common Stock and will continue to be governed by the same terms and conditions as were applicable to such option under the applicable Quick & Reilly Compensation and Benefit Plans. The number of shares of Fleet Common Stock subject to the Fleet option shall be equal to the product of the number of shares of Quick & Reilly Common Stock subject to the Quick & Reilly option and the Exchange Ratio, rounded down to the nearest share, and the exercise price per share of Fleet Common Stock subject to the Fleet option will be equal to the exercise price per share of Quick & Reilly Common Stock under the Quick & Reilly option divided by the Exchange Ratio, rounded up to the nearest cent.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    QUICK & REILLY. As promptly as practicable after the Effective Date, Fleet shall send or cause to be sent to each former holder of record of Quick & Reilly Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing Quick & Reilly Common Stock (the "Old Certificates") for Fleet Common Stock. Fleet shall cause the certificates representing Fleet Common Stock (the "New Certificates") and/or any check in respect of any fractional share interests or dividends or distributions which such stockholder shall be entitled to receive to be delivered to such stockholder upon delivery to First Chicago Trust Company, as exchange agent (the "Exchange Agent"), of Old Certificates representing such Quick & Reilly Common Stock (or indemnity reasonably satisfactory to Fleet and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder, together with a properly completed letter of transmittal, duly executed. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such stockholder shall be entitled to receive upon such delivery.

    QUICK & REILLY STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE QUICK & REILLY STOCKHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    After the Effective Time, there will be no transfers on the stock transfer books of Quick & Reilly of the shares of Quick & Reilly Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they will be cancelled and exchanged for certificates representing shares of Fleet Common Stock and cash in lieu of fractional shares, if any.

    No dividends or other distributions with respect to Fleet Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Quick & Reilly Common Stock converted in the Merger into the right to receive Fleet Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures described above. After becoming so entitled, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Fleet Common Stock such holder had the right to receive upon surrender of the Old Certificate.
    No fractional shares of Fleet Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Fleet shall pay to each holder of Quick & Reilly Common Stock who would otherwise be entitled to a fractional share of Fleet Common Stock (after taking into account all certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of Fleet Common Stock, as reported by the NYSE, for the five NYSE trading days immediately preceding the Effective Date.

    Any portion of the Fleet Common Stock and cash in lieu of fractional shares that remains unclaimed by the stockholders of Quick & Reilly for 12 months after the Effective Time shall be paid to Fleet. Any stockholders of Quick & Reilly who have not properly turned in their Old Certificates shall thereafter look only to Fleet for payment of the shares of Fleet Common Stock and cash in lieu of any fractional shares, if any, and any unpaid dividends and distributions on the Fleet Common Stock deliverable in respect of each share of Quick & Reilly Common Stock such stockholder holds, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Fleet and Quick & Reilly will be liable to any former holder of Quick & Reilly Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    For a description of the differences between the rights of the holders of Fleet Common Stock and Quick & Reilly Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS". For a description of the Fleet Common Stock, see "DESCRIPTION OF FLEET CAPITAL STOCK--Fleet Common Stock".

EFFECTIVE TIME

    The Effective Time will be as set forth in the Certificate of Merger (the "Certificate of Merger") which will be filed with the Secretary of State of the State of Delaware on the Effective Date of the Merger. The Effective Date will occur on or before (i) the fifth business day to occur after the last of the conditions set forth in the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement, or (ii) such other date to which the parties may agree in writing. Fleet and Quick & Reilly each anticipate that the Merger will be consummated during the first quarter of 1998. However, the consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals. There can be no assurances whether or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before June 30, 1998, the Merger Agreement may be terminated by either Fleet or Quick & Reilly, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "--Conditions to the Consummation of the Merger" and "--Regulatory Approvals Required for the Merger".

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains representations and warranties of Quick & Reilly as to, among other things: (i) the corporate organization and existence of Quick & Reilly and its subsidiaries; (ii) the capitalization of Quick & Reilly and its subsidiaries; (iii) corporate power and authority of Quick & Reilly; (iv) the compliance of the Merger Agreement with (a) the charter and by-laws of Quick & Reilly, (b) applicable law, and (c) certain material agreements of Quick & Reilly; (v) governmental and third party approvals; (vi) the timely filing of required regulatory reports of Quick & Reilly; (vii) financial statements and filings with the Commission; (viii) the absence of certain changes in Quick & Reilly's business since February 28, 1997; (ix) the absence of material legal proceedings; (x) the filing and accuracy of tax returns; (xi) employee benefit plans and related matters; (xii) compliance with applicable law; (xiii) the absence of material defaults under certain contracts;
(xiv) the broker-dealer registrations of Quick & Reilly and its subsidiaries;
(xv) title to investment securities; (xvi) labor and environmental matters;
(xvii) its risk management instruments; (xix) insurance policies; (xx) the inapplicability to the Merger of the Delaware takeover law; and (xxi) pooling of interests accounting treatment.

    The Merger Agreement contains representations and warranties of Fleet and Merger Subsidiary as to, among other things: (i) the corporate organization and existence of Fleet and its subsidiaries; (ii) the capitalization of Fleet and its subsidiaries; (iii) the corporate power and authority of Fleet; (iv) the compliance of the Merger Agreement with (a) the charter and by-laws of Fleet, and (b) applicable law; (v) government and third party approvals; (vi) financial statements and filings with the Commission;

(vii) the absence of certain changes in Fleet's business since December 31, 1996; (viii) the absence of material legal proceedings; (ix) the filing and accuracy of Fleet's tax returns; (x) Fleet's compliance with applicable law;
(xi) agreements between Fleet and regulatory agencies; and (xii) pooling of interests accounting treatment.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Upon the terms and subject to the conditions of the Merger Agreement, each of Fleet and Quick & Reilly has agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and to cooperate fully with the other party to that end.

    Fleet and Quick & Reilly also agreed to cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the Merger Agreement.

    Fleet and Quick & Reilly have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Merger and to give the other party access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions set forth in the Merger Agreement. Fleet also agreed to use its reasonable best efforts to cause the shares of Fleet Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Date, subject to official notice of issuance.

    In addition, except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or as contemplated by the Stock Option Agreement, Quick & Reilly has agreed that, without the prior written consent of Fleet, it will not, and will cause each of its subsidiaries not to, among other things:

    (i) (a) Conduct the business of Quick & Reilly and its subsidiaries other than in the ordinary and usual course; (b) fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates; and (c) take any action reasonably likely to have an adverse affect upon Quick & Reilly's ability to perform any of its material obligations under the Merger Agreement or to adversely affect or delay the ability of Fleet or Fleet Securities to obtain any necessary approvals of any regulatory agency or governmental body required for the transaction contemplated by the Merger Agreement.

    (ii) Except as previously disclosed and outstanding on the date of the Merger Agreement, (a) issue, sell or otherwise permit to become outstanding (including pursuant to any stock split, stock dividend, recapitalization or similar transaction or pursuant to any Compensation and Benefit Plan qualified under Section 401(k) of the Code to the extent such Compensation and Benefit Plan offers Quick & Reilly Common Stock as an investment option), or authorize the creation of, any capital stock, including any additional Quick & Reilly Common Stock or any securities or obligations convertible into or exercisable or exchangeable for, or the giving of any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined, in whole or in part, by reference to the market price or value of, shares of capital stock ("Rights");
(b) enter into any agreement, understanding or arrangement with respect to the voting of its capital stock; (c) enter into any agreement with respect to the foregoing; or (d) permit any additional Quick & Reilly Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

    (iii) (a) Make, declare, pay or set aside for payment any dividend (other than (1) quarterly cash dividends on Quick & Reilly Common Stock in an amount not to exceed $0.06 per share with record and payment dates consistent with past practice and (2) dividends from wholly-owned subsidiaries of Quick & Reilly to Quick & Reilly or another wholly-owned subsidiary of Quick & Reilly) on or in respect of, or declare or make any distribution on, any Quick & Reilly Common Stock; or (b) directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

    (iv) (a) Enter into or amend or renew any material employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Quick & Reilly or its subsidiaries, or (b) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except, in the case of (b),(1) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) other changes that are required by applicable law, (3) to satisfy previously disclosed contractual obligations existing as of the date of the Merger Agreement, or (4) employment arrangements for, or grants of awards to, newly hired employees consistent with past practice.

    (v) Enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the Merger Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Quick & Reilly or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits, or increase the compensation or benefits, payable thereunder.

    (vi) Except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets (including any capital stock of its subsidiaries), business or properties except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other dispositions or discontinuances is not material to it and its subsidiaries taken as a whole.

    (vii) Except as previously disclosed, acquire (other than by way of foreclosures or acquisitions of control in a BONA FIDE fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business or properties of any other entity, or make any material investment in, whether by purchase of stock or securities of, or contributions to capital, loans or advances or the transfer of property to, any other person, except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other acquisitions and investments is not material to it and its subsidiaries taken as a whole.

    (viii) Amend the Quick & Reilly Certificate, the Quick & Reilly By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Quick & Reilly's significant subsidiaries.

    (ix) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, as concurred with by Arthur Andersen LLP, its independent accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of Quick & Reilly for the taxable years ended February 28, 1997 and February 29, 1996, except as required by changes in law or regulation.

    (x) Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect or extend any of its existing material contracts.

    (xi) Settle any material claim, action or proceeding, except for any material claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Quick & Reilly and its subsidiaries, taken as a whole.

    (xii) (a) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code or for pooling of interests accounting treatment; or
(b) take any action that is intended or is reasonably likely to result in
(1) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the Effective Time, (2) any of the conditions to the Merger not being satisfied, or (3) a material violation of any provision described herein except, in each case, as may be required by applicable law or regulation.

    (xiii) Except as required by applicable law or regulation, (a) implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material; (b) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk from the general United States securities markets; or (c) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

    (xiv) Other than in the ordinary course of business consistent with past practice, (a) incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness of Quick & Reilly or any of its subsidiaries to Quick & Reilly or any of its subsidiaries, and indebtedness under existing lines of credit), (b) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (c) make any loan or advance; or (d) incur any capital expenditures, obligations or liabilities.

    (xv) Agree or commit to do any of the foregoing.

    In addition, Quick & Reilly agreed that it would not, and would cause its subsidiaries and Quick & Reilly and its subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal. Quick & Reilly agreed to promptly advise Fleet following the receipt by Quick & Reilly of any acquisition proposal and the substance thereof, and to advise Fleet of any developments with respect to such acquisition proposal immediately upon the occurrence thereof.

    In addition, except as expressly contemplated by the Merger Agreement, without the prior written consent of Quick & Reilly, Fleet agreed that it would not, and would cause each of its subsidiaries not to:

    (i) Make, declare, pay or set aside for payment any extraordinary dividend; provided, however, the foregoing shall not apply to (a) increases in the quarterly dividend rate payable on Fleet Common Stock in the ordinary course of business consistent with past practices, or (b) any dividend paid in the ordinary course of business by any subsidiary.

    (ii) (a) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code or for pooling of interests accounting treatment; or (b) take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the Effective Time, (2) any of the conditions to the Merger not being satisfied, or (3) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that such agreements shall not limit the ability of Fleet to exercise its rights under the Stock Option Agreement.

SUPPORT AGREEMENTS

    Concurrently with the execution of the Merger Agreement, the Supporting Stockholders, who, as of September 16, 1997, beneficially owned in the aggregate approximately 40% of the outstanding shares of Quick & Reilly Common Stock, executed individual Support Agreements with Fleet pursuant to which each Supporting Stockholder agreed, among other things, that: (i) all of the shares of Quick & Reilly Common Stock over which such Supporting Stockholder had voting power or control as of the date of the Special Meeting will be voted by the Supporting Stockholder to approve the Merger Agreement; and (ii) the Supporting Stockholder will not, directly or indirectly solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal with respect to Quick & Reilly or Fleet. Each Support Agreement terminates upon termination of the Merger Agreement in accordance with its terms.

    Each Supporting Stockholder and the approximate number of shares of Quick & Reilly Common Stock over which such Supporting Stockholder had voting power or control as of September 16, 1997 are as follows: Leslie C. Quick, Jr. (6,469,072 shares); Leslie C. Quick III (1,317,250 shares); Thomas C. Quick (1,231,804 shares); Peter Quick (1,047,291 shares); Christopher C. Quick (988,417 shares); Pascal J. Mercurio (35,437 shares); Richard G. Broderick (7,263 shares); Richard
G. Broderick and Charles A. Quick as Trustees for the Leslie C. Quick, Jr. Trust UAB 3/1/78 (2,299,374 shares); Trustee for Leslie C. Quick III Descendents' Trust (372,093 shares); Trustee for Peter Quick Descendents' Trust (372,093 shares); Trustee for Christopher Quick Descendents' Trust (372,093 shares); Trustee for Nancy Quick Gibson Descendents' Trust (372,093 shares); Trustee for Mary Quick Pedersen Descendents' Trust (372,093 shares); Trustee for Patricia Quick Descendents' Trust (372,093 shares); Patricia Quick (137,860 shares); Arlene B. Fryer (92,561 shares); Mary Quick Pedersen (73,342 shares); Thomas E. Christman (59,827 shares); and Nancy Quick Gibson (50,899 shares).

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Each party's obligation to effect the Merger is subject to the fulfillment or written waiver by Fleet or Quick & Reilly prior to the Effective Time of each of the following conditions:

        (i) The Merger Agreement and the Merger shall have been duly adopted by the requisite vote of the Quick & Reilly Stockholders.

        (ii) All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (the "Requisite Regulatory Approvals") shall have been obtained and shall remain in full force and effect, all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which would reasonably be expected to result in a material adverse effect on Fleet or Quick & Reilly.

       (iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or materially restricts or makes illegal consummation of the transactions contemplated by the Merger Agreement.

        (iv) No stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

        (v) All permits and other authorizations under United States or state securities laws necessary to consummate the transactions contemplated by the Merger Agreement and to issue Fleet Common Stock to be issued in the Merger shall have been received and be in full force and effect and no such approvals shall contain any conditions or restrictions which would reasonably be expected to result in a material adverse effect on Fleet, Quick & Reilly, Merger Subsidiary or any of their subsidiaries.

        (vi) Fleet Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

       (vii) The parties shall have received a letter from KPMG Peat Marwick LLP in form and substance satisfactory to Fleet to the effect that the Merger will qualify for pooling of interests accounting treatment. Such accountants shall have received a letter from Arthur Andersen LLP, Quick & Reilly's accountants, to the effect that all conditions necessary to qualify for pooling of interests accounting treatment to the extent such conditions pertain to Quick & Reilly have been satisfied.

      (viii) The Retention Program shall have been established.

    The obligation of Quick & Reilly to consummate the Merger is also subject to the fulfillment or written waiver by Quick & Reilly prior to the Effective Time of each of the following conditions:

        (i) The representations and warranties of Fleet set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date), and Quick & Reilly shall have received a certificate, dated the Effective Date, signed on behalf of Fleet by any Vice Chairman of Fleet, to such effect.

        (ii) Fleet shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Date, and Quick & Reilly shall have received a certificate, dated the Effective Date, signed on behalf of Fleet by any Vice Chairman of Fleet, to such effect.

       (iii) (a) Quick & Reilly shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Quick & Reilly, dated the Effective Date, to the effect that, on the basis of facts, representation and assumptions set forth in such opinion, (1) the Merger constitutes a reorganization within the meaning of Section 368 of the Code, and (2) no gain or loss will be recognized by stockholders of Quick & Reilly who receive Fleet Common Stock in exchange for Quick & Reilly Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from Quick & Reilly, Fleet, Fleet Securities and stockholders of Quick & Reilly.

        (b) Quick & Reilly shall have received an opinion of Edwards & Angell, counsel to Fleet and Merger Subsidiary, dated the Effective Date, to the effect that (1) each of Fleet and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, with the corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby; (2) the Merger Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action of each of Fleet and Merger Subsidiary; and (3) all consents or approvals of, or filing or registrations with, any governmental authority or with any third party required to be made or obtained by Fleet or Merger Subsidiary in connection with the execution, delivery or performance by Fleet or Merger Subsidiary of the Merger Agreement or to consummate the Merger have been obtained or made, and all applicable waiting periods have expired.

    The obligation of Fleet and Merger Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by Fleet prior to the Effective Time of each of the following conditions:

        (i) The representations and warranties of Quick & Reilly set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date) and Fleet shall have received a certificate, dated the Effective Date, signed on behalf of Quick & Reilly by the Chief Executive Officer and the Chief Financial Officer of Quick & Reilly, to such effect.

        (ii) Quick & Reilly shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and Fleet shall have received a certificate, dated the Effective Date, signed on behalf of Quick & Reilly by the Chief Executive Officer and the Chief Financial Officer of Quick & Reilly, to such effect.

       (iii) Messrs. Leslie C. Quick, Jr., Leslie C. Quick III, Thomas C. Quick, Peter Quick, Christopher C. Quick and Pascal J. Mercurio shall have (a) entered into an employment agreement, (collectively the "Employment Agreements"), and (b) not engaged in conduct constituting "cause" for termination thereunder as of the Effective Date; and the Employment Agreements entered into with such individuals shall remain in effect (in each case, other than as a consequence of death or disability).

        (iv) (a) Fleet shall have received an opinion of Edwards & Angell, counsel to Fleet, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Edwards & Angell may require and rely upon representations contained in letters from Quick & Reilly, Fleet, Merger Subsidiary and stockholders of Quick & Reilly.

        (b) Fleet shall have received an opinion of counsel to Quick & Reilly, which counsel shall be reasonably satisfactory to Fleet, dated the Effective Date, to the effect that (1) each of Quick & Reilly and its significant subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, with the corporate power and authority to carry on its business as it is now being conducted and, with respect to Quick & Reilly, to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby; (2) the Merger Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action of Quick & Reilly and its stockholders; and (3) all consents or approvals of, or filings or registrations with, any governmental authority or with any third party required to be made or obtained by Quick & Reilly or any of its subsidiaries in connection with the execution, delivery or performance by Quick & Reilly of the Merger Agreement or to consummate the Merger have been obtained or made, and all applicable waiting periods have expired.

        (v) Since the date of the Merger Agreement, no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had a material adverse effect with respect to Quick & Reilly and its subsidiaries, taken as a whole.

    No assurance can be provided as to if or when the Requisite Regulatory Approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before June 30, 1998, the Merger Agreement may be terminated by either Fleet or Quick & Reilly, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate the Merger Agreement to perform or observe covenants and agreements of such party set forth therein.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Fleet and Quick & Reilly have agreed to use their reasonable best efforts to obtain the Requisite Regulatory Approvals, which include approval from the Federal Reserve Board, NYSE and NASD, and may include approvals from other Securities Regulatory Authorities and various State Authorities. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. There can be no assurance that such Requisite Regulatory Approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals.

    Fleet and Quick & Reilly are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if any such additional governmental or regulatory approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

    FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"). With respect to the Merger, Fleet, as an acquiring bank holding company, is required to file a notice with the Federal Reserve Board which describes the proposed Merger and the proposed activities of the combined entity, the effect of the proposal on competition among entities that engage in such activities, the identity of the parties involved in the transaction, including subsidiaries of the parties, a description of the public benefits which may be expected from the proposal, a description of the terms of the transaction, the sources of funds for the transaction and other financial and managerial information. The information included in the notice and other requests for information will allow the Federal Reserve Board, when considering approval of the Merger, to take into consideration the financial and managerial resources and prospects of the existing and combined institutions and the benefits which may be expected from the Merger. The Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the acquiring bank holding company both before and following the proposed transaction.

    The Federal Reserve Board may deny a request for approval of an acquisition by a bank holding company if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize a given business activity in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of a transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

    Applicable federal law provides for the publication of notice and public comment on notice applications filed with the Federal Reserve Board. The Merger may not be consummated until after Federal Reserve Board approval is obtained.

    Fleet's right to exercise the Option is also subject to the prior approval of the Federal Reserve Board, to the extent that its exercise would result in Fleet owning more than 5% of the outstanding shares of Quick & Reilly Common Stock. In considering whether to approve Fleet's right to exercise the Option, including Fleet's right to purchase more than 5% of the outstanding shares of Quick & Reilly's Common Stock, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

    STATE BANKING REGULATORS. Fleet expects that many of the requirements associated with the applications of state banking regulators will be satisfied by providing to such state banking regulators copies of the applications and notices filed by Fleet with the Federal Reserve Board. Such state banking regulators have indicated they will accept such copies in satisfaction of such state filing requirements.

    OTHER REQUISITE APPROVALS AND CONSENTS. The Merger is subject to the approval of the NYSE and the NASD, and may require the approval of or notice to other Securities Regulatory Authorities.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. The Merger is conditioned upon the receipt of all Requisite Regulatory Approvals, including the approvals of the Federal Reserve Board, Securities Regulatory Authorities and various State Authorities. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action or, if such a challenge is made, the result thereof. Fleet has filed its notice with the Federal Reserve Board, and a copy of such notice has been filed with the United States Department of Justice and the Federal Trade Commission. Fleet will be filing applications with the NASD and the NYSE promptly after the date of this Proxy Statement-Prospectus.

    Fleet and Quick & Reilly are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, Fleet and Quick & Reilly currently contemplate that such approval or action would be sought.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR, IF OBTAINED, AS TO THE DATES OF ANY SUCH REQUISITE REGULATORY APPROVALS. THERE ALSO CAN BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT OR WHICH OTHERWISE CAUSES THE PARTIES TO TERMINATE THE MERGER AGREEMENT. SEE "--CONDITIONS TO THE CONSUMMATION OF THE MERGER."

    See "--Effective Time" and "--Conditions to the Consummation of the Merger".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns some Fleet capital stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired Quick & Reilly Common Stock pursuant to an employee stock option, or exercises some form of control over Quick & Reilly. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Quick & Reilly Stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the Code, as in effect on the date of this Proxy Statement-Prospectus, without consideration of the particular facts or circumstances of any holder of Quick & Reilly Common Stock.

    THE MERGER. The parties' respective obligations to effect the Merger are conditioned on delivery of an opinion to Fleet from Edwards & Angell, its counsel, and an opinion to Quick & Reilly from Wachtell, Lipton, Rosen & Katz, its special counsel, each dated as of the Effective Date, based upon certain customary representations and assumptions set forth therein, to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368 of the Code and, in the case of the opinion from Wachtell, Lipton, Rosen & Katz, that no gain or loss will be recognized by stockholders of Quick & Reilly who receive shares of Fleet Common Stock in exchange for shares of Quick & Reilly Common Stock, except with respect to cash received in lieu of fractional share interests.

    In the opinion of Edwards & Angell and Wachtell, Lipton, Rosen & Katz, the material federal income tax consequences of the Merger under currently applicable law will be:

    (i) No gain or loss will be recognized by Fleet or by Quick & Reilly as a result of the Merger;

    (ii) No gain or loss will be recognized by Quick & Reilly Stockholders upon their exchange of Quick & Reilly Common Stock for Fleet Common Stock, except that a Quick & Reilly Stockholder who receives cash proceeds in lieu of a fractional share interest in Fleet Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest and such gain or loss will constitute capital gain or loss if such stockholder's Quick & Reilly Common Stock with respect to which gain or loss is recognized is held as a capital asset at the Effective Time;

    (iii) The tax basis of the Fleet Common Stock (including any fractional share interest) received by a Quick & Reilly Stockholder who exchanges his or her Quick & Reilly Common Stock for Fleet Common Stock will be the same as such stockholder's tax basis in the Quick & Reilly Common Stock surrendered in exchange therefor; and

    (iv) The holding period of the Fleet Common Stock (including any fractional share interest) received by a Quick & Reilly Stockholder will include the period during which the Quick & Reilly Common Stock surrendered in exchange therefor was held (provided that such Quick & Reilly Common Stock was held by such Quick & Reilly Stockholder as a capital asset at the Effective Time).

Opinions of Edwards & Angell and Wachtell, Lipton, Rosen & Katz have been filed as Exhibits to the Registration Statement of which this Proxy
Statement-Prospectus forms a part.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments in respect of Quick & Reilly Common Stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a Quick & Reilly Stockholder or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the letter of transmittal or otherwise proves to Fleet and the Exchange Agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a pooling of interests transaction under GAAP. Under such method of accounting, holders of Quick & Reilly Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of Fleet Common Stock by exchanging their shares for shares of Fleet Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of Quick & Reilly, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Fleet and no goodwill will be created. Fleet will be able to include in its consolidated income the consolidated income of Quick & Reilly for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by Fleet as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for pooling of interests accounting treatment, among other criteria, substantially all (90% or more) of the outstanding Quick & Reilly Common Stock must be exchanged for Fleet Common Stock.

    The unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement provides that the Merger Agreement may be terminated, and the Merger may be abandoned: (i) at any time prior to the Effective Time, by the mutual written consent of Fleet and Quick & Reilly, if the Board of Directors of each so determines by vote of the majority of the members of its entire Board of Directors; (ii) at any time prior to the Effective Time, by Fleet or Quick & Reilly, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event of a breach by the other party of any representation, warranty, covenant, agreement or conditions contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (iii) at any time prior to the Effective Time, by Fleet or Quick & Reilly, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Merger is not consummated by June 30, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement; (iv) by Quick & Reilly or Fleet, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (a) the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action of such governmental authority or any governmental authority of competent jurisdiction has issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, or (b) if the requisite stockholder approval of Quick & Reilly has not been obtained.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    Prior to the Effective Time, any provision of the Merger Agreement may be
(i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among Quick & Reilly, Fleet and Merger Subsidiary, provided such amendment or modification is executed in the same manner as the Merger Agreement, except that, after approval by Quick & Reilly Stockholders, the Merger Agreement may not be amended without further approval of Quick & Reilly Stockholders if it would violate Delaware Law or reduce the consideration to be received by Quick & Reilly Stockholders in the Merger. Such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

STOCK OPTION AGREEMENT

    Concurrently with the execution of the Merger Agreement, Quick & Reilly executed and delivered the Stock Option Agreement, pursuant to which Quick & Reilly granted to Fleet the Option. The Stock Option Agreement is attached to this Proxy Statement-Prospectus as Exhibit B and is incorporated herein by reference. Quick & Reilly approved and entered into the Stock Option Agreement to induce Fleet to enter into the Merger Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Quick & Reilly from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to Quick & Reilly Stockholders which had a higher current market price than the shares of Fleet Common Stock to be received pursuant to the Merger Agreement.

    The Stock Option Agreement provides for the purchase by Fleet of 7,688,241 shares (the "Option Shares") of Quick & Reilly Common Stock at an exercise price of $35.04 per share (the "Option Price"), payable in cash. The Option Shares, if issued pursuant to the Stock Option Agreement, shall in no event exceed 19.9% of the Quick & Reilly Common Stock issued and outstanding without giving effect to the issuance of any Quick & Reilly Common Stock subject to the Option.

    The number of Option Shares will be increased to the extent that additional shares of Quick & Reilly Common Stock are issued or otherwise become outstanding, such that, after such issuance, the number of Option Shares will continue to equal 19.9% of the Quick & Reilly Common Stock then issued and outstanding without giving effect to the issuance of any Quick & Reilly Common Stock subject to such Option. In the event of any change in, or distributions in respect of, the shares of Quick & Reilly Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Quick & Reilly Common Stock or similar transaction, the type and number of Option Shares purchasable upon exercise of the Option, and the applicable option price will also be adjusted in such a manner as shall fully preserve the economic benefits of the Option.

    The Stock Option Agreement provides that Fleet or any other holder or holders of the Option (as used in this section, collectively, the "Holder") may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that the Holder shall have sent to Quick & Reilly written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in Quick & Reilly. Any exercise of the Option will be deemed to occur on the date such notice is sent.

    For purposes of the Stock Option Agreement:

        (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after September 16, 1997: (i) Quick & Reilly or any of its subsidiaries, without Fleet's prior written consent, shall have entered into an agreement to engage in, or the Quick & Reilly Board accepts, or recommends stockholder approval of, an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (ii) Quick & Reilly or any of its subsidiaries, without Fleet's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person or group (other than as contemplated by the Merger Agreement) or the Quick & Reilly Board shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Fleet, its recommendation that its stockholders approve the Merger Agreement; (iii) any person, other than Fleet or any subsidiary of Fleet, acting in a fiduciary capacity in the ordinary course of business, acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Quick & Reilly Common Stock; (iv) any person other than Fleet or any subsidiary of Fleet shall have made a bona fide proposal to Quick & Reilly or its stockholders by public announcement or written communication that shall be or becomes the subject of public disclosure to engage in an Acquisition Transaction; (v) Quick & Reilly breaches any covenant or obligation in the Merger Agreement after any person, other than Fleet or any of its subsidiaries, has proposed an Acquisition Transaction, and such breach (A) would entitle Fleet to terminate the Merger Agreement, and (B) is not remedied prior to the date of Fleet's notice to Quick & Reilly of the exercise of the Option; or (vi) any person other than Fleet or any subsidiary of Fleet, other than in connection with a transaction to which Fleet has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

        (b) The term "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction with Quick & Reilly or any of its Significant Subsidiaries (as defined in Rule 1-02 of

    Regulation S-X of the Commission); (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Quick & Reilly or any of its Significant Subsidiaries; (iii) a purchase or other acquisition of securities representing 10% or more of the voting power of Quick & Reilly or any of its Significant Subsidiaries; or (iv) any substantially similar transaction; provided, however, that in no event shall any (i) merger, consolidation or similar transaction involving Quick & Reilly or any Significant Subsidiary in which the voting securities of Quick & Reilly outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of Quick & Reilly or the surviving entity outstanding immediately after the consummation of such merger, consolidation or similar transaction, or (ii) merger, consolidation, purchase or similar transaction involving only Quick & Reilly and one or more of its subsidiaries or involving only any two or more of such subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement.

        (c) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after September 16, 1997: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Quick & Reilly Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause (iii) of the definition of "Acquisition Transaction" set forth in clause (b) shall be 20%.

    The Option will expire upon the occurrence of an "Exercise Termination Event", defined as: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the Merger Agreement by Fleet as a result of an uncured material breach by Quick & Reilly of any of its representations, warranties, covenants or agreements unless the breach by Quick & Reilly is non-volitional; or (iii) 12 months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by Fleet due to a material, volitional breach by Quick & Reilly of the Merger Agreement (provided that if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such 12-month period, the Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination of the Merger Agreement).

    As of the date of this Proxy Statement-Prospectus, to the best knowledge of Fleet and Quick & Reilly, no Initial Triggering Event or Subsequent Triggering Event has occurred.

    Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Quick & Reilly (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10 of the Stock Option Agreement), Quick & Reilly shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated.

    The term "market/offer price" shall mean the highest of (i) the price per share of Quick & Reilly Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Quick & Reilly Common Stock to be paid by any third party pursuant to an agreement with Quick & Reilly,
(iii) the highest closing price for shares of Quick & Reilly Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the

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event of a sale of all or a substantial portion of Quick & Reilly's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Quick & Reilly as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Quick & Reilly Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be. To the extent that Quick & Reilly is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Quick & Reilly shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Quick & Reilly is no longer so prohibited; provided, however, that if Quick & Reilly at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Quick & Reilly shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Quick & Reilly is not prohibited from delivering, and (ii) deliver, as appropriate, either (a) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Quick & Reilly Common Stock obtained by multiplying the number of shares of Quick & Reilly Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (b) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    A "Repurchase Event" is deemed to have occurred (i) upon the consummation of an Acquisition Transaction, or (ii) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Quick & Reilly Common Stock, provided that a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event.

    In the event that prior to an Exercise Termination Event, Quick & Reilly enters into any agreement (i) to consolidate with or merge into any person, other than Fleet or one of its subsidiaries, such that Quick & Reilly is not the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Fleet or one of its subsidiaries, to merge into Quick & Reilly and Quick & Reilly is the continuing or surviving corporation, but, in connection with such consolidation or merger, the outstanding shares of Quick & Reilly Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Quick & Reilly Common Stock after such merger shall represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Fleet or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon terms and conditions set forth in the Stock Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring corporation or any person that controls the acquiring corporation. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option shall repurchase it at a price, and subject to such other terms and conditions, as set forth in the Stock Option Agreement.

    Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Stock Option Agreement), Fleet may request Quick & Reilly to prepare, file and keep current with respect to the Option Shares, a registration statement with the Commission. Quick & Reilly is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Option Shares. Fleet has the right to demand two such registrations.

    Neither Quick & Reilly nor Fleet may assign any of its rights and obligations under the Stock Option Agreement or the Option to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Fleet, subject to the terms of the Stock Option Agreement, may assign in whole or in part its rights and obligations thereunder, within 90 days (subject to extension as provided in the Stock Option Agreement) of such Subsequent Triggering Event; provided that until the date 15 days after the date on which the Federal Reserve Board approves an application by Fleet to acquire the Option Shares, Fleet may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Quick & Reilly, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on Fleet's behalf, or (iv) any other manner approved by the Federal Reserve Board.

EMPLOYEE BENEFITS AND PLANS

    The Merger Agreement provides that, for a period of two years from and after the Effective Time, unless otherwise mutually determined by Fleet or Merger Subsidiary and the senior management of Merger Subsidiary, in their reasonable discretion and in accordance with applicable law, the benefits to be provided to employees of Quick & Reilly as of the Effective Time (other than those employees who are parties to the Employment Agreements) ("Covered Employees") shall be the benefit plans and programs as were provided by Quick and Reilly to the Covered Employees immediately before the Effective Time, including, without limitation, Quick & Reilly's retirement trust pension and profit-sharing plans, and to the extent consistent with applicable law, shall honor all employee benefit obligations to current and former employees of Quick & Reilly under such plans for such two-year period. Notwithstanding the foregoing, in the event that during the two years following the Effective Time, Fleet or Merger Subsidiary, in consultation with the senior management of Merger Subsidiary, determines that the Covered Employees shall participate or be required to participate in Fleet's employee benefit plans and programs, then in no event shall the benefit plans and programs provided to Covered Employees during such two-year period be less favorable to the Covered Employees in the aggregate than the benefits provided to the Covered Employees immediately before the Effective Time. Fleet shall cause each employee benefit plan, program or arrangement maintained or contributed to by Fleet, in which the Covered Employees shall be eligible to participate, to treat the prior service with Quick & Reilly of each Covered Employee as service rendered to Fleet for purposes of all eligibility periods and vesting thereunder (but not for purposes of benefit accruals). Fleet shall cause any and all pre-existing condition limitations and eligibility waiting periods under any health plans to be waived with respect to Covered Employees and their eligible dependents who, immediately prior to the date of conversion from Quick & Reilly's health plans, participated in a health plan.

    Fleet also agreed to establish a Retention Program with a retention pool consisting of $15 million in cash to be distributed to senior managers of Quick & Reilly. Pursuant to the terms of the Retention Program, each manager will be entitled to receive a retention payment out of half of such pool in an amount to be determined in each of calendar years 1998, 1999 and 2000, provided that the senior manager is employed on December 31 of such year. An additional amount to be determined will be payable out of the remaining half of such pool with respect to the calendar years 1998, 1999 and 2000, provided that Quick & Reilly achieves certain preestablished pre-tax income goals.

    In addition, following the Effective Time, Fleet has agreed to continue to pay quarterly bonuses to Quick & Reilly's employees based on Quick & Reilly's quarterly pre-tax profits, if any, in accordance with Quick & Reilly's practice prior to the Effective Time.

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
STOCK EXCHANGE LISTING

    Fleet agreed to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, Fleet Common Stock to be issued to the holders of Quick & Reilly Common Stock in the Merger. It is a condition to the consummation of the Merger that such shares of Fleet Common Stock be approved for listing on the NYSE, subject to official notice of issuance.

EXPENSES

    The Merger Agreement provides that each of Fleet and Quick & Reilly will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that printing and mailing expenses and Commission fees shall be shared equally between Fleet and Quick & Reilly.

DIVIDENDS

    The Merger Agreement provides that Fleet and Quick & Reilly will coordinate the declaration and payment of dividends in respect of Fleet Common Stock and Quick & Reilly Common Stock and the record dates and payment dates relating thereto, so that holders of Fleet Common Stock or Quick & Reilly Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Fleet Common Stock and/or Quick & Reilly Common Stock and any shares of Fleet Common Stock any such holder receives in exchange therefor in the Merger.

RESALES OF FLEET COMMON STOCK RECEIVED IN THE MERGER

    The Fleet Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any Quick & Reilly stockholder who may be deemed to be an affiliate of Fleet for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Quick & Reilly for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each, an "Affiliate"). Affiliates will include persons (generally executive officers, directors and ten percent stockholders) who control, are controlled by, or are under common control with (i) Fleet or Quick & Reilly at the time of the Special Meeting, or (ii) Fleet at or after the Effective Time.

    Rules 144 and 145 will restrict the sale of Fleet Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one year following the Effective Time, those persons who are Affiliates of Quick & Reilly at the time of the Special Meeting, provided they are not Affiliates of Fleet at or following the Effective Time, may publicly resell any Fleet Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of Fleet Common Stock sold by them in any three-month period and the manner of sale. After the one-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Fleet as required by Rule 144, and after two years, may resell their shares without restriction. Persons who become Affiliates of Fleet prior to, at or after the Effective Time may publicly resell the Fleet Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

    The ability of Affiliates to resell shares of Fleet Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Fleet's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Fleet Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

    This Proxy Statement-Prospectus does not cover any resales of Fleet Common Stock received by persons who may be deemed to be Affiliates of Fleet or Quick & Reilly in the Merger.

    Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    Quick & Reilly has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who is an Affiliate of Quick & Reilly (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) to execute and deliver to Fleet a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

    Fleet has agreed in the Merger Agreement to use its reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of the Commission's Accounting Series Release No. 135.

FLEET DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    Fleet has an automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides, in substance, for those stockholders who elect to participate, that dividends on Fleet Common Stock and optional cash payments of not less than $10 per month, up to a maximum of $10,000 for each quarter, will be invested in shares of Fleet Common Stock. The purchase price for Fleet Common Stock purchased both with reinvested cash dividends and with optional cash payments is 100% of the market price. In each case, the Plan provides for the payment by Fleet of any brokerage commissions or service charges with respect to such purchases. The Plan also provides that Fleet may change the discount amounts for dividends and optional cash payments, and the maximum optional cash payment amount at any time in its sole discretion. After the Effective Time, Quick & Reilly Stockholders who receive Fleet Common Stock in the Merger will have the right to participate in the Plan.

APPRAISAL RIGHTS

    HOLDERS OF QUICK & REILLY COMMON STOCK DO NOT HAVE ANY APPRAISAL RIGHTS UNDER DELAWARE LAW IN CONNECTION WITH THE MERGER.

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
       BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

    Fleet has agreed to cause one member of the Quick & Reilly Board on the date of the Merger Agreement (selected by Fleet after consultation with Quick & Reilly), who is still a member of the Quick & Reilly Board immediately prior to the Effective Time and willing and eligible to serve (the "Quick & Reilly Board Designee"), to be elected or appointed as a director of the Fleet Board as promptly as practicable after the Effective Time. Thomas C. Quick has been chosen as the Quick & Reilly Board Designee.

    The directors and officers of Merger Subsidiary immediately after the Merger shall be the directors and officers of Merger Subsidiary immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified. The operations of the business conducted by Quick & Reilly prior to the Effective Time will be conducted through separate subsidiaries of Merger Subsidiary after the Effective Time. Fleet has agreed, through the Employment Agreements, that the six top executive officers of Quick & Reilly and its subsidiaries, and certain other key employees, will continue to serve in their current capacities following the Merger. Subject to applicable legal and regulatory limitations, the Quick & Reilly business will be operated autonomously and be headquartered in Palm Beach, Florida.

    Aggregate and individual compensation levels for employees operating the Quick & Reilly business will be determined by an executive management committee of Merger Subsidiary, consisting initially of the members of the Executive Management Committee of Quick & Reilly immediately prior to the Effective Time and two representatives to be named by Fleet.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Quick & Reilly's management who participated in the negotiation of the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, have interests in the Merger that are in addition to, and may be in conflict with, their interests as holders of Quick & Reilly Common Stock generally. Certain executive officers of Quick & Reilly and its subsidiaries will continue to serve in such capacities after the Effective Time. Quick & Reilly has also entered into the Employment Agreements with certain executive officers of Quick & Reilly, which agreements will become effective at the Effective Time. In addition, Fleet has agreed to indemnify certain executive officers and directors of Quick & Reilly after the Effective Time. The Quick & Reilly Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    EMPLOYMENT AGREEMENTS. Pursuant to the Merger Agreement, Quick & Reilly entered into the Employment Agreements with Leslie C. Quick, Jr., Leslie C. Quick III, Thomas C. Quick, Peter Quick, Christopher C. Quick and Pascal J. Mercurio. Each Employment Agreement is for a term of five years commencing at the Effective Time (the "Employment Period"). During the Employment Period, the executives will receive an annual base salary of $650,000 in the case of Leslie
C. Quick, Jr., and $350,000 in the case of each of the other five executives, and for the calendar years 1998 and 1999, the Employment Agreements provide for minimum bonuses of $1,850,000 in the case of Leslie C. Quick, Jr., and $1,400,000 in the case of each of the other five executives. Pursuant to the terms of each Employment Agreement, each executive will be entitled to receive a retention payment of $694,450 in each of calendar years 1998, 1999 and 2000, provided that the executive is employed on December 31 of such year. An additional $694,450 will be payable with respect to the calendar years ending 1998, 1999 and 2000, provided that the Quick & Reilly business achieves certain preestablished pre-tax income goals. The amounts set forth above would also be payable in the event of an executive's death, Disability (as defined in the Employment Agreements), termination without Cause (as defined in the Employment Agreements) or termination by the executive for Good Reason (as defined in the Employment Agreements). The Employment Agreements also provide that each executive will be entitled to receive special incentive bonuses from a $40,000,000 incentive bonus pool, in an aggregate amount to be determined by the Chairman of Quick &

Reilly. Such incentive bonuses will be payable based on Quick & Reilly's achievement of certain preestablished pre-tax income goals with respect to each of three three-year performance periods. The incentive bonus payments will not be payable with respect to a performance period unless a minimum pre-tax income goal is achieved and will be pro-rated or paid in full to the extent such minimum goal is exceeded. The Employment Agreements provide for Quick & Reilly to sell each executive a seat on the NYSE for $1,000,000, which the executive will lease back to Quick & Reilly for $160,000 per year. Each Employment Agreement contains restrictive covenants, which prohibit the executive from disclosing confidential information and from competing with Quick & Reilly or soliciting its employees during the Employment Period and for one year following termination of the executive's employment for any reason other than termination without Cause.

    In the event that any amounts payable to the executive upon termination of employment by Quick & Reilly without Cause or by the executive for Good Reason, or in connection with Quick & Reilly's decision to accelerate the payment of the incentive bonuses, would subject him to the excise tax under Section 4999 of the Code, Quick & Reilly will make a payment to the executive such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under Section 4999 had been imposed.

    INDEMNIFICATION. The Merger Agreement provides that, following the Effective Date and for a period of six years thereafter, Fleet shall indemnify, defend and hold harmless the present directors and officers of Quick & Reilly and its subsidiaries against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the fullest extent that Quick & Reilly is permitted to indemnify (and advance expenses to) its directors and officers under Delaware Law, the Quick & Reilly Certificate and the Quick & Reilly By-laws as in effect on the date hereof.

                       CERTAIN REGULATORY CONSIDERATIONS

FLEET

    GENERAL

    Fleet is a bank holding company subject to regulation by the Federal Reserve Board and the Office of Thrift Supervision. Fleet's state-chartered banks are members of the Federal Reserve System subject to regulation by the Federal Reserve Board and bank regulators in their respective states. Fleet's national banks are subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC"). Each of Fleet's subsidiary banks' deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") and are therefore subject to FDIC supervision and regulation. Fleet is also subject to the reporting and other requirements of the Exchange Act.

    PAYMENT OF DIVIDENDS

    Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including the holders of the Fleet Common Stock to be issued to Quick & Reilly Stockholders in the Merger, to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries) except to the extent that a claim of Fleet as a creditor may be recognized.

    There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Fleet from its banking subsidiaries. Under applicable banking statutes, at September 30, 1997, Fleet's banking subsidiaries could have declared additional dividends of approximately $128 million. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

    Under the policy of the Federal Reserve Board, Fleet is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of its subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    LEGISLATION AND RELATED MATTERS

    GENERAL. In addition to extensive existing government regulation, federal and state statutes and regulations are subject to changes that may have significant impact on the way in which banks may conduct business. The likelihood and potential effects of any such changes cannot be predicted. Legislation enacted in recent years has substantially increased the level of competition among commercial banks, thrift institutions and non-banking institutions, including insurance companies, brokerage firms, mutual fund companies, investment banks, finance companies and major retailers. In addition, the existence of banking legislation such as the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") have affected the banking industry by, among other things, broadening the regulatory powers of the federal banking agencies in a number of areas. The following summary is qualified in its entirety by the text of the relevant statutes and regulations.

    FIRREA. As a result of the enactment of FIRREA on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (a) the default of any other of Fleet's subsidiary banks, or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

    FDICIA. The FDICIA provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

    Prompt Corrective Action. The FDICIA provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At September 30, 1997, each of Fleet's subsidiary depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.

    Brokered Deposits. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits. A depository institution that is adequately capitalized may accept brokered deposits only if it obtains a waiver from the FDIC, and may not offer interest rates on deposits "significantly higher" than the prevailing rate in its market. An undercapitalized depository institution may not accept brokered deposits. In Fleet's opinion, these limitations do not have a material effect on Fleet.

    Safety and Soundness Standards. The FDICIA, as amended, directs each federal banking agency to prescribe safety and soundness standards for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset-quality, earnings and stock valuation. Final interagency regulations to implement these new safety and soundness standards were adopted by the federal banking agencies. As of October 1, 1996, standards for asset quality and earnings have been incorporated into the Interagency Guidelines Establishing Standards for Safety and Soundness. The three standards for Safety and Soundness established by the guidelines are (1) operational and managerial; (2) compensation; and (3) asset quality, earnings and stock valuation. The ultimate cumulative effect of these standards cannot currently be forecast.

    The FDICIA also contains a variety of other provisions that may affect Fleet's operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

    CAPITAL GUIDELINES. Under the Federal Reserve Board's capital guidelines, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of cumulative and noncumulative perpetual preferred stock, less deductible intangibles ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to average quarterly assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's banking subsidiaries are subject to similar capital requirements except that preferred stock must be noncumulative to qualify as Tier 1 capital.

    The federal banking agencies continue to consider capital requirements applicable to banking organizations. Effective September 1, 1995, the federal banking agencies adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The amendments require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the amendments, banks with excess interest rate risk would be required to maintain additional capital beyond that generally required. In addition, effective January 17, 1995, the federal banking agencies adopted amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy. Effective January 1, 1997, with compliance required by January 1, 1998, national banks with significant exposure to market risk must maintain adequate capital to support that exposure. The OCC may apply this provision to any national bank if the OCC deems it appropriate for safe and sound practices.

    As of September 30, 1997, Fleet's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

    Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

    INTERSTATE BANKING AND BRANCHING LEGISLATION. On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") into law. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting (i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or "opt out" of this authority prior to such date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so, and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. In 1996, Fleet merged its banking subsidiaries in Connecticut, Massachusetts and Rhode Island, and has recently filed applications to merge the resulting bank with one of its banking subsidiaries in New York in order to increase convenience to its customers in those states and to achieve cost savings.

    DEPOSIT INSURANCE ASSESSMENTS

    The deposits of each of Fleet's subsidiary banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the BIF administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization, and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. On November 14, 1995, the FDIC voted to decrease premiums effective January 1, 1995. The decrease lowered the rate of deposit insurance premiums by $.04 per $100 of deposits for banks in each risk assessment category. As a result, banks in the highest capital and supervisory evaluation categories have an assessment rate of $0.00, and pay only the minimum assessment of $2,000 per year for deposit insurance. Banks in the lowest capital and supervisory evaluation categories are subject to a rate of $0.27 per $100 of deposits. The FDIC has indicated that it is maintaining the decreased rate schedule for assessments paid to the BIF through the end of 1997. This will be reviewed on a semi-annual basis. There is no guarantee that the rate of deposit insurance premiums will not increase in the future.

    These assessment rates also reflect the amount the FDIC has determined is necessary to maintain the reserve ratio of BIF of 1.25% of total insured bank deposits. The FDIC has announced that this reserve ratio was achieved during 1995. However, due primarily to the fact that the reserve ratio of the FDIC's Savings Association Insurance Fund ("SAIF") is not projected to reach the required level of 1.25% for several years, the FDIC has made a proposal to Congress to (1) capitalize the SAIF through a special up-front cash assessment on SAIF deposits; (2) spread the responsibility for payment to the Financing Corporation created under Title III of the Competitive Equality Banking Act of 1987 proportionally over all FDIC-insured institutions; and (3) as soon as practicable, merge the BIF and the SAIF. In May, 1997, the FDIC announced that the BIF had a reserve ratio of 1.34% at the end of 1996. The FDIC projects the reserve ratio to be within a range of 1.29 to 1.42 by the end of 1997. On May 6, 1997, the FDIC's Board of Directors voted to retain the existing assessment rate schedule applicable to members of the SAIF for the second half of 1997.

    Fleet's subsidiary banks do not hold significant amounts of deposits insured by the SAIF.

    GLASS-STEAGALL ACT. Section 20 of the Glass-Steagall Act prohibits affiliations between banks that are members of the Federal Reserve System and any firm "engaged principally" in the issue, flotation, underwriting, public sale or distribution of securities. The Federal Reserve Board has taken the position that a firm is not "engaged principally" in such ineligible activities if its revenues from such activities do not exceed 25 percent of its total gross revenues over any two-year period. After the merger of certain subsidiaries of Quick & Reilly with Fleet Securities, the revenues derived from the ineligible securities activities currently conducted by both Fleet Securities and Quick & Reilly will be subject to this limitation. Fleet believes that such revenues will not exceed the Federal Reserve Board's limitation. If such revenues were to exceed the limitation, Fleet Securities would be required either to increase its revenues from permissible activities or restrict ineligible activities in order to reduce the revenues derived therefrom.

QUICK & REILLY

    Quick & Reilly's primary subsidiaries are subject to various federal and state laws and rules of self-regulatory organizations which specifically regulate their activities. The primary purpose of these requirements is to enhance the protection of customer assets. Under certain circumstances, these rules may limit the ability of Quick & Reilly to make withdrawals of capital from such primary subsidiaries. These laws and regulatory requirements generally subject these subsidiaries to standards of solvency with respect to capital requirements, financial reporting requirements, approval of qualifications of personnel engaged in various aspects of their business, record keeping and business practices, the handling of customer funds resulting from securities transactions and the extension of credit to customers on margin transactions. Infractions of these rules and regulations may result in suspension of individual employees and/or their supervisors, termination of employees, limitations on certain aspects of the subsidiary's business, as well as censures and fines, or even proceedings of a civil or criminal nature which could result in a temporary or permanent suspension of a part or all of the primary subsidiaries' activities.

    As registered broker-dealers and member firms of the NYSE, Quick & Reilly's primary subsidiaries are subject to certain capital rules of both the Commission and the NYSE. These rules require Quick & Reilly and its subsidiaries to maintain levels of net capital, as defined, and may require a member to reduce its business or prohibit a member from expanding its business and declaring dividends as its net capital approaches specified levels. As of February 28, 1997, and February 29, 1996, Quick & Reilly's primary subsidiaries (other than Nash Weiss, which was acquired effective March 1, 1997) had net capital, in the aggregate, of $238,966,000 and $196,501,000, respectively, which exceeded aggregate minimum net capital requirements by $179,139,000 and $139,726,000, respectively. While Quick & Reilly's primary subsidiaries' aggregate equity capital is includable in net capital, $99,460,000 is not available for payment of cash dividends and advances to Quick & Reilly.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997, and the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, give effect to the Merger, accounted for as a pooling of interests, as if the Merger had occurred on January 1 in each such year.

    The pro forma information is based on the historical consolidated financial statements of Fleet and its subsidiaries under the assumptions set forth in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The September 30, 1997 pro forma balance sheet includes the Fleet historical balance sheet data as of September 30, 1997 and the Quick & Reilly historical balance sheet data as of August 29, 1997. The pro forma income statements for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 include the Fleet historical income statement data for the time periods specified and the Quick & Reilly historical income statement data for the nine months ended August 29, 1997 and August 30, 1996 and for each of the years in the three-year period ended the last day of February 1997. The Quick & Reilly results for the three months ended the last day of February 1997 and 1996 have been included in the Unaudited Pro Forma Condensed Combined Statements of Income for both the fiscal years ended the last day of February 1997 and 1996 and the nine months ended August 29, 1997 and August 30, 1996.

    The information shown below should be read in conjunction with the consolidated historical financial statements of Fleet and Quick & Reilly, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus and the unaudited pro forma combined per share financial information, including the notes thereto, which appear elsewhere in this Proxy Statement-Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data is presented.

    Pro forma per share amounts for the combined Fleet and Quick & Reilly entity are based on the Exchange Ratio of 0.578 shares of Fleet Common Stock for each share of Quick & Reilly Common Stock.

    See "INFORMATION INCORPORATED BY REFERENCE", "SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA" and "SELECTED CONSOLIDATED FINANCIAL DATA."

        FLEET FINANCIAL GROUP, INC. AND THE QUICK AND REILLY GROUP, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                          AS OF SEPTEMBER 30, 1997 (A)

                                                                                                            FLEET /
                                                                                                         QUICK & REILLY
                                                                             QUICK &       PRO FORMA       PRO FORMA
                                                                  FLEET      REILLY     ADJUSTMENTS(E)      COMBINED
                                                                ---------  -----------  ---------------  --------------
                                                                                 (DOLLARS IN MILLIONS)
ASSETS:
Cash, due from banks and interest-bearing deposits............  $   5,192   $      86      $      --       $    5,278
Receivable from brokers, dealers, clearing organizations and
  brokerage customers.........................................         --       4,148             --            4,148
Federal funds sold and securities purchased under agreements
  to resell...................................................      1,371          --             --            1,371
Securities....................................................      8,770         185             --            8,955
Loans and leases..............................................     59,264          --             --           59,264
Reserve for credit losses.....................................     (1,432)         --             --           (1,432)
Mortgage servicing rights.....................................      1,800          --             --            1,800
Mortgages held for resale.....................................      1,396          --             --            1,396
Premises and equipment........................................      1,252          20             --            1,272
Intangible assets.............................................      1,704          59             --            1,763
Other assets..................................................      4,258          32             --            4,290
                                                                ---------  -----------         -----          -------
Total assets..................................................  $  83,575   $   4,530      $      --       $   88,105
                                                                ---------  -----------         -----          -------
                                                                ---------  -----------         -----          -------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand......................................................  $  15,821   $      --      $      --       $   15,821
  Regular savings, NOW, money market..........................     27,569          --             --           27,569
  Time........................................................     19,517          --             --           19,517
                                                                ---------  -----------         -----          -------
Total deposits................................................     62,907          --             --           62,907
                                                                ---------  -----------         -----          -------
Payable to brokers, dealers, clearing organizations and
  brokerage customers.........................................         --       3,927             --            3,927
Federal funds purchased and securities sold under agreements
  to repurchase...............................................      2,575          --             --            2,575
Other short-term borrowings...................................      3,949          50           (740)           3,259
Accrued expenses and other liabilities........................      2,498         124             --            2,622
Long-term debt................................................      4,459          --             --            4,459
                                                                ---------  -----------         -----          -------
Total liabilities.............................................     76,388       4,101           (740)          79,749
                                                                ---------  -----------         -----          -------
Stockholders' equity:
  Preferred equity............................................        835          --             --              835
  Common equity (b)...........................................      6,352         429            740            7,521
                                                                ---------  -----------         -----          -------
Total stockholders' equity....................................      7,187         429            740            8,356
                                                                ---------  -----------         -----          -------
Total liabilities and stockholders' equity....................  $  83,575   $   4,530      $      --       $   88,105
                                                                ---------  -----------         -----          -------
                                                                ---------  -----------         -----          -------

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

         FLEET FINANCIAL GROUP, INC. AND THE QUICK & REILLY GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (A)

                                                                                                       FLEET /
                                                                                                    QUICK & REILLY
                                                                        QUICK &       PRO FORMA       PRO FORMA
                                                         FLEET          REILLY      ADJUSTMENTS(E)     COMBINED
                                                     --------------  -------------  --------------  --------------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net interest income................................  $        2,716  $          51   $         17   $        2,784
Provision for credit losses........................             233             --             --              233
                                                     --------------  -------------  --------------  --------------
Net interest income after provision for credit
  losses...........................................           2,483             51             17            2,551
                                                     --------------  -------------  --------------  --------------
Service charges, fees and commissions..............             475             --             --              475
Mortgage banking revenue...........................             260             --             --              260
Investment services revenue........................             310             --             --              310
Brokerage revenue..................................              18            201             --              219
Venture capital revenue............................              57             --             --               57
Student loan servicing fees........................              76             --             --               76
Trading revenue....................................              18             70             --               88
Securities gains...................................              22             --             --               22
Other noninterest income...........................             494              7             --              501
                                                     --------------  -------------  --------------  --------------
    Total noninterest income.......................           1,730            278             --            2,008
                                                     --------------  -------------  --------------  --------------
Employee compensation and benefits.................           1,215            115             --            1,330
Occupancy..........................................             212              8             --              220
Equipment..........................................             207             30             --              237
Intangible asset amortization......................             120              4             --              124
Legal and other professional.......................              82              5             --               87
Marketing..........................................              69              9             --               78
Other noninterest expense..........................             679             48             --              727
                                                     --------------  -------------  --------------  --------------
    Total noninterest expense......................           2,584            219             --            2,803
                                                     --------------  -------------  --------------  --------------
Income before income taxes.........................           1,629            110             17            1,756
Applicable income taxes............................             661             45              7              713
                                                     --------------  -------------  --------------  --------------
Net income.........................................  $          968  $          65   $         10   $        1,043
                                                     --------------  -------------  --------------  --------------
                                                     --------------  -------------  --------------  --------------
Net income applicable to common shares: (c)........  $          919  $          65   $         10   $          994
                                                     --------------  -------------  --------------  --------------
                                                     --------------  -------------  --------------  --------------
Weighted average common shares outstanding:(d)(e)
  Primary..........................................     263,295,090     38,315,202      7,138,093      292,579,370
  Fully Diluted....................................     264,022,822     38,315,202      7,138,093      293,307,102
Earnings per share: (e)
  Primary..........................................  $         3.49  $        1.70             --   $         3.40
  Fully Diluted....................................            3.48           1.70             --             3.39

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

         FLEET FINANCIAL GROUP, INC. AND THE QUICK & REILLY GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (A)

                                                                                                     FLEET /
                                                                                                  QUICK & REILLY
                                                                                      QUICK &       PRO FORMA
                                                                         FLEET         REILLY        COMBINED
                                                                     -------------  ------------  --------------
                                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                        DATA)
Net interest income................................................  $       2,503  $         44   $      2,547
Provision for credit losses........................................            148            --            148
                                                                     -------------  ------------  --------------
Net interest income after provision for credit losses..............          2,355            44          2,399
                                                                     -------------  ------------  --------------
Service charges, fees and commissions..............................            391            --            391
Mortgage banking revenue...........................................            264            --            264
Investment services revenue........................................            274            --            274
Brokerage revenue..................................................             17           185            202
Venture capital revenue............................................             94            --             94
Student loan servicing fees........................................             67            --             67
Trading revenue....................................................             13            52             65
Securities gains...................................................             38            --             38
Other noninterest income...........................................            326            10            336
                                                                     -------------  ------------  --------------
    Total noninterest income.......................................          1,484           247          1,731
                                                                     -------------  ------------  --------------
Employee compensation and benefits.................................          1,184            95          1,279
Occupancy..........................................................            210             6            216
Equipment..........................................................            196            24            220
Intangible asset amortization......................................             96             3             99
Legal and other professional.......................................             92             4             96
Marketing..........................................................             72             9             81
Other noninterest expense..........................................            566            41            607
                                                                     -------------  ------------  --------------
    Total noninterest expense......................................          2,416           182          2,598
                                                                     -------------  ------------  --------------
Income before income taxes.........................................          1,423           109          1,532
Applicable income taxes............................................            587            43            630
                                                                     -------------  ------------  --------------
Net income.........................................................  $         836  $         66   $        902
                                                                     -------------  ------------  --------------
                                                                     -------------  ------------  --------------
Net income applicable to common shares: (c)........................  $         783  $         66   $        849
                                                                     -------------  ------------  --------------
                                                                     -------------  ------------  --------------
Weighted average common shares outstanding: (d)
  Primary..........................................................    268,656,037    37,716,375    290,456,102
  Fully Diluted....................................................    269,259,878    37,716,375    291,059,943
Earnings per share:
  Primary..........................................................  $        2.91  $       1.75   $       2.91
  Fully Diluted....................................................           2.91          1.75           2.91

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

         FLEET FINANCIAL GROUP, INC. AND THE QUICK & REILLY GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 (A)

                                                                                                       FLEET /
                                                                                                    QUICK & REILLY
                                                                                        QUICK &       PRO FORMA
                                                                           FLEET         REILLY        COMBINED
                                                                       -------------  ------------  --------------
                                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                          DATA)
Net interest income..................................................  $       3,403  $         59   $      3,462
Provision for credit losses..........................................            213            --            213
                                                                       -------------  ------------  --------------
Net interest income after provision for credit losses................          3,190            59          3,249
                                                                       -------------  ------------  --------------

Service charges, fees and commissions................................            592            --            592
Mortgage banking revenue.............................................            372            --            372
Investment services revenue..........................................            372            --            372
Brokerage revenue....................................................             22           247            269
Venture capital revenue..............................................            106            --            106
Student loan servicing fees..........................................             98            --             98
Trading revenue......................................................             55            59            114
Securities gains.....................................................             43            --             43
Other noninterest income.............................................            353            14            367
                                                                       -------------  ------------  --------------
      Total noninterest income.......................................          2,013           320          2,333
                                                                       -------------  ------------  --------------

Employee compensation and benefits...................................          1,607           127          1,734
Occupancy............................................................            284             9            293
Equipment............................................................            266            34            300
Intangible asset amortization........................................            135             5            140
Legal and other professional.........................................            131             5            136
Marketing............................................................             97             8            105
Other noninterest expense............................................            752            52            804
                                                                       -------------  ------------  --------------
      Total noninterest expense......................................          3,272           240          3,512
                                                                       -------------  ------------  --------------
Income before income taxes...........................................          1,931           139          2,070
Applicable income taxes..............................................            792            57            849
                                                                       -------------  ------------  --------------
Net income...........................................................  $       1,139  $         82   $      1,221
                                                                       -------------  ------------  --------------
                                                                       -------------  ------------  --------------
Net income applicable to common shares: (c)..........................  $       1,067  $         82   $      1,149
                                                                       -------------  ------------  --------------
                                                                       -------------  ------------  --------------

Weighted average common shares outstanding: (d)
  Primary............................................................    268,919,344    37,764,962    290,747,492
  Fully Diluted......................................................    270,393,996    37,764,962    292,222,144

Earnings per share:
  Primary............................................................  $        3.97  $       2.17   $       3.95
  Fully Diluted......................................................           3.95          2.17           3.93

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

         FLEET FINANCIAL GROUP, INC. AND THE QUICK & REILLY GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (A)

                                                                                                     FLEET /
                                                                                                  QUICK & REILLY
                                                                                      QUICK &       PRO FORMA
                                                                       FLEET          REILLY         COMBINED
                                                                   --------------  -------------  --------------
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net interest income..............................................  $        3,020  $          54  $        3,074
Provision for credit losses......................................             101             --             101
                                                                   --------------  -------------  --------------
Net interest income after provision for credit losses............           2,919             54           2,973
                                                                   --------------  -------------  --------------

Service charges, fees and commissions............................             486             --             486
Mortgage banking revenue.........................................             321             --             321
Investment services revenue......................................             322             --             322
Brokerage revenue................................................              19            206             225
Venture capital revenue..........................................              36             --              36
Student loan servicing fees......................................              72             --              72
Trading revenue..................................................              39             53              92
Securities gains.................................................              32             --              32
Other noninterest income.........................................             338             12             350
                                                                   --------------  -------------  --------------
      Total noninterest income...................................           1,665            271           1,936
                                                                   --------------  -------------  --------------

Employee compensation and benefits...............................           1,448            106           1,554
Occupancy........................................................             250              7             257
Equipment........................................................             209             25             234
Intangible asset amortization....................................             105              3             108
Legal and other professional.....................................             102              3             105
Marketing........................................................              93              8             101
Merger and restructuring related charges.........................             490             --             490
Loss on assets held for sale or accelerated disposition..........             175             --             175
Other noninterest expense........................................             678             51             729
                                                                   --------------  -------------  --------------
      Total noninterest expense..................................           3,550            203           3,753
                                                                   --------------  -------------  --------------
Income before income taxes.......................................           1,034            122           1,156
Applicable income taxes..........................................             424             53             477
                                                                   --------------  -------------  --------------
Net income.......................................................  $          610  $          69  $          679
                                                                   --------------  -------------  --------------
                                                                   --------------  -------------  --------------
Net income applicable to common shares: (c)......................  $          416  $          69  $          486
                                                                   --------------  -------------  --------------
                                                                   --------------  -------------  --------------

Weighted average common shares outstanding: (d)
  Primary........................................................     264,796,217     37,477,765     286,458,365
  Fully Diluted..................................................     265,886,363     37,477,765     287,548,511

Earnings per share:
  Primary........................................................  $         1.57  $        1.85  $         1.70
  Fully Diluted..................................................            1.57           1.85            1.69

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

         FLEET FINANCIAL GROUP, INC. AND THE QUICK & REILLY GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1994 (A)

                                                                                                       FLEET /
                                                                                                    QUICK & REILLY
                                                                                        QUICK &       PRO FORMA
                                                                           FLEET         REILLY        COMBINED
                                                                       -------------  ------------  --------------
                                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                          DATA)
Net interest income..................................................  $       3,047  $         46   $      3,093
Provision for credit losses..........................................             65            --             65
                                                                       -------------  ------------  --------------
Net interest income after provision for credit losses................          2,982            46          3,028
                                                                       -------------  ------------  --------------
Service charges, fees and commissions................................            441            --            441
Mortgage banking revenue.............................................            301            --            301
Investment services revenue..........................................            294            --            294
Brokerage revenue....................................................             16           146            162
Venture capital revenue..............................................              6            --              6
Student loan servicing fees..........................................             54            --             54
Trading revenue......................................................             32            32             64
Securities losses....................................................             (1)           --             (1)
Other noninterest income.............................................            325             8            333
                                                                       -------------  ------------  --------------
    Total noninterest income.........................................          1,468           186          1,654
                                                                       -------------  ------------  --------------
Employee compensation and benefits...................................          1,428            83          1,511
Occupancy............................................................            265             6            271
Equipment............................................................            188            18            206
Intangible asset amortization........................................             65             2             67
Legal and other professional.........................................             95             3             98
Marketing............................................................             84             5             89
Merger and restructuring related charges.............................            185            --            185
Other noninterest expense............................................            760            35            795
                                                                       -------------  ------------  --------------
    Total noninterest expense........................................          3,070           152          3,222
                                                                       -------------  ------------  --------------
Income before income taxes...........................................          1,380            80          1,460
Applicable income taxes..............................................            531            39            570
                                                                       -------------  ------------  --------------
Net income...........................................................  $         849  $         41   $        890
                                                                       -------------  ------------  --------------
                                                                       -------------  ------------  --------------
Net income applicable to common shares: (c)..........................  $         818  $         41   $        859
                                                                       -------------  ------------  --------------
                                                                       -------------  ------------  --------------
Weighted average common shares outstanding: (d)
  Primary............................................................    264,828,469    37,483,185    286,493,750
  Fully Diluted......................................................    264,828,469    37,483,185    286,493,750
Earnings per share:
  Primary............................................................  $        3.09  $       1.11   $       3.00
  Fully Diluted......................................................           3.09          1.11           3.00

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    (a) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entity. It is anticipated that the Merger will be consummated in the first quarter of 1998.

    Under generally accepted accounting principles, the assets and liabilities of Quick & Reilly will be combined with those of Fleet at book value. In addition, the Statements of Income of Quick & Reilly will be combined with the Statements of Income of Fleet as of the earliest period presented. Certain reclassifications have been included in the Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Income to conform to Fleet's presentation.

    (b) The Merger is expected to be accounted for as a pooling of interests, through the exchange of 22,330,671 shares of Fleet Common Stock (using the Exchange Ratio of 0.578) for the 38,634,379 shares of Quick & Reilly Common Stock outstanding at August 29, 1997.

    (c) The Fleet/Quick & Reilly Pro Forma net income applicable to common shares reflects the sum of the Fleet net income applicable to common shares and the Quick & Reilly net income applicable to common shares and pro forma adjustments.

    (d) The Fleet/Quick & Reilly Pro Forma weighted average shares outstanding for the periods presented reflect the Fleet and Quick & Reilly weighted average shares outstanding, assuming the conversion of outstanding Quick & Reilly Common Stock into Fleet Common Stock using the Exchange Ratio of 0.578 and the additional shares which were required to be reissued as a result of the Merger (see note (e)).

    (e) Fleet had approximately 13.4 million shares of Common Stock in treasury at September 30, 1997, substantially all of which were repurchased during 1997. Fleet reissued 10,750,000 of such treasury shares on December 10, 1997 in order to permit the Merger to be accounted for as a pooling of interests under generally accepted accounting principles. In addition, the Fleet Board has rescinded its prior authority granted in January 1997 to repurchase up to 20 million shares of its Common Stock, effective immediately prior to consummation of the Merger. The pro forma information includes an adjustment to reflect the reissuance of the 10,750,000 shares at $70.38 per share and the deduction of the underwriting discount and issuance costs. The effect on average shares outstanding has been calculated based on the original dates of repurchase. Furthermore, the proceeds from the reissuance are assumed to have been used to pay down other short-term borrowings with an assumed rate of 5.50% and has been calculated based on the original dates of repurchase.

                       DESCRIPTION OF FLEET CAPITAL STOCK

GENERAL

    The Fleet Articles currently authorize the issuance of 600,000,000 shares of Fleet Common Stock and 16,000,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock"), issuable in one or more series from time to time by action of the Fleet Board.

    At September 30, 1997, 249,872,588 shares of Fleet Common Stock were outstanding. On December 10, 1997, Fleet consummated an underwritten public offering of 10,750,000 shares of Fleet Common Stock. See "RECENT TRANSACTIONS--Offering of Fleet Common Stock". In addition, as of September 30, 1997, Fleet had outstanding five series of Preferred Stock as follows: (i) 500,000 shares of 9.35% Cumulative Preferred Stock (the "9.35% Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 500,000 were outstanding, (ii) 1,265,000 shares of Series V 7.25% Perpetual Preferred Stock (the "Series V Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 765,010 were issued and outstanding, (iii) 690,000 shares of Series VI 6.75% Perpetual Preferred Stock (the "Series VI Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 600,000 were issued and outstanding, (iv) 805,000 shares of Series VII Fixed/Adjustable Rate Cumulative Preferred Stock (the "Series VII Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 700,000 were issued and outstanding, and (v) 200,000 shares of Series VIII Fixed/Adjustable Rate Noncumulative Preferred Stock (the "Series VIII Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 200,000 were issued and outstanding. In addition, as of December 31, 1995, the Fleet Board had established a series of 3,000,000 shares of Cumulative Participating Junior Preferred Stock (the "Junior Preferred Stock") issuable upon exercise of the preferred share purchase rights described below, of which no shares were issued and outstanding as of such date. Each such outstanding series and class is described below under "--Preferred Stock".

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of Rhode Island Law and the Fleet Articles and Fleet By-laws.

FLEET COMMON STOCK

    GENERAL

    Holders of the Fleet Common Stock are entitled to receive dividends when, as and if declared by the Fleet Board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Preferred Stock, and any other class or series of preferred stock at the time outstanding, to receive pro rata the net assets of Fleet. Dividends are paid on the Fleet Common Stock only if all dividends on the outstanding series of Preferred Stock, and any other class or series of preferred stock at the time outstanding, for the then current period and, in the case of cumulative Preferred Stock, all prior periods, have been paid or provided for.

    The Preferred Stock and any other class of preferred stock have, or upon issuance will have, preference over the Fleet Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of Fleet and such other preferences as may be fixed by the Fleet Board.

    The holders of Fleet Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Fleet Board has provided with respect to outstanding preferred stock or may provide, in the future, with respect to Preferred Stock or any other class or series of preferred stock which it may hereafter authorize. See "--Preferred Stock". Shares of Fleet Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

    The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain Business Combinations (as hereinafter defined) between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "SELECTED PROVISIONS IN THE ARTICLES OF FLEET--Business Combinations with Related Persons".

    Fleet Common Stock is listed on the NYSE. The outstanding shares of Fleet Common Stock are, and the shares to be issued to holders of Quick & Reilly Common Stock upon consummation of the Merger will be, validly issued, fully paid and non-assessable and the holders thereof are not, and will not be, subject to any liability as stockholders.

    TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

    RESTRICTIONS ON OWNERSHIP

    The BHCA requires any "bank holding company", as such term is defined therein, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Fleet Common Stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Fleet Common Stock under the Change in Bank Control Act (the "CBCA"). Any holder of 25% or more of Fleet Common Stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet) is subject to regulation as a bank holding company under the BHCA.

    PREFERRED SHARE PURCHASE RIGHTS

    On November 21, 1990, the Fleet Board declared a dividend of one Preferred Share Purchase Right (a "Fleet Right") for each outstanding share of Fleet Common Stock. The dividend was paid on December 4, 1990 to the shareholders of record on that date. Each Fleet Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of Junior Preferred Stock at an exercise price of $50 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to certain adjustments. Until the Distribution Date (as hereinafter defined), Fleet will issue one Fleet Right with each share of Fleet Common Stock. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights Agreement dated as of November 21, 1990 between Fleet and the Rights Agent, a copy of which was filed as an exhibit to the Registration Statement on Form 8-A filed with the Commission on December 4, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991, copies of which were filed as exhibits to Fleet's Amendment to Application or Report on Form 8 dated September 6, 1991 and a Third Amendment to Rights Agreement dated February 20, 1995, a copy of which was filed as an exhibit to Fleet's Form 8-A/A dated March 17, 1995 (as amended, the "Rights Agreement").

    The Fleet Rights are not represented by separate certificates and are not exercisable or transferable apart from the Fleet Common Stock until the earlier to occur of (i) the tenth day after a public announcement by Fleet that (a) a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 10% or more (or, in the case of an institutional investor, acting in the ordinary course of business and not with the purpose of changing or influencing control of Fleet (a "Qualifying Investor"), 15% or more) of the outstanding shares of Fleet Common Stock, (b) any person or group of affiliated or associated persons, which beneficially owned 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares on the Distribution Date, or which acquired beneficial ownership of 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares as a result of any repurchase of shares by Fleet, thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares, or (c) any person who was a Qualifying Investor owning 10% or more of the outstanding shares of Fleet Common Stock ceased to qualify as a Qualifying Investor and thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares (any person described in clause (a), (b) or (c) being an "Acquiring Person"); and
(ii) the tenth day (or such later day as may be determined by action of the Fleet Board prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person (other than Fleet) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 10% or more of the issued and outstanding shares of Fleet Common Stock (the earlier of such dates being called the "Distribution Date"). On March 28, 1991 and July 12, 1991, the Rights Agreement was amended to change the definition of an "Acquiring Person" (i) to permit the sale of Fleet's Dual Convertible Preferred Stock and issuance of rights to purchase Fleet Common Stock to the partnerships which purchased such stock, and (ii) to permit the Fleet Board to determine that a person who would otherwise be an "Acquiring Person" had become such inadvertently and therefore allow divestiture of a sufficient number of shares to avoid such designation. The Rights Agreement was further amended on February 20, 1995 to amend the definition of "Acquiring Person" to permit the execution and delivery by Fleet of the merger agreement with Shawmut and the option agreement in connection therewith without Shawmut becoming an Acquiring Person under the Rights Agreement.

    The Fleet Rights will first become exercisable on the Distribution Date and could then begin trading separately from the Fleet Common Stock. The Fleet Rights will expire on November 21, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Fleet Rights are earlier redeemed by Fleet.

    In the event any person becomes an Acquiring Person, the Fleet Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price, Fleet Common Stock (or, under certain circumstances, cash, property or other debt or equity securities ("Common Stock equivalents")) with a market value of twice the Purchase Price. In addition, at any time after any person becomes an Acquiring Person, the Fleet Board may, at its option and in lieu of any transaction described in the preceding sentence, exchange the outstanding and exercisable Fleet Rights (other than Fleet Rights held by such Acquiring Person and its transferees) for shares of Fleet Common Stock or Common Stock equivalents at an exchange ratio of one share of Fleet Common Stock per Fleet Right, subject to certain adjustments.

    In any merger or consolidation involving Fleet after the Fleet Rights become exercisable, each Fleet Right will be converted into the right to purchase, for the Purchase Price, common stock of the surviving corporation (which may be Fleet) with a market value of twice the Purchase Price. The Fleet Board may amend the Rights Agreement or redeem the Fleet Rights for $.01 each at any time until there is an Acquiring Person. Thereafter, the Fleet Board can amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to the holders of the Fleet Rights (other than the Acquiring Person).

    Until a Fleet Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fleet, including, without limitation, the right to vote or to receive dividends.

    The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Fleet Rights, and the number of outstanding Fleet Rights, are subject to customary antidilution adjustments.

    The Fleet Rights have certain "anti-takeover" effects. The Fleet Rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Fleet Board, except pursuant to an offer conditioned on a substantial number of Fleet Rights being acquired. The Fleet Rights should not interfere with any merger or other business combination approved by the Fleet Board prior to the time that there is an Acquiring Person (at which time holders of the Fleet Rights become entitled to exercise their Fleet Rights for shares of Fleet Common Stock at one-half the market price), since until such time the Fleet Rights generally may be redeemed by the Fleet Board at $.01 per Fleet Right.

PREFERRED STOCK

    GENERAL

    The Preferred Stock is issuable in series, with such relative rights, preferences and limitations of each series (including dividend rights, dividend rate, liquidation preference, voting rights, conversion rights and terms of redemption (including sinking fund provisions), redemption price or prices and the number of shares constituting any series) as may be fixed by the Fleet Board.

    The following summary of the outstanding series of Preferred Stock does not purport to be complete and is subject in all respects to the applicable provisions of Rhode Island Law, the Fleet Articles and Fleet By-laws.

    9.35% PREFERRED. Dividends on the outstanding 9.35% Preferred are cumulative and are payable quarterly at the rate of 9.35% per annum. So long as any shares of the 9.35% Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet stock ranking junior to or on a parity with the 9.35% Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of 9.35% Preferred are paid for all past dividend payment periods. Further, if any dividends on the 9.35% Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the 9.35% Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 9.35% Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the 9.35% Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on any of the 9.35% Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the 9.35% Preferred, voting as a separate class, is required in order to amend or alter the Fleet Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the 9.35% Preferred; and the vote of two-thirds of the 9.35% Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the 9.35% Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the 9.35% Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the 9.35% Preferred.

    In the event of any liquidation, dissolution or winding up of Fleet, the holders of the 9.35% Preferred are entitled to receive $250 per share, plus accrued and unpaid dividends, if any.

    The 9.35% Preferred is redeemable on at least 30 but not more than 60 days' notice, at the option of Fleet, as a whole or in part, at any time on and after January 15, 2000 at a redemption price equal to $250 per share, plus accrued and unpaid dividends, if any.

    SERIES V PREFERRED. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series V Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends, if any.

    The holders of Series V Preferred are entitled to receive dividends at the rate of 7.25% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series V Preferred are cumulative. The Series V Preferred is redeemable, in whole or in part, at Fleet's option, on and after April 15, 2001, at $250 per share, plus accrued and unpaid dividends, if any. So long as any shares of the Series V Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series V Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series V Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series V Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series V Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series V Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series V Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series V Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series V Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series V Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of preferred stock of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series V Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series V Preferred is required for any amendment of the Fleet Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series V Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series V Preferred and any other series of preferred stock ranking on a parity with the Series V Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series V Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    SERIES VI PREFERRED. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series VI Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends, if any.

    The holders of Series VI Preferred are entitled to receive dividends at the rate of 6.75% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series VI Preferred are cumulative. The amount of dividends payable in respect of the Series VI Preferred will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction. The Series VI Preferred is redeemable, in whole or in part, at Fleet's option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. The Series VI Preferred may also be redeemed prior to April 15, 2006, in whole, at the option of Fleet, in the event of certain amendments to the Code in respect of the dividends received deduction. So long as any shares of the Series VI Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VI Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series VI Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series VI Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series VI Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VI Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series VI Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series VI Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series VI Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series VI Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of preferred stock of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series VI Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VI Preferred is required for any amendment of the Fleet Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series VI Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VI Preferred and any other series of preferred stock ranking on a parity with the Series VI Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series VI Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    SERIES VII PREFERRED. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series VII Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends, if any.

    Through April 1, 2006, the holders of Series VII Preferred are entitled to receive dividends at the rate of 6.60% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. Thereafter the dividend rate on the Series VII Preferred will be a rate per annum equal to .50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, each as defined in the Certificate of Designation establishing the Series VII Preferred. The Applicable Rate per annum for any dividend period beginning on or after April 1, 2006 will not be less than 7.0% nor greater than 13.0%. The dividends on Series VII Preferred are cumulative. The amount of dividends payable in respect of the Series VII Preferred will be adjusted on the event of certain amendments to the Code in respect of the dividends received deduction. The Series VII Preferred is redeemable, in whole or in part, at Fleet's option, on and after April 1, 2006, at $250 per share, plus accrued and unpaid dividends, if any. The Series VII Preferred may also be redeemed prior to April 1, 2006, in whole, at the option of Fleet, in the event of certain amendments to the Code in respect of the dividends received deduction. So long as any shares of the Series VII Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VII Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series VII Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series VII Preferred are in arrears,

Fleet may not redeem, purchase or otherwise acquire any shares of the Series VII Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VII Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series VII Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series VII Preferred or any other class or series of preferred stock (other than any other class of preferred stock expresssly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series VII Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series VII Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of preferred stock of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series VII Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VII Preferred is required for any amendment of the Fleet Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series VII Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VII Preferred and any other series of preferred stock ranking on a parity with the Series VII Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series VII Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    SERIES VIII PREFERRED. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series VIII Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods), if any.

    Through October 1, 2001, the holders of Series VIII Preferred are entitled to receive dividends at the rate of 6.59% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. Thereafter the dividend rate on the Series VIII Preferred will be a rate per annum equal to .45% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, each as defined in the Certificate of Designations establishing the Series VIII Preferred. The Applicable Rate per annum for any dividend period beginning on or after October 1, 2001 will not be less than 7.0% nor greater than 13.0%. The dividends on Series VIII Preferred are noncumulative. The amount of dividends payable in respect of the Series VIII Preferred will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction. The Series VIII Preferred is redeemable, in whole or in part, at Fleet's option on and after October 1, 2001, at $250 per share, plus accrued and unpaid dividends for the then current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods), if any. The Series VIII Preferred may also be redeemed prior to October 1, 2001, in whole, at the option of Fleet, in the event of certain amendments to the Code in respect of the dividends received deduction. So long as any shares of the Series VIII Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common

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Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VIII Preferred either as to dividends or upon liquidation unless full dividends on all outstanding shares of Series VIII Preferred are paid for the then current dividend period. Further, if dividends on the Series VIII Preferred have not been paid for the then current dividend period, Fleet may not redeem, purchase or otherwise acquire any shares of the Series VIII Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VIII Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series VIII Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series VIII Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series VIII Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series VIII Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right of the holders of Series VIII Preferred shall continue until dividends on the Series VIII Preferred have been paid or declared and set apart for payment regularly for at least one year. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VIII Preferred is required for any amendment of the Fleet Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series VIII Preferred. The affirmative vote or consent of the holders of at least
66 2/3% of the outstanding shares of the Series VIII Preferred and any other series of preferred stock ranking on a parity with the Series VIII Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series VIII Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    JUNIOR PREFERRED STOCK. As of the date of this Prospectus, there were 3,000,000 shares of Junior Preferred Stock reserved for issuance upon the exercise of the Fleet Rights. See "--Fleet Common Stock--Preferred Share Purchase Rights". Shares of Junior Preferred Stock purchasable upon exercise of the Fleet Rights will rank junior to the Preferred Stock and will not be redeemable. Each share of Junior Preferred Stock will, subject to the rights of such senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Fleet Common Stock. Upon the liquidation, dissolution or winding up of Fleet, the holders of the Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share, plus all accrued and unpaid dividends, or 100 times the amount received per share of Fleet Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Fleet Common Stock are exchanged, each share of Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Fleet Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Fleet Common Stock. The rights of the Junior Preferred Stock are protected by customary antidilution provisions.

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                  SELECTED PROVISIONS IN THE ARTICLES OF FLEET

BUSINESS COMBINATIONS WITH RELATED PERSONS

    The Fleet Articles require that neither Fleet nor any of its subsidiaries may engage in a Business Combination with a Related Person (each as hereinafter defined) unless such Business Combination (i) was approved by an 80% vote of the Fleet Board prior to the time the Related Person became such; (ii) is approved by a vote of 80% of the Continuing Directors (as hereinafter defined) and a majority of the entire Fleet Board and certain conditions as to price and procedure are complied with; or (iii) is approved by a vote of 80% of Fleet's outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class. Under the Fleet Articles, a "Business Combination" includes any merger or consolidation of Fleet or any of its subsidiaries into or with a Related Person or any of its affiliates or associates; any sale, exchange, lease, transfer or other disposition to or with a Related Person of all, substantially all or any Substantial Part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet) of the assets of Fleet or any of its subsidiaries; any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any Substantial Part of the assets or business of a Related Person or any of its affiliates or associates; any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a Related Person; and the acquisition by a Related Person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet; a "Related Person" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares prior to the consummation of a Business Combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's voting shares at any time within the five years preceding the date on which a binding agreement providing for a Business Combination is authorized by the Fleet Board; and the "Continuing Directors" are those individuals who were members of the Fleet Board prior to the time a Related Person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as Continuing Directors (prior to their initial election as directors) by a majority of the then Continuing Directors. To amend these provisions, a super majority vote (80%) of the Fleet Board, a majority vote of the Continuing Directors and a super majority vote (80%) of Fleet's stockholders is required, unless the amendment is recommended to the stockholders by a majority of the Fleet Board and not less than 80% of the Continuing Directors, in which event only the vote provided under Rhode Island Law is required.

DIRECTORS

    The Fleet Articles contain a number of additional provisions which are intended to delay an insurgent's ability to take control of the Fleet Board, even after an insurgent has obtained majority ownership of the Fleet Common Stock. The Fleet Articles provide for a classified board of directors, consisting of three classes of directors serving staggered three-year terms. Directors of Fleet may only be removed for cause and only (i) by a vote of the holders of 80% of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class at a meeting called for that purpose, or (ii) by a vote of a majority of the Continuing Directors and a majority of the Fleet Board as constituted at that time. Vacancies on the Fleet Board, whether due to resignation, death, incapacity or an increase in the number of directors, may only be filled by the Fleet Board, acting by a vote of 80% of the directors then in office. The Fleet Articles provide that the number of directors of Fleet (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Fleet Board shall be 13, unless otherwise determined by resolution adopted by a super majority vote (80%) of the Fleet Board and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at 20, except in the event that quarterly dividends are not paid on non-voting Preferred Stock as described above, and may only be increased by the affirmative vote of 80% of the Fleet Board and a majority of the Continuing Directors. A super majority vote (80%) of the Fleet Board, a majority vote of the Continuing Directors and a super majority vote (80%) of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class are required to amend any of these provisions.

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                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

    Fleet and Quick & Reilly are incorporated in Rhode Island and Delaware, respectively. Stockholders of Quick & Reilly receiving Fleet Common Stock in connection with the Merger, whose rights as stockholders are currently governed by Delaware Law, the Quick & Reilly Certificate and the Quick & Reilly By-laws will, upon consummation of the Merger, automatically become stockholders of Fleet, and their rights will be governed by Rhode Island Law, the Fleet Articles and the Fleet By-laws. The following is a summary of the material differences between the rights of holders of Fleet Common Stock and those of Quick & Reilly Common Stock. The following does not purport to be a complete description of the differences between the rights of Fleet and Quick & Reilly stockholders. Such differences may be determined in full by reference to Rhode Island Law, Delaware Law, the Fleet Articles, the Quick & Reilly Certificate, the Fleet By-laws and the Quick & Reilly By-laws.

VOTING RIGHTS

    REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS. Both Rhode Island Law and Delaware Law generally require approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation's assets by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise provided by statute. In addition, under Rhode Island Law, if any class of stock is entitled to vote separately, approval of the plan of merger or consolidation, dissolution or sale of all or substantially all of the corporation's assets also requires the affirmative vote of the holders of a majority of the shares of each class of stock entitled to vote as a class thereon. Delaware Law, absent a charter provision to the contrary, does not require such a class vote.

    Rhode Island Law provides that unless the corporate charter provides otherwise, the vote of the stockholders of a surviving corporation is not required to approve a merger if: (i) the plan of merger does not amend the corporation's charter, and (ii) the number of shares of common stock to be issued or transferred in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are convertible within one year does not exceed one-third of the total combined voting power of all classes of stock then entitled to vote for the election of directors which would be outstanding immediately after the merger.

    Pursuant to Delaware Law, unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if: (i) the agreement of merger does not amend in any respect the corporation's charter; (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the number of authorized unissued shares or treasury stock of the surviving corporation's common stock to be issued or delivered under the plan of merger plus the number of shares of common stock into which any other shares, securities or obligations to be issued or delivered in the plan of merger are initially convertible does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

    No provisions relating to the approval of mergers with unrelated third parties by holders of the respective corporation's common stock are contained in the corporate charters of either Fleet or Quick & Reilly.

    As more fully described above, the Fleet Articles contain certain provisions regarding business combinations with certain persons. See "SELECTED PROVISIONS IN THE ARTICLES OF FLEET".

    The Quick & Reilly Certificate provides that any "Business Combination" (as defined below) involving Quick & Reilly and an individual, partnership, corporation or other entity (a "Person"), other than Quick & Reilly or any subsidiary of Quick & Reilly, that is (i) the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting stock; (ii) an affiliate of Quick & Reilly and at

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any time during the prior two years was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting stock; or (iii) an assignee of or has otherwise succeeded to any then outstanding voting stock of which an Interested Stockholder was the beneficial owner at any time during the prior two years, unless such assignment or succession occurs in a transaction that is a public offering within the meaning of the Securities Act (an "Interested Stockholder") must be approved by the holders of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of Quick & Reilly voting stock, voting together as a single class (the "Voting Requirement"). The Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the "Disinterested Directors" (defined generally to include any director of Quick & Reilly who is not affiliated with the Interested Stockholder who is proposing or involved in a Business Combination and who either was a director prior to the time that such Interested Stockholder became an Interested Stockholder or was recommended for election as a director by a majority of the directors at the time of such recommendation who were not then affiliated with such Interested Stockholder); or (ii) certain "minimum price and procedural requirements" (defined generally to mean that the consideration to be received by stockholders in such Business Combination shall be at least equal to the higher of, and in the same form as, the consideration paid by the Interested Stockholder for such Interested Stockholder's acquisition of the applicable Quick & Reilly capital stock within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination or in the transaction in which such person became an Interested Stockholder) and other criteria are met. As defined in the Quick & Reilly Certificate, a "Business Combination" includes, among other things:
(i) any merger of Quick & Reilly or any subsidiary with (a) an Interested Stockholder, or (b) any other corporation (whether or not such other corporation is an Interested Stockholder), that is, or after such merger would be, an affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder, or an affiliate of an Interested Stockholder of any assets, of Quick & Reilly or any subsidiary having an aggregate fair market value of more than twenty-five percent (25%) of the "Fair Value" (defined as (a) the highest reported closing sale price during the 30-day period immediately preceding such date of a share of such capital stock on the principal national securities exchange on which shares of such capital stock are listed, (b) if shares of such capital stock are not listed on any national securities exchange, the highest reported closing sale price or, if there is no closing sale price, closing bid quotation for a share of such capital stock during the 30-day period immediately preceding such date on the National Association of Securities Dealers, Inc.'s Automated Quotation System or any similar system then in use, or (c) if no such prices or quotations are available, the fair market value on such date of a share of such capital stock as determined in good faith by the Disinterested Directors) of the shares of capital stock of Quick & Reilly outstanding immediately prior to such transaction; (iii) any issuance or transfer by Quick & Reilly, or any subsidiary (in one transaction or a series of transactions) of any securities of Quick & Reilly or any subsidiary, to an Interested Stockholder, or any affiliate of an Interested Stockholder, in exchange for cash, securities, other property or a combination thereof having an aggregate fair market value of more than twenty-five percent (25%) of the Fair Value of the shares of capital stock of Quick & Reilly outstanding immediately prior to such transaction; (iv) any plan or proposal for the liquidation or dissolution of Quick & Reilly proposed by or on behalf of an Interested Stockholder, or any affiliate of an Interested Stockholder; and (v) any reclassification of Quick & Reilly's securities (including any reverse stock split), any recapitalization of Quick & Reilly, any merger of Quick & Reilly with any subsidiary or any other transaction (whether or not involving an Interested Stockholder or an affiliate of an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of an Interested Stockholder, or any affiliate of an Interested Stockholder, of the outstanding shares of any class of equity securities of Quick & Reilly or any subsidiary or any class of securities exchangeable for or convertible into any such class of equity securities.

    CHARTER AND BY-LAW AMENDMENTS. Both Delaware Law and Rhode Island Law generally provide that an amendment to a corporate charter requires (i) adoption by the board of directors of a resolution submitting the proposed amendment to the shareholders, and (ii) approval by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Both Delaware Law and Rhode

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
Island Law also provide for any class of stock or series to vote as a class on the proposed amendment if the amendment would change the number or par value of the aggregate authorized shares of a class. Rhode Island Law requires separate class voting if the amendment would, among other things, change the designations, preferences, limitations or relative rights of the class, effect an exchange or create a right of exchange of all or any part of the shares of another class into shares of the class, or create a new class of shares having rights and preferences prior and superior to the shares of the class. Delaware Law also requires class voting if the amendment would alter or modify the powers, preferences or special rights of the shares of such class so as to affect such class adversely. Under both Delaware Law and Rhode Island Law, the board of directors' authority to adopt, amend or repeal the by-laws of a corporation, if provided for in the articles of incorporation, does not divest or limit the power of stockholders to adopt, amend or repeal the by-laws; Rhode Island Law specifically provides that any amendment by the board of directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote thereon.

    The Fleet Articles provide that any amendment, alteration, change or repeal of the provisions in such charter relating to (i) directors and business combinations requires the affirmative vote of 80% of the Fleet Board and a majority of the Continuing Directors and the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class; and (ii) the provisions in the Fleet Articles governing the amendment of such articles require the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class.

    The Fleet By-laws provide that such by-laws may be altered, amended or repealed in whole or in part and new by-laws may be adopted in whole or in part, only by the affirmative vote of 80% of the Fleet Board and a majority of the Continuing Directors or by an affirmative vote of the holders of at least 50% of the Fleet Common Stock entitled to vote thereon.

    The Quick & Reilly Certificate provides that the amendment, repeal or adoption of any provisions inconsistent with the provisions of the Quick & Reilly Certificate relating to Business Combinations shall require the affirmative vote of at least 80% of the voting power of all shares of capital stock of Quick & Reilly then outstanding entitled to vote generally for the election of directors. Any repeal or modification by the stockholders of Quick & Reilly relating to the provisions regarding the management of the business shall not adversely affect any right or protection of a director of Quick & Reilly existing immediately prior to such repeal or modification.

    The Quick & Reilly Certificate further provides that directors shall have the power to make, alter, amend, or repeal the Quick & Reilly By-laws, subject to the powers of the holders of shares of capital stock of Quick & Reilly then outstanding. Any action by stockholders to effect such alteration, change, addition or repeal requires the affirmative vote of at least 80% of the voting power of all shares of Quick & Reilly's capital stock entitled to vote generally for the election of directors. The Quick & Reilly By-laws provide that notice of any such action specifying or describing the same shall be contained in or accompany the notice of the meeting at which the action is to be taken.

SPECIAL MEETINGS; CORPORATE ACTION WITHOUT A MEETING

    SPECIAL MEETINGS. Rhode Island Law provides that a special meeting of stockholders may be called by the president, the board of directors or the holders of 10% or more of the shares entitled to vote at such meeting, or by such other officers or persons specified in the charter or by-laws. The Fleet By-laws permit special meetings of stockholders to be called by the Fleet Board pursuant to a resolution adopted by a majority of the Fleet Board, or by the Chairman of the Fleet Board or the President. In addition, the Fleet By-laws require that the Secretary of Fleet must call a special meeting of stockholders upon written request of three or more stockholders holding at least 80% of the outstanding shares of stock of Fleet entitled to vote at such meeting.

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    Under Delaware Law, a special meeting of stockholders may be called by the board of directors or such other persons as are authorized by the certificate of incorporation or by-laws. The Quick & Reilly By-laws provide that special meetings of stockholders may be called at any time by the Quick & Reilly Board pursuant to a resolution adopted by a majority of the total number of directors Quick & Reilly would have if there were no vacancies or by the Chairman of the Board. Such meetings shall be called by giving notice to that effect to all stockholders entitled to vote at such meetings. Such notices shall state the place, date, hour and purpose or purposes of such meetings. No business shall be transacted at a special meeting unless it relates to the purpose or purposes for such meeting set forth in the notice of such meeting. Any special meeting may be adjourned from time to time until the business to be transacted at such meeting is completed.

    CORPORATE ACTION WITHOUT A MEETING. Except for corporate action relating to a merger or consolidation, acquisition or disposition, Rhode Island Law permits corporate action without a meeting if the charter of a corporation authorizes such action and the shareholders consenting to such action would be entitled to cast, at a meeting at which all stockholders entitled to vote thereon were present, at least the minimum number of votes which would be required to take such action. Rhode Island Law further provides that corporate action relating to a merger, consolidation, acquisition or disposition may be taken without a meeting if all stockholders entitled to vote thereon consent in writing. The Fleet Articles authorize such action by stockholders if the written consent of stockholders having not less than the minimum percentage of the total vote statutorily required for the proposed corporate action is obtained and provided that notice of such action is given to all Fleet stockholders who would have been entitled to vote upon the action if such meeting were held.

    Delaware Law permits corporate action without a stockholders' meeting, without prior notice and without a vote of stockholders upon receipt of written consent of that number of shares that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voting, unless the charter expressly provides otherwise. Prompt notice of the taking of action without a meeting by less than unanimous written consent must be given to all stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to receive notice of the meeting. The Quick & Reilly Certificate does not provide otherwise.

DIVIDENDS

    Under Rhode Island Law, the board of directors has the power to declare and pay dividends in cash, property or securities of the corporation unless (i) such corporation is or would be thereby made insolvent, or (ii) the declaration or payment of such dividend would be contrary to any restrictions contained in the charter. Rhode Island Law further provides that no distribution may be made (i) if the corporation would become unable to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    Under Delaware Law, the board of directors is generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also under Delaware Law, a corporation may generally redeem or purchase shares of its stock if such redemption or purchase will not impair the capital of the corporation.

APPRAISAL RIGHTS

    Under Rhode Island Law, appraisal rights are available only in connection with (i) a statutory merger or consolidation (unless the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger); (ii) acquisitions which require shareholder approval; and (iii) sales or exchanges of all or substantially all of the property and assets of a corporation in a transaction requiring stockholder approval. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction, are (i) registered on a national securities exchange or included as National Market securities in the National Association of Securities Dealers, Inc.'s automated quotation system, or (ii) held of record by not less than 2,000 stockholders. There are no provisions in the Fleet Articles providing for appraisal rights. Under Rhode Island Law, holders of Fleet capital stock do not have any appraisal rights in connection with the Merger. See "THE MERGER-- Appraisal Rights".

    Under Delaware Law, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (i) listed on a national securities exchange or designated as a National Market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (a) shares of stock of the surviving corporation; (b) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a National Market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more that 2,000 stockholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination thereof. The Quick & Reilly Certificate has no provisions for appraisal rights. Given that Quick & Reilly Common Stock is listed on the NYSE and Quick & Reilly Stockholders will receive in the Merger Fleet Common Stock, which is also listed on the NYSE, holders of Quick & Reilly Common Stock will not have appraisal rights in connection with the Merger. See "THE MERGER--Appraisal Rights".

PROVISIONS RELATING TO DIRECTORS

    NUMBER OF DIRECTORS. Under both Rhode Island Law and Delaware Law, a corporation must have a board of directors consisting of at least one director. The Fleet Articles provide that the Fleet Board shall consist of 13 members (exclusive of directors to be elected by holders of any one or more series or classes of the Preferred Stock voting separately as a class or classes) unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the Fleet Board and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at 20. As of the Effective Time of the Merger, the Fleet Board will consist of 19 members (exclusive of directors to be elected by holders of any one or more series or classes of the Preferred Stock voting separately as a class or classes) unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the Fleet Board and a majority of the Continuing Directors. Fleet has agreed to cause the Quick & Reilly Board Designee to be elected or appointed as a director of the Fleet Board as promptly as practicable after the Effective Time. The Quick & Reilly By-laws provide that the Quick & Reilly Board consist of that number of directors as fixed from time to time by resolutions adopted by a majority vote of the total number of directors Quick & Reilly would have if there were no vacancies. The initial Quick & Reilly Board consisted of twelve directors.

    VACANCIES. The Fleet Articles provide that vacancies in the Fleet Board may be filled only by the vote of 80% of the directors then in office. The Quick & Reilly By-laws provide that vacancies may be filled by the vote of a majority of the directors then in office.

    CLASSIFICATION. Rhode Island Law and Delaware Law both permit classification of the board of directors if the corporate charter so provides. Delaware Law also permits classification of directors if an initial by-law so provides, or by a by-law adopted by a vote of the stockholders. The Fleet Articles and

Fleet By-laws provide for classification of the Fleet Board into three classes as nearly equal in number as possible, with one class being elected annually. The Quick & Reilly Certificate and Quick & Reilly By-laws likewise provide for classification of the Quick & Reilly Board into three classes as nearly equal in number as possible, with one class being elected annually.

    STOCKHOLDER NOMINATIONS. The holders of Fleet Common Stock may nominate individuals for election to the Fleet Board. The procedure pursuant to which such nomination must occur is set forth in the Fleet By-laws. The Fleet By-laws specify that nominations of persons for election as director may be made at a meeting of stockholders by or at the direction of the Fleet Board, or by any holder of stock entitled to vote thereon who complies with the requisite notice procedure. The notice procedure requires that a stockholder's nomination of a person for election as a director must be made in writing and received by the Secretary of Fleet not less than 30 days prior to the date of the meeting of stockholders, provided, however, that if fewer than 40 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the stockholder's nomination notice must be received not later than the close of business on the seventh day following the first to occur of the publication or mailing of the notice of the meeting date. The Fleet By-laws require that a stockholder's notice to nominate an individual to the Fleet Board include certain information about the nominee, including the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), along with the name, address, class and number of shares of Fleet beneficially owned by the stockholder giving such notice and by other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder's notice.

    The Quick & Reilly By-laws establish procedures that must be followed for stockholders to nominate individuals to the Quick & Reilly Board at the annual meeting of stockholders. In order to nominate individuals to the Quick & Reilly Board, a stockholder must provide timely notice of such nomination in writing to the Secretary of Quick & Reilly. Such notice must be delivered or mailed to, and received at, the principal executive office of Quick & Reilly not less than seventy (70) days prior to the date of such meeting; provided, however, that if less than eighty (80) days' notice or prior public disclosure of the date of such meeting is given to stockholders or made, such notice must be so delivered or mailed and received not later than the close of business on the tenth (10th) day following the day on which notice or public disclosure of the date of such meeting is given or made. Such notice must set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including each such person's written consent to serve as director if elected); and (ii) as to the stockholder giving such notice (a) the name and address of such stockholder as they appear on Quick & Reilly stock register, (b) the classes and number of shares of each class of Quick & Reilly's capital stock that are owned beneficially and of record by such stockholder, and
(c) any professional, commercial, business or familial relationship of such stockholder to such nominees. The chairman presiding at such meeting shall determine whether any nomination to be made at such meeting will be properly so made in accordance with the Quick & Reilly By-laws and, if he should determine that such nomination will not be properly so made, he shall so declare at such meeting and such nomination shall not be made at such meeting.

    REMOVAL. Under Rhode Island Law, a director may be removed by the stockholders without cause, if the charter or by-laws so provide but, in the case of a corporation permitting cumulative voting for the election of directors, only if the number of shares voted against removal would not be sufficient to elect the director if voted cumulatively. For a discussion of provisions regarding the removal of directors in the Fleet Articles, see "SELECTED PROVISIONS IN THE ARTICLES OF FLEET".

    Under Delaware Law, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to elect directors. In the case of a corporation whose board is classified, stockholders may effect such removal only for cause unless the charter provides otherwise. The Quick & Reilly Certificate does not provide otherwise.

DERIVATIVE SUITS

    Under both Rhode Island Law and Delaware Law, stockholders may bring suits on behalf of the corporation to enforce the rights of a corporation. Under both Rhode Island Law and Delaware Law, a person may institute and maintain a suit if such person was a stockholder at the time of the transaction which is the subject of the suit or if such person's stock thereafter devolved upon him or her by operation of law. Under Rhode Island Law, upon final judgment and a finding that the commencement of a derivative action by a stockholder was without reasonable cause, a court may require the plaintiff(s) to pay to the parties named as defendant(s) the reasonable expenses, including legal fees, incurred by them in defense of such action.

    In addition, under Delaware Law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the action but also throughout the duration of the derivative suit. Delaware Law also requires that the derivative plaintiff make demand on the directors of the corporation to assert the corporate claim unless such demand would be futile before the suit may be prosecuted by the derivative plaintiff.

STATE ANTI-TAKEOVER STATUTES

    Pursuant to Rhode Island Law, a corporation shall not engage in any business combination with an interested stockholder (generally defined as the beneficial owner of 10% or more of the corporation's outstanding voting stock or an affiliate of the corporation who, within five years prior to the date in question, was the beneficial owner of 10% or more of the corporation's outstanding voting stock) for a period of five years following the date the stockholder became an interested stockholder unless either (i) the board of directors of the corporation approved the business combination or transaction prior to the date the stockholder became an interested stockholder; (ii) holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, have approved the business combination at a meeting called for such purpose no earlier than five years after the interested stockholder's stock acquisition date; or (iii) the business combination meets each of the following conditions: (a) the nature, form and adequacy of the consideration to be received by the corporation's stockholders in the business combination transaction satisfies certain specific enumerated criteria; (b) the holders of all the outstanding shares of stock of the corporation not beneficially owned by the interested stockholder are entitled to receive the specified consideration in the business combination transaction; and (c) the interested stockholder shall not acquire additional shares of voting stock of the corporation except in certain specifically identified transactions.

    The restrictions prescribed by Rhode Island Law will not be applicable to any business combination (i) involving a corporation that does not have a class of voting stock registered under the Exchange Act, unless the charter provides otherwise; (ii) involving a corporation which did not have a class of voting stock registered under the Exchange Act at the time the corporation's charter was amended to provide that the corporation shall be subject to the statutory restriction provisions and the interested stockholder's stock acquisition date is prior to the effective date of the charter amendment; (iii) involving a corporation whose original charter contains a provision expressly electing not to be subject to the statutory restrictions or which adopted an amendment expressly electing not to be subject to the statutory restrictions either to its by-laws prior to March 31, 1991 or to its charter if such charter amendment is approved by the affirmative vote of holders, other than the interested stockholders and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested stockholders; provided, that the amendment to the charter shall not be effective until 12 months after the vote of the stockholders and shall not apply to any business combination of the corporation with an interested stockholder whose stock acquisition date is on or prior to the effective date of the amendment; or
(iv) involving a corporation with an interested stockholder who became an interested stockholder inadvertently, if the interested stockholder divests itself of such number of shares so that it is no longer the beneficial owner of 10% of the outstanding voting stock and, but for such inadvertent ownership, was not an interested stockholder within the five-year period preceding the announcement of the business combination. None of the Fleet Articles, the original Fleet charter or the Fleet By-laws contains any provisions expressly providing that Fleet will not be subject to the restrictions prescribed by the statute.

    Pursuant to Delaware Law, a corporation shall not engage in any business combination with an interested stockholder (generally defined as the holder of 15% or more of the corporation's voting stock) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) the board of directors approved either the business combination or transaction prior to the time that the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) any persons who are directors and also officers, and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to the time the stockholder became an interested stockholder, the board of directors approved the transaction and the stockholders approved the transaction, not by written consent, but at an annual or special meeting of shareholders, with an affirmative vote of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder. The restrictions prescribed by the statute will not be applicable if (i) a corporation's charter or by-laws contain a provision expressly providing that the corporation shall not be subject to such statutory restrictions; (ii) if the corporation does not have a class of voting stock that is (a) listed on a national securities exchange; (b) authorized for quotation on The Nasdaq Stock Market, Inc.; or (c) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken directly or indirectly by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or (iii) a stockholder becomes an interested stockholder inadvertently and divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and would not, at any time during the three-year period immediately prior to a business combination between the corporation and the interested stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or (iv) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or required notice to interested stockholders of a proposed transaction: (a) involving (A) a merger or consolidation (except a merger in respect of which no vote of the stockholders of the corporation is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation having an aggregate market value equal to 50% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (C) a proposed tender offer or exchange offer for 50% or more of the outstanding voting stock of the corporation; (b) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors or at a time when these statutory restrictions did not apply for any of the reasons set forth in clauses (i) and (ii) of this sentence; and (c) is approved or not opposed by a majority of the members of the board of directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Neither the Quick & Reilly Certificate nor the Quick & Reilly By-laws contain any provision expressly providing that Quick & Reilly will not be subject to the restrictions prescribed by the statute. See "--Voting Rights-- Required Vote for Certain Business Combinations".

                 COMPARATIVE COMMON STOCK PRICES AND DIVIDENDS

    FLEET. Fleet Common Stock is listed on the NYSE under the symbol FLT. The following table sets forth the high and low sales prices for Fleet Common Stock as reported on the NYSE Composite Tape, and the cash dividends declared, for the calendar periods indicated.

                                                                                          PRICE             CASH
                                                                                   --------------------   DIVIDENDS
CALENDER YEAR                                                                        HIGH        LOW      DECLARED
---------------------------------------------------------------------------------  ---------  ---------  -----------
1995
First Quarter....................................................................  $  34.625  $  30.875   $     .40
Second Quarter...................................................................     38.375     32.125         .40
Third Quarter....................................................................     39.125     35.000         .40
Fourth Quarter...................................................................     43.000     38.125         .43
1996
First Quarter....................................................................  $  42.500  $  39.250   $     .43
Second Quarter...................................................................     45.375     40.375         .43
Third Quarter....................................................................     44.625     38.500         .43
Fourth Quarter...................................................................     55.875     44.875         .45
1997
First Quarter....................................................................  $  62.750  $  49.625   $     .45
Second Quarter...................................................................     65.813     55.500         .45
Third Quarter....................................................................     70.750     63.375         .45
Fourth Quarter (through December 12, 1997).......................................     75.063     61.938         .49

    QUICK & REILLY. Quick & Reilly Common Stock is listed on the NYSE under the symbol BQR. The following table sets forth the high and low sales prices for Quick & Reilly Common Stock as reported on the NYSE Composite Tape, and the cash dividends declared, for the fiscal periods indicated.

                                                                                          PRICE             CASH
                                                                                   --------------------   DIVIDENDS
FISCAL YEAR ENDED THE LAST DAY OF FEBRUARY                                           HIGH        LOW      DECLARED
---------------------------------------------------------------------------------  ---------  ---------  -----------
1996
First Fiscal Quarter.............................................................  $  13.750  $   9.875   $    .044
Second Fiscal Quarter............................................................     17.875     13.625        .044
Third Fiscal Quarter.............................................................     20.500     15.500        .047
Fourth Fiscal Quarter............................................................     17.875     13.500        .100
1997
First Fiscal Quarter.............................................................  $  23.375  $  15.875   $    .047
Second Fiscal Quarter............................................................     22.625     18.125        .053
Third Fiscal Quarter.............................................................     19.625     17.125        .053
Fourth Fiscal Quarter............................................................     26.750     18.125        .127
1998
First Fiscal Quarter.............................................................  $  25.083  $  19.875   $    .060
Second Fiscal Quarter............................................................     36.250     22.250        .060
Third Fiscal Quarter.............................................................     41.250     32.625        .060
Fourth Fiscal Quarter (through December 12, 1997)................................     42.875     37.563          --

    On December 12, 1997, the latest practicable trading day before the printing of this Proxy Statement-Prospectus, the closing sales price for Fleet Common Stock as reported on the NYSE was $73.875 per share and the closing sales price for Quick & Reilly Common Stock as reported on the NYSE was $42.250 per share. On September 15, 1997, the last full trading day prior to the announcement of the proposed

Merger, the closing sales price of Fleet Common Stock as so reported was $67.500 per share, and the closing sales price of Quick & Reilly Common Stock as so reported was $38.938 per share.

                                    EXPERTS

    The consolidated financial statements of Fleet incorporated by reference in Fleet's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Quick & Reilly incorporated by reference in Quick & Reilly's Annual Report on Form 10-K for the fiscal year ended February 28, 1997, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    The legality of the shares of Fleet Common Stock to be issued to the holders of Quick & Reilly Common Stock pursuant to the Merger and certain other legal matters in connection with the Merger, including an opinion substantially to the effect that the Merger will constitute a "reorganization" under Section 368 of the Code, will be passed upon for Fleet by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island 02903. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a wholly-owned subsidiary of Fleet, and beneficially owns 4,052 shares of Fleet Common Stock.

    The Merger Agreement provides as a condition to Quick & Reilly's obligation to consummate the Merger that Quick & Reilly receive the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Quick & Reilly, substantially to the effect that the Merger will constitute a "reorganization" under Section 368 of the Code. Wachtell, Lipton, Rosen & Katz has from time to time acted as counsel in advising Fleet and its affiliates with respect to certain matters and in connection with various transactions. Wachtell, Lipton, Rosen & Katz did not act as counsel to Fleet or its affiliates with respect to the Merger or any transaction in connection therewith.

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

      DATED AS OF SEPTEMBER 16, 1997, AS AMENDED AS OF DECEMBER 12, 1997,

                                  BY AND AMONG

                        THE QUICK & REILLY GROUP, INC.,

                          FLEET FINANCIAL GROUP, INC.

                                      AND

                             FFG ACQUISITION CORP.

----------------------------------------------------------------------
----------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of the 16th day of September, 1997, as amended as of December 12, 1997 (this "Agreement"), by and among The Quick & Reilly Group, Inc., a Delaware corporation (the "Company"), Fleet Financial Group, Inc., a Rhode Island corporation (the "Buyer"), and FFG Acquisition Corp. ("Merger Sub"), a Delaware corporation.

    WHEREAS, the Company is a Delaware corporation, having its principal place of business in Palm Beach, Florida.

    WHEREAS, the Buyer is a Rhode Island corporation, having its principal place of business in Boston, Massachusetts.

    WHEREAS, Merger Sub is a Delaware corporation and a wholly-owned subsidiary of the Buyer.

    WHEREAS, as a condition to, and immediately after the execution of this Agreement, the Company will enter into a Stock Option Agreement with the Buyer attached as Exhibit A.

    WHEREAS, it is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under
Section 368 of the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

    WHEREAS, the respective Boards of Directors of each of the Company, the Buyer and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

    WHEREAS, as a condition to, and immediately after the execution of this Agreement, certain stockholders of the Company will enter into Support Agreements in the form of Exhibit B.

    WHEREAS, in connection with the Merger, certain employees of the Company identified on ANNEX A hereto have entered or will enter into employment agreements with the Company and the Buyer in the forms of ANNEX B and ANNEX C hereto.

    WHEREAS, the parties have agreed, in connection with the Merger, to establish a retention program on substantially the terms described herein, the purpose of which is to retain the services of certain employees of the Company following the Merger.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

    1.1. DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

    "1940 Act" means the Investment Company Act of 1940, as amended.

    "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

    "Agreement" has the meaning set forth in the Preamble, as amended or modified from time to time in accordance with SECTION 9.2.

    "Broker-Dealer Subsidiaries" has the meaning set forth in SECTION
5.3(G)(IV).

    "Buyer" has the meaning set forth in the Preamble.

    "Buyer Board" means the Board of Directors of the Buyer.

    "Buyer Common Shares" means shares of the common stock, par value $0.01 per share, of the Buyer, including the associated Buyer Rights.

    "Buyer Rights" means the Buyer's preferred share purchase rights issued pursuant to the Buyer Rights Agreement.

    "Buyer Rights Agreement" means the Corporation's Rights Agreement dated as of November 21, 1990, as amended March 28, 1991 and as further amended on July 12, 1991 and February 20, 1995, between Buyer and Fleet National Bank, as rights agent.

    "Code" has the meaning set forth in the Preamble.

    "Company" shall mean, prior to the Effective Time, The Quick & Reilly Group, Inc., and, from and after the Effective Time, the surviving corporation in the Merger.

    "Company Affiliate" has the meaning set forth in SECTION 6.7(A).

    "Company Board" means the Board of Directors of the Company.

    "Company By-Laws" has the meaning set forth in SECTION 2.1(C).

    "Company Certificate of Incorporation" has the meaning set forth in Section 2.1(c).

    "Company Common Shares" means shares of common stock, par value $.10 per share, of the Company.

    "Company ERISA Affiliate" has the meaning set forth in SECTION 5.3(N).

    "Company Meeting" has the meaning set forth in SECTION 6.2.

    "Company Preferred Shares" has the meaning set forth in SECTION 5.3(B).

    "Company Regulatory Agreement" has the meaning set forth in SECTION 5.3(I)(II).

    "Company Stock Options" has the meaning set forth in SECTION 3.6.

    "Compensation and Benefit Plans" has the meaning set forth in SECTION 5.3(N)(I).

    "Costs" has the meaning set forth in SECTION 6.10(A).

    "Covered Employees" has the meaning set forth in SECTION 6.11(A).

    "DGCL" means the Delaware General Corporation Law.

    "Delaware Secretary of State" has the meaning set forth in SECTION 2.1(B).

    "Disclosure Schedule" has the meaning set forth in SECTION 5.1.

    "Effective Date" has the meaning set forth in SECTION 2.2.

    "Effective Time" has the meaning set forth in SECTION 2.2.

    "Employment Agreements" has the meaning set forth in SECTION 6.13.

    "Environmental Laws" means all applicable United States federal, local and state environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act and the Occupational Safety and Health Act, each as amended, regulations thereunder, and state counterparts.

    "ERISA" has the meaning set forth in SECTION 5.3(N)(I).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "Exchange Agent" has the meaning set forth in SECTION 3.4(A).

    "Exchange Ratio" has the meaning set forth in Section 3.1(a).

    "GAAP" means generally accepted accounting principles.

    "Governmental Authority" means any court, administrative agency or commission or other United States, federal, state, local or foreign governmental authority or instrumentality.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

    "Indemnified Party" has the meaning set forth in SECTION 6.10A).

    "Insurance Policies" has the meaning set forth in SECTION 5.3(U).

    "IRS" means the United States Internal Revenue Service.

    "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

    "Material Adverse Effect" means, with respect to the Company or Buyer, as applicable, any effect that (a) is material and adverse to the financial position, results of operations, business or operations of the Buyer and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or (b) would materially impair the ability of either the Buyer or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws, regulations or interpretations thereof by Governmental Authorities that affect in general the respective businesses in which the Company and its Subsidiaries or the Buyer and its Subsidiaries, respectively, are engaged, (ii) changes in GAAP or regulatory accounting requirements applicable to broker-dealers generally, (iii) events or conditions generally affecting the securities industry or arising from changes in general business or economic conditions, including general changes in market prices or interest rates, and (iv) any actions or omissions to act required by this Agreement or taken with the prior written consent of the other party.

    "Merger" has the meaning set forth in SECTION 2.1(A).

    "Merger Sub" has the meaning set forth in the Preamble.

    "New Certificate" has the meaning set forth in SECTION 3.4(A).

    "NYSE" means the New York Stock Exchange, Inc.

    "Old Certificates" has the meaning set forth in SECTION 3.4(A).

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

    "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

    "Proxy Statement" has the meaning set forth in SECTION 6.3(A).

    "Registration Statement" has the meaning set forth in SECTION 6.3(A).

    "Regulatory Agencies" has the meaning set forth in SECTION 5.3(I)(I).

    "Replacement Option" has the meaning set forth in SECTION 3.6.

    "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined, in whole or in part, by reference to the market price or value of, shares of capital stock of such Person.

    "SEC" means the United States Securities and Exchange Commission.

    "SEC Documents" has the meaning set forth in SECTION 5.3(G)(I).

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "SRO" has the meaning set forth in SECTION 5.3(F)(I).

    "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

    "Surviving Corporation" has the meaning set forth in SECTION 2.1(A).

    "Takeover Laws" has the meaning set forth in SECTION 5.3(P).

    "Tax" and "Taxes" means all United States federal, state or local, or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

    "Tax Returns" means, with respect to any Person, any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns and including any Form 1099 or other document or report required to be provided by such Person to third parties) required to be filed with respect to any Tax.

    "Treasury Stock" shall mean Company Common Shares held by the Company or any of its Subsidiaries or by the Buyer or any of its Subsidiaries, in each case, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted.

                                  ARTICLE II.
                                   THE MERGER

    2.1.  THE MERGER.

    (a) THE MERGER. At the Effective Time, the Company shall merge with and into Merger Sub (the "Merger"), the separate corporate existence of the Company shall cease, and Merger Sub shall survive and continue to exist as a Delaware corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

    (b) EFFECTIVENESS OF THE MERGER. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the Merger shall become effective upon the occurrence of the filing in the offices of the Secretary of State of the State of Delaware (the "Delaware Secretary of State") of a certificate of merger in accordance with Section 103 of the DGCL or such later date and time as may be set forth in such certificate. The Merger shall have the effects prescribed in the DGCL.

    (c) ARTICLES OF INCORPORATION AND BY-LAWS. The certificate of incorporation (the "Merger Sub Certificate of Incorporation") and by-laws of Merger Sub (the "Merger Sub By-Laws") immediately after the Merger shall be those of the Surviving Corporation as in effect immediately prior to the Effective Time.

    (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately after the Merger shall be the directors and officers of the Surviving Corporation immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

    2.2. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on or before (a) the fifth business day to occur after the last of the conditions set forth in
ARTICLE VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

    2.3. OPERATIONS OF BUSINESS. (a) Subject to applicable law, the parties agree to cooperate and take all reasonable additional action prior to or following the Effective Time to merge or otherwise consolidate or reorganize any of their respective legal entities or business units, assets or operations to the extent determined by the Buyer to be desirable for regulatory or other reasons, and further agree that Buyer may at any time change the method of effecting the Merger, including by merging the Company with and into the Buyer, by merging the Company with and into a direct or indirect wholly owned subsidiary of the Buyer other than Merger Sub or by merging any such subsidiary with and into the Company, and the Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; PROVIDED, HOWEVER, that any such actions shall not (a) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration"), (b) adversely affect the proposed accounting treatment for the Merger or the tax treatment to the Company's stockholders as a result of receiving the Merger Consideration, or
(iii) materially delay the receipt of any approval referred to in Section 7.1(b) or the consummation of the transactions contemplated by this Agreement.

    (b) The operations of the business conducted by the Company prior to the Effective Time will be conducted as a separate division of the Buyer after the Effective Time. Subject to applicable legal and regulatory limitations, the division will be operated autonomously and be headquartered in Palm Beach, Florida. The division will conduct the discount brokerage business of the Buyer.

    (c) Aggregate and individual compensation levels for the employees of the Quick & Reilly division of the Buyer will be determined by an executive management committee of the Quick & Reilly division consisting initially of the members of Executive Management Committee of the Company immediately prior to the Effective Time and two representatives named by the Buyer.

                                  ARTICLE III.
             CONSIDERATION; EXCHANGE PROCEDURES; RETENTION PROGRAM

    3.1. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) OUTSTANDING COMPANY COMMON SHARES. Each Company Common Share, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.578 Buyer Common Shares (the "Exchange Ratio").

    (b) OUTSTANDING CAPITAL STOCK. Each share of capital stock of Merger Sub, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

    (c) TREASURY SHARES. Each Company Common Share held as Treasury Stock immediately prior to the Effective Time, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor. All Buyer Common Shares owned by the Company or any of its Subsidiaries (other than Treasury Stock) shall become Treasury Stock of the Buyer.

    3.2. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Share with a record date occurring prior to the Effective Time and the consideration provided under this
ARTICLE III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of Company Common Shares.

    3.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional Buyer Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Buyer shall pay to each holder of Company Common Shares who would otherwise be entitled to a fractional Buyer Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of a Buyer Common Share, as reported by the NYSE for the five NYSE trading days immediately preceding the Effective Date.

    3.4.  EXCHANGE PROCEDURES.

    (a) As promptly as practicable after the Effective Date, the Buyer shall send or cause to be sent to each former holder of record of Company Common Shares immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing Company Common Shares (the "Old Certificates") for the consideration set forth in this ARTICLE
III. Buyer shall cause the certificates representing Buyer Common Shares (the "New Certificates") and/or any check in respect of any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such stockholder upon delivery to First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), of Old Certificates representing such Company Common Shares (or indemnity reasonably satisfactory to the Buyer and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder, together with a properly completed letter of transmittal, duly executed. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this ARTICLE III upon such delivery.

    (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Company Common Stock and cash in lieu of fractional shares, if any, as provided in this Article III.

    (c) Any portion of the Buyer Common Shares and cash in lieu of fractional shares that remains unclaimed by the stockholders of the Company for 12 months after the Effective Time shall be paid to the Buyer. Any stockholders of the Company who have not complied with this Article III shall thereafter look only to the Buyer for payment of the shares of Buyer Common Stock and cash in lieu of any fractional shares, if any, and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) At the election of the Buyer, no dividends or other distributions with respect to Buyer Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Company Common Shares converted in the Merger into the right to receive such Buyer Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this SECTION 3.4. After becoming so entitled in accordance with this SECTION 3.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Buyer Common Shares such holder had the right to receive upon surrender of the Old Certificate.

    3.5. ANTI-DILUTION PROVISIONS. In the event the Buyer changes (or establishes a record date for changing) the number of Buyer Common Shares issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Buyer Common Shares and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

    3.6. OPTIONS. At the Effective Time, each outstanding option to purchase Company Common Shares under the Compensation and Benefit Plans (each, a "Company Stock Option"), whether vested or unvested, shall be converted into an option to acquire, either by assumption of the Company's obligations under the Compensation and Benefit Plans with respect to the Replacement Options (as defined below) or pursuant to a replacement plan to be adopted by the Buyer, but on the same terms and conditions as were applicable under such Company Stock Option, the number of Buyer Common Shares equal to (a) the number of Company Common Shares subject to the Company Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share for the Company Common Shares which were purchasable pursuant to such Company Stock Option divided by the Exchange Ratio. Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), if any, shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, the Company shall take all action, if any, necessary with respect to the Compensation and Benefit Plans to permit the replacement of the outstanding Company Stock Options by the Buyer pursuant to this SECTION 3.6.

    3.7. DIRECTORS. The Buyer agrees to cause one member of the Company Board on the date hereof (selected by the Buyer after consultation with the Company), who is still a member of the Company Board immediately prior to the Effective Time and willing and eligible to serve, to be elected or appointed as a director of the Buyer Board as promptly as practicable after the Effective Time.

    3.8. RETENTION PROGRAM. At the Effective Time, the Buyer will establish a retention program as described in Schedule 3.8 of the Company's disclosure schedule.

                                  ARTICLE IV.
                          ACTIONS PENDING ACQUISITION

    4.1. FORBEARANCES OF THE COMPANY. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of the Buyer, the Company will not, and will cause each of its Subsidiaries not to:

    (a) ORDINARY COURSE. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon the Company's ability to perform any of its material obligations under this Agreement or to adversely affect or delay the ability of the Buyer or Merger Sub to obtain any necessary approvals of any regulatory agency or governmental body required for the transaction contemplated hereby.

    (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding (including pursuant to any stock split, stock dividend, recapitalization or similar transaction or pursuant to any Compensation and Benefit Plan qualified under Section 401(k) of the Code to the extent such Compensation and Benefit Plan offers Company Common Shares as an investment option), or authorize the creation of, any capital stock, including any additional Company Common Shares or any Rights, (ii) enter into any agreement, understanding or arrangement with respect to the voting of its capital stock,
(iii) enter into any agreement with respect to the foregoing, or (iv) permit any additional Company Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

    (c) DIVIDENDS, ETC. (i) Make, declare, pay or set aside for payment any dividend (other than (A) subject to SECTION 6.15, quarterly cash dividends on Company Common Shares in an amount not to exceed $0.06 per share with record and payment dates consistent with past practice and (B) dividends from wholly owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company) on or in respect of, or declare or make any distribution on, any Company Common Shares, or (ii) directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

    (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. (i) Enter into or amend or renew any material employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries, or (ii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except, in the case of (ii),
(A) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) for other changes that are required by applicable law, (C) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (D) for employment arrangements for, or grants of awards to, newly hired employees consistent with past practice.

    (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits, or increase the compensation or benefits, payable thereunder.

    (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets (including any capital stock of its Subsidiaries), business or properties except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other dispositions or discontinuances is not material to it and its Subsidiaries taken as a whole.

    (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, or properties of any other entity, or make any material investment in, whether by purchase of stock or securities of, or contributions to capital, loans or advances or the transfer of property to, any other Person, except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other acquisitions and investments is not material to it and its Subsidiaries taken as a whole.

    (h) GOVERNING DOCUMENTS. Amend the Company Certificate of Incorporation, the Company By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of the Company's Significant Subsidiaries.

    (i) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP as concurred with by Arthur Andersen LLP, its independent accountants, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable years ending February 28, 1997 and February 29, 1996, except as required by changes in law or regulation.

    (j) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in SECTION 5.3(K)(I)) or amend or modify in any material respect or extend any of its existing material contracts.

    (k) CLAIMS. Settle any material claim, action or proceeding, except for any material claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to the Company and its Subsidiaries, taken as a whole.

    (l) ADVERSE ACTIONS. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or for pooling of interest accounting treatment; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time (subject to the standard set forth in Section 5.2), (B) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or (C) a material violation of any provision set forth in this Article IV except, in each case, as may be required by applicable law or regulation.

    (m)  RISK MANAGEMENT.  Except as required by applicable law or regulation,
(i) implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material, (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk from the general United States securities markets or (iii) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

    (n) INDEBTEDNESS. Other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, and indebtedness under existing lines of credit), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, (iii) make any loan or advance or (iv) incur any capital expenditures, obligations or liabilities.

    (o)  COMMITMENTS.  Agree or commit to do any of the foregoing.

    4.2. FORBEARANCES OF BUYER. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Buyer will not, and will cause each of its Subsidiaries not to:

    (a) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend; provided, however, the foregoing shall not apply to
(i) increases in the quarterly dividend rate payable on Buyer Common Shares in the ordinary course of business consistent with past practices or (ii) any dividend paid in the ordinary course of business by any Subsidiary.

    (b) ADVERSE ACTIONS. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or for pooling of interest accounting treatment; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time (subject to the standard set forth in Section 5.2), (B) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or (C) a material violation of any provision of this ARTICLE IV except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of the Buyer to exercise its rights under the Stock Option Agreement.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

    5.1. DISCLOSURE SCHEDULES. On or prior to the date hereof, the Buyer has delivered to the Company a schedule and the Company has delivered to the Buyer a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or
(b) as an exception to one or more representations or warranties contained in
SECTION 5.3 or 5.4 or to one or more of its covenants contained in ARTICLE IV or VI; PROVIDED that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

    5.2. STANDARD. No representation or warranty of the Company or the Buyer contained in SECTION 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in SECTION 5.3 or 5.4 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty; provided that the representations and warranties set forth in paragraphs (b),
(c)(i) and (ii), (d) and (e) of Section 5.3 and paragraphs (b)(ii), (d) and (e) of Section 5.4 shall not be subject to the materiality standard provided for in this Section 5.2.

    5.3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Subject to SECTIONS
5.1 and 5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to the Buyer:

    (a) ORGANIZATION, STANDING AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    (b) COMPANY COMMON SHARES. The authorized capital stock of the Company consists solely of (i) 60,000,000 Company Common Shares, of which no more than 38,664,015 shares were outstanding as of August 29, 1997, and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, of the Company ("Company Preferred Shares"), of which no shares are outstanding. Since July 31, 1997, the Company has not (i) issued any shares of its capital stock or any Rights (including pursuant to any stock split, stock dividend, recapitalization or similar transaction), other than shares of Company Common Stock issued upon the exercise or conversion of Rights as described in Section 5.3(b) of the Company's Disclosure Schedule or (ii) taken any actions which would cause an antidilution adjustment under any outstanding Rights. As of the date hereof, 29,636 Company Common Shares and no Company Preferred Shares were held in treasury by the Company or otherwise owned by the Company or its Subsidiaries. The outstanding Company Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights), with no personal liability attaching to the ownership thereof. As of the date hereof, there are no Company Common Shares or Company Preferred Shares authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Shares or Company Preferred Shares, the Company does not have any commitment to authorize, issue or sell any Company Common Shares, Company Preferred Shares or Rights, except pursuant to this Agreement and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or Rights of the Company.

    (c)  SUBSIDIARIES.

    (i) (A) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization and principal business of each such Subsidiary, (B) except as Previously Disclosed, the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which the Company or any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by the Company or its Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or its wholly owned Subsidiaries free and clear of any Liens.

    (ii) Except as set forth in the Disclosure Schedule, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries. The Company has provided or made available to Buyer a true and complete copy of all partnership, joint venture or similar agreements to which the Company or any of its Subsidiaries is a party. The Company does not have outstanding any capital commitments with respect to the partnership, joint venture and similar investments of the Company or any of its Subsidiaries.

    (iii) Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    (d) CORPORATE POWER. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

    (e) CORPORATE AUTHORITY. Subject to receipt of the requisite approval of this Agreement by the holders of more than a majority of the outstanding Company Common Shares entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

    (f)  REGULATORY APPROVALS; NO DEFAULTS.

    (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the SEC and United States state securities authorities, (B) compliance with any applicable requirements of the HSR Act, (C) the approval of this Agreement by the stockholders of the Company, (D) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of United States federal and state, and foreign laws (including, without limitation, securities and insurance laws) relating to the regulation of broker-dealers, investment advisers and insurance agencies and any applicable domestic or foreign industry self-regulatory organization ("SRO"), and the rules of the NYSE, and (E) the filing of a certificate of merger with the Delaware Secretary of State. As of the date hereof, the Company is not aware of any reason why the approvals set forth in SECTION 7.1(B) will not be received without the imposition of a condition, restriction or requirement of the type described in SECTION 7.1(B).

    (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under United States federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental, SRO rule, regulation or membership agreement or other permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company's Certificate of Incorporation or the Company's By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental, SRO rule, regulation or membership agreement or other permit or license, agreement, indenture or instrument.

    (g)  FINANCIAL REPORTS AND SEC DOCUMENTS.

    (i) The Company's Annual Reports on Form 10-K for the fiscal years ended February 28, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to February 28, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, "SEC Documents"), as of the date filed, (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any of the Company's SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case, in compliance with applicable accounting requirements and with the published rules of the SEC with respect thereto and in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

    (ii) Since February 28, 1997, the Company and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

    (iii) Since February 28, 1997, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (B) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this SECTION 5.3 or otherwise), has had or is reasonably likely to have an adverse effect with respect to the Company and (C) none of the Company nor any of its Subsidiaries has taken any action or suffered any event that if taken or suffered after the date hereof would violate Section 4.1 of this Agreement.

    (iv) The Company has delivered to Buyer true and complete copies of the FOCUS Reports filed on Form X-17A-5 (the "FOCUS Reports") as of March 31, 1997 and June 30, 1997 by each Subsidiary that is a "broker" or "dealer", as such terms are defined in Sections 2(a)(4) and 2(a)(5) of the Exchange Act (collectively, the "Broker-Dealer Subsidiaries"). Each FOCUS Report delivered complied (and with respect to FOCUS Reports filed after the date hereof and prior to the Effective Time, will comply) at the date thereof in all material respects with the rules and regulations of the SEC relating thereto and fairly present the information required to be presented therein pursuant to Rule 17a-5 under the Exchange Act.

    (h) LITIGATION. No material litigation, claim, arbitration, investigation or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries, and, to the Company's knowledge, no such litigation, claim, arbitration, investigation or other proceeding has been threatened.

    (i)  REGULATORY MATTERS.

    (i) The Company and each of its Subsidiaries have filed all reports, registrations, applications and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (A) the SEC, (B) any SRO and (C) any Governmental Authority (collectively with the SEC and the SROs, "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any United States state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Each of such reports, registrations, applications and statements complied (and with respect to such reports, registrations, applications and statements filed after the date hereof and prior to the Effective Time, will comply) at the date thereof in all material respects with the rules and regulations of the Regulatory Agencies relating thereto and fairly present the information required to be presented therein. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

    (ii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries or properties is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that, in any manner, relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company's Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries (A) been advised since January 1, 1995 by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have knowledge of any pending or threatened regulatory investigation.

    (j)  COMPLIANCE WITH LAWS.  The Company and each of its Subsidiaries:

    (i) is in compliance with all applicable United States federal, state and local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Agencies that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; has ownership of, or the right to use, all of its intellectual property, including its names, without infringing upon the intellectual property rights of any third party; and

    (iii) has received, since December 31, 1995, no notification or communication from any Regulatory Agency (A) asserting that the Company or any of its Subsidiaries is not in compliance with any statutes, regulations, ordinances or rules or (B) threatening to revoke any license, franchise, permit, membership privilege or governmental authorization.

    (k) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, executive officers, key employees or consultants, (ii) which is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (without giving effect to the "ordinary course" exception set forth therein), (iii) which limits the ability of it or any Subsidiary to compete in any line of business or with any Person, or involves any restriction of geographical area in which, or method by which, it or any Subsidiary may carry on its business, including any contract which would require exclusive referrals of business (other than as may be required by law or any applicable Governmental Authority), (iv) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (v) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all such agreements, contracts, arrangements, commitments and understandings referred to in clauses i-v being herein referred to as "material contracts"). The Company has previously made available to Buyer true and complete copies of all employment and deferred compensation agreements with executive officers, key employees or material consultants which are in writing and to which the Company or any of its Subsidiaries is a party. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

    (l) NO BROKERS. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding fees to payable to Gleacher NatWest, Inc. and Goldman, Sachs & Co.

    (m) INVESTMENT SECURITIES. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP.

    (n)  EMPLOYEE BENEFIT PLANS.

    (i) SECTION 5.3(N)(I) of the Company's Disclosure Schedule sets forth a true and complete list as of the date hereof of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement, including all such bonus plans, other incentive compensation, profit sharing, termination, severance, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, retiree medical and retiree life insurance, welfare and other employee benefit plans, arrangements or agreements relating to directors, officers, key employees, employees or former employees and material consultants of the Company and its material Subsidiaries (the "Compensation and Benefit Plans") by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Schedule 5.3(n)(i) of the Company's Disclosure Schedule sets forth a list of all outstanding loans to any director, executive officer, key employee or material consultant, other than margin loans entered into in the ordinary course of the Company's business.

    (ii) The Company has heretofore delivered or made available to the Buyer true and complete copies of each of the Compensation and Benefit Plans and certain related documents, including, but not limited to, (i) all plan documents and amendments thereto, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the three most recent Annual Reports (Form 5500 series) and accompanying schedules, if any, (iii) the current summary plan description, if any, (iv) the most recent annual financial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such Compensation and Benefit Plan. Except as set forth in Section 5.3(n)(iii) of the Company's Disclosure Schedule, (i) each Compensation and Benefit Plan covers only employees who are actively employed with the Company or its Subsidiaries, retired employees with retirement accounts in Compensation and Benefit Plans or former employees entitled to receive group health benefits pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA, (ii) no Compensation and Benefit Plan covers or is required to provide coverage to any persons classified by the Company or its Subsidiaries as independent contractors, (iii) neither the Company nor its Subsidiaries has communicated to employees or other persons any additional Compensation and Benefit Plan not set forth in Schedule 5.3(n)(i) of the Company's Disclosure Schedules or any change in or termination of any existing Compensation and Benefit Plans, and (iv) substantially adequate and complete records have been maintained with respect to each Compensation and Benefit Plan and are in the custody of the Company or the respective plan administrator.

    (iii) Except as set forth in Schedule 5.3.(n)(iii) of the Company's Disclosure Schedule, each of the Compensation and Benefit Plans has been operated and administered in accordance with applicable laws, including, but not limited to, ERISA and the Code, (ii) except as set forth in Schedule 5.3(n)(iii) of the Company's Disclosure Schedule, each of the Compensation and Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service which determination letter covers any amendments to such plans that were required to be adopted under the Tax Reform Act of 1986 and legislation enacted thereafter for which plan amendments are required to have been adopted as of the Effective Date, and there are no circumstances that are reasonably likely to result in the revocation of such favorable determination letter, (iii) none of the Compensation and Benefit Plans is subject to Title IV of ERISA nor does any Company ERISA Affiliate contribute or have an obligation to contribute to an employee benefit plan subject to Title IV of ERISA, (iv) except as set forth in
Section 5.3.(n)(iii) of the Company's Disclosure Schedule, no material Compensation and Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any Company ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Federal or state law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA),
(C) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the Company ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any Company ERISA Affiliate of incurring a material liability thereunder,
(vi) no Compensation and Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) ("Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA ("Multiple Employer Plan"), nor has the Company or any Company ERISA Affiliate at any time since September 2, 1974 contributed to or had been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Compensation and Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any Company ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company ERISA Affiliate reasonably could be expected to become subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) except as set forth in Section 5.3(n)(iii) of the Company's Disclosure Schedule, there are no claims pending, or threatened in writing or to the knowledge of the Company anticipated (other than routine claims for benefits) lawsuits, investigations by governmental authorities, termination proceedings or arbitrations which have been asserted or instituted or, to the knowledge of the Company, threatened or anticipated, by, on behalf of or against any of the Compensation and Benefit Plans or any trusts related thereto.

    (iv) All contributions required to be made to any Compensation and Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Compensation and Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's financial statements.

    (v) Except as set forth in Section 5.3(n)(v) of the Company's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" within the meaning of Section 280G of the Code, forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its affiliates from the Company or any of its affiliates under any Compensation and Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    (o) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (p) TAKEOVER LAWS. The Company has taken all action required to be taken by it in order to exempt, to the extent applicable, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL.

    (q) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of the Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, has resulted or is reasonably likely to result in liability under Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice from any Person that the Company or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

    (r) TAX MATTERS. Except as provided in Schedule 5.3(r) of the Company's Disclosure Schedule, each of the Company and its Subsidiaries has duly filed all federal, state, county, foreign and local information returns and tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete) and has duly paid or made provision for (in accordance with GAAP) the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes which (i) are not yet delinquent or (ii) are being contested in good faith, have not been finally determined and are adequately reserved against (in accordance with GAAP). The consolidated federal income tax returns of the Company and its Subsidiaries for each taxable year through March 31, 1993 have been examined by the IRS, and either no deficiencies were asserted as a result of such examination for which the Company does not have adequate reserves (in accordance with GAAP) or all such deficiencies were satisfied. There are no disputes pending, or claims asserted in writing for, Taxes or assessments upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws, (ii) federal, state, county and local returns which are accurate and complete have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor (in accordance with GAAP) has been included by the Company in its consolidated financial statements as of February 28, 1997, and (iv) there are no Tax liens upon any property or assets of the Company or its Subsidiaries except liens for current taxes not yet due. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in Section 5.3(r) of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries (other than Subsidiaries that are not currently members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which the Company is a common parent) (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is the Company) or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Except as set forth in the financial statements described in Section 5.3(g), neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which is reasonably likely to have an adverse effect on the Company. The Company is not a party to any contract, agreement or arrangement that would result, separately or in the aggregate, in the payment of remuneration to any employee that would not be deductible pursuant to Section 162(m) of the Code.

    (s) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers (all of which are listed on the Company's Disclosure Schedule), were entered into in the ordinary course of business (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor, to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

    (t) BOOKS AND RECORDS. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in accordance with GAAP and any other applicable legal and accounting requirements, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

    (u) INSURANCE. The Company's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

    (v) POOLING OF INTERESTS. Neither the Company nor, to the Company's knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Buyer from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

    (w)  REGISTRATION MATTERS.

    (i) Each Broker-Dealer Subsidiary is, and at the Effective Time will be, duly registered under the Exchange Act as a broker-dealer with the SEC, and is, and at the Effective Time will be, in compliance with the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, including, but not limited to the net capital requirements thereof. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, a member in good standing with all required SROs and in compliance with all applicable rules and regulations of the SROs. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, duly registered as a broker-dealer under, and in compliance with, the applicable laws, rules and regulations of all jurisdictions in which it is required to be so registered.

    (ii) The Company has delivered to Buyer true, correct and complete copies of each Broker-Dealer Subsidiary's Uniform Application for Broker-Dealer Registration on Form BD (the "Form BD"), reflecting all amendments thereto filed with the SEC to the date hereof. The Forms BD of the Broker-Dealer Subsidiaries are in compliance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each director, officer, agent and employee of each Broker-Dealer Subsidiary who is required to be registered as a representative, principal or agent with the securities commission of any state or with any SRO is duly registered as such and such registration is in full force and effect. Each registered representative and principal of each Broker-Dealer Subsidiary has at least the minimum series license for the activities which such registered representative or principal performs for such Broker-Dealer Subsidiary.

    (iii) The net capital, as such term is defined in Rule 15c3-1 under the Exchange Act, of each Broker-Dealer Subsidiary satisfies, and since their inception has satisfied, the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which the Broker-Dealer Subsidiary conducts business, and has been sufficient to permit each Broker-Dealer Subsidiary to operate without restriction on its ability to expand its business under NASD Conduct Rule 3130 or NYSE Rule 326.

    (iv) None of the Broker-Dealer Subsidiaries nor any "associated person" thereof (a) is subject to a "statutory disqualification" as such terms are defined in the Exchange Act, or (b) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.

    (v) Neither the Company nor its Subsidiaries is required to be registered as an investment company, investment adviser, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No Broker-Dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

    5.4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. Subject to SECTIONS 5.1and 5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, each of the Buyer and Merger Sub hereby represents and warrants to the Company as follows:

    (a) ORGANIZATION, STANDING AND AUTHORITY. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Buyer has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

    (b)  BUYER STOCK.

    (i) As of the date hereof, the authorized capital stock of the Buyer consists solely of (A) 600,000,000 Buyer Common Shares, of which no more than 265,000,000 shares were outstanding or held in treasury as of September 10, 1997, (B) 16,000,000 shares of preferred stock, par value $1.00 per share, of the Buyer ("Buyer Preferred Shares"), of which, as of September 10, 1997, (i) 575,000 shares of 9.30% Cumulative Preferred Stock having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 575,000 were outstanding (all of which were called for redemption on October 15, 1997),
(ii) 500,000 shares of 9.35% Cumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 500,000 were outstanding, (iii) 1,265,000 shares of Series V 7.25% Perpetual Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 764,989 were issued and outstanding, (iv) 690,000 shares of Series VI 6.75% Perpetual Preferred Stock (the "Series VI Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 600,000 were issued and outstanding, (v) 805,000 shares of Series VII Fixed/Adjustable Rate Cumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 700,000 shares were issued and outstanding, (vi) 200,000 shares of Series VIII Fixed/Adjustable Rate Noncumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 200,000 were issued and outstanding and (vii) 3,000,000 shares of Cumulative Participating Junior Preferred Stock issuable upon exercise of the Buyer Rights, were designated, of which no shares were issued and outstanding as of such date.

    (ii) Buyer Common Shares to be issued in exchange for Company Common Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    (c) SUBSIDIARIES. Merger Sub and each of the Buyer's Significant Subsidiaries have been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and the Buyer owns, directly or indirectly, all the issued and outstanding equity securities of Merger Sub and each of the Buyer's Significant Subsidiaries.

    (d) CORPORATE POWER. The Buyer, each of the Buyer's Significant Subsidiaries and Merger Sub have the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets; and each of the Buyer and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of the Buyer and Merger Sub. This Agreement is a valid and legally binding agreement of each of the Buyer and Merger Sub enforceable in accordance with its terms.

    (f)  REGULATORY APPROVALS; NO DEFAULTS.

    (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by the Buyer of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with United States federal and state securities authorities, (B) approval of the listing on the NYSE of Buyer Common Shares to be issued in the Merger, (C) the filing and declaration of effectiveness of the Registration Statement, (D) the filing of a certificate of merger with the Delaware Secretary of State, (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Buyer Common Shares in the Merger, (F) compliance with any applicable requirements of the HSR Act, (G) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of United States federal and state securities laws relating to the regulation of broker-dealers and of any applicable SRO, and the rules of the NYSE, and approval of the Board of Governors of the Federal Reserve System. As of the date hereof, the Buyer is not aware of any reason why the approvals set forth in SECTION 7.1(B) will not be received.

    (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under United States federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Buyer or of any of its Subsidiaries or to which the Buyer or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Buyer or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (g)  FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT.

    (i) The Buyer's SEC Documents, as of the date filed, (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any of the Buyer's SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Buyer and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such of the Buyer's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Buyer and its Subsidiaries for the periods to which they relate, in each case, in compliance with applicable accounting requirements and with the published rules of the SEC with respect thereto and in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

    (ii) Since December 31, 1996, no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this SECTION 5.4 or otherwise), is reasonably likely to have an adverse effect with respect to it.

    (h)  LITIGATION; REGULATORY ACTION.

    (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim, arbitration, investigation or other proceeding before any Governmental Authority is pending against the Buyer or any of its Subsidiaries, and, to the best of the Buyer's knowledge, no such litigation, claim, arbitration, investigation or other proceeding has been threatened.

    (ii) Neither the Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Governmental Authority, nor has the Buyer or any of its Subsidiaries been advised by a Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (i)  COMPLIANCE WITH LAWS.  The Buyer and each of its Subsidiaries:

    (i) in the conduct of its business, is in compliance with all applicable United States federal, state and local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses; and

    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

    (j) NO BROKERS. No action has been taken by the Buyer that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to UBS Securities, Inc.

    (k) TAX MATTERS. Each of the Buyer and its Subsidiaries has duly filed all federal, state, county, foreign and material local information returns and tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete) and has duly paid or made provision for (in accordance with GAAP) the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes which (i) are not yet delinquent or (ii) are being contested in good faith, have not been finally determined and are adequately reserved against (in accordance with GAAP). The consolidated federal income tax returns of the Buyer and its Subsidiaries for each taxable year through December 31, 1990 have been examined by the IRS, and either no deficiencies were asserted as a result of such examination for which the Buyer does not have adequate reserves (in accordance with GAAP) or all such deficiencies were satisfied. Except as set forth in Section 5.4(k) of the Buyer's Disclosure Schedule, there are no disputes pending, or claims asserted in writing for, Taxes or assessments in writing upon the Buyer or any of its Subsidiaries, nor has the Buyer or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by the Buyer and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws, (ii) federal, state, county and local returns which are accurate and complete have been filed by the Buyer and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor (in accordance with GAAP) has been included by the Buyer in its consolidated financial statements as of December 31, 1996, and (iv) there are no Tax liens upon any property or assets of the Buyer or its Subsidiaries except liens for current taxes not yet due. Neither the Buyer nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Buyer or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither the Buyer nor any of its Subsidiaries (other than Subsidiaries that are not currently members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which the Buyer is the common parent) (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Buyer), (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is the Buyer) or (iii) has any liability for the Taxes of any person (other than any of the Buyer or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Buyer nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code.

    (l) POOLING OF INTERESTS. Neither the Buyer nor, to the Buyer's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Buyer from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, the Buyer has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                  ARTICLE VI.
                                   COVENANTS

    6.1. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the Company and the Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

    6.2. STOCKHOLDER APPROVAL. The Company agrees to take, in accordance with applicable law, NYSE rules and the Company Certificate of Incorporation and the Company By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement thereof, the "Company Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Company

Board shall recommend such approval, and the Company shall take all reasonable, lawful action to solicit such approval by its stockholders.

    6.3.  REGISTRATION STATEMENT.

    (a) The Buyer agrees to prepare a registration statement on Form S-4 or other applicable form to be filed by the Buyer with the SEC in connection with the issuance of Buyer Common Shares in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Buyer and the Company constituting a part thereof (the "Proxy Statement") and all related documents) (the "Registration Statement"). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with the Buyer, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that the Company and its Subsidiaries have cooperated as required above, the Buyer agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of the Buyer and the Company agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Buyer also agrees to use all reasonable efforts to obtain all necessary United States state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Buyer all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

    (b) Each of the Company and the Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Buyer further agrees that, if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

    (c) The Buyer agrees to advise the Company, promptly after the Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.4. PRESS RELEASES. Each of the Company and the Buyer agrees that it will not, without the prior approval of the other party, which consent will not be unreasonably withheld or delayed, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

    6.5.  ACCESS; INFORMATION.

    (a) Each of the Company and the Buyer agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause each of its Subsidiaries to, afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request, and, during such period, it shall, and shall cause each of its Subsidiaries to, furnish promptly to such other party (i) a copy of each material report, schedule, registration statement, application and other document filed by it pursuant to the requirements of United States federal or state securities or banking laws or received by it from any Regulatory Agency, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither party nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's or its respective Subsidiaries' customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of the Company and the Buyer agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
SECTION 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

    (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.6. ACQUISITION PROPOSALS. The Company agrees that it shall not, and shall cause its Subsidiaries and the Company's and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Buyer with respect to any of the foregoing, and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company shall promptly (and in any event, within 24 hours) advise the Buyer following the receipt by the Company of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and advise the Buyer of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

    6.7.  AFFILIATE AGREEMENTS.

    (a) Not later than the 15th day prior to the mailing of the Proxy Statement,
(i) the Company shall deliver to the Buyer a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of the Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

    (b) The Company shall use its reasonable best efforts to cause each Person who may be deemed to be a Company Affiliate to execute and deliver to the Buyer, on or before the date of mailing of the Proxy Statement, an agreement in the form attached hereto as EXHIBIT C.

    (c) The Buyer shall use its reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.8. NYSE LISTING. The Buyer agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, Buyer Common Shares to be issued to the holders of Company Common Shares.

    6.9.  REGULATORY APPLICATIONS.

    (a) The Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other, in each case, subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. The parties shall cooperate to ensure that any application or notice to the Federal Reserve Board of Governors shall be filed within 60 days of the date of this Agreement.

    (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

    6.10.  INDEMNIFICATION.

    (a) Following the Effective Date and for a period of six years thereafter, the Buyer shall indemnify, defend and hold harmless the present directors and officers of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the Company Certificate of Incorporation and the Company By-Laws as in effect on the date hereof.

    (b) Any Indemnified Party wishing to claim indemnification under SECTION 6.10(A), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Buyer thereof; provided that the failure so to notify shall not affect the obligations of the Buyer under SECTION 6.10(A) unless and to the extent that the Buyer is actually prejudiced as a result of such failure.

    (c) If the Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Buyer shall assume the obligations set forth in this SECTION 6.10.

    6.11.  BENEFIT PLANS.

    (a) For a period of two (2) years from and after the Effective Time, unless otherwise mutually determined by the Buyer or the Company and the senior management of the Company, in their reasonable discretion and in accordance with applicable law, the benefits to be provided to employees of the Company as of the Effective Time (other than those employees who are parties to the Employment Agreements) ("Covered Employees") shall be the benefit plans and programs as were provided by the Company to the Covered Employees immediately before the Effective Time, including, without limitation, the Company's Retirement Trust pension and profit-sharing plans and quarterly pre-tax profit bonus plan pursuant to the terms of the Compensation and Benefit Plans set forth in the Company's Disclosure Schedule, and to the extent consistent with applicable law, shall honor all employee benefit obligations to current and former employees of the Company under such plans for such two-year period. Notwithstanding the foregoing, in the event that during the two (2) years following the Effective Time the Buyer or the Company, in consultation with the senior management of the Company, determines that the Covered Employees shall participate or be required to participate in the Buyer's employee benefit plans and programs, then in no event shall the benefit plans and programs provided to Covered Employees during such two-year period be less favorable to the Covered Employees in the aggregate than the benefits provided to the Covered Employees immediately before the Effective Time. For purposes of all employee benefit plans, programs or arrangements maintained or contributed to by the Buyer, in which the Covered Employees shall be eligible to participate, the Buyer shall cause each such plan, program or arrangement to treat the prior service with the Company of each Covered Employee as service rendered to the Buyer for purposes of all eligibility periods and vesting thereunder (but not for purposes of benefit accruals). The Buyer shall cause any and all pre-existing condition limitations and eligibility waiting periods under any health plans to be waived with respect to Covered Employees and their eligible dependents who, immediately prior to the date of conversion from the Company's health plans, participated in a health plan.

    (b) Following the Effective Time, the Buyer shall cause the Company to perform, and shall guarantee the performance by the Company of, their respective obligations under each of the Employment Agreements.

    (c) No provisions of this Agreement shall be construed to constitute a guarantee of continued employment for any Covered Employee, or to interfere with the right of the Buyer or the Company to terminate the employment of any Covered Employee.

    (d) Following the Effective Time, the Buyer shall continue to pay quarterly bonuses to the Company's employees based on the Company's quarterly pre-tax profits, if any, in accordance with the Company's practice prior to the Effective Time.

    (e) Following the Effective Time, the Buyer shall cause the Company to pay, and shall guarantee the payment by the Company of, the annual premiums for the split-dollar life insurance policies in effect for the benefit of each of Mary Quick Peterson, Nancy Quick Gibson and Patricia Quick, on the same basis as was provided immediately prior to the Effective Time.

    6.12. NOTIFICATION OF CERTAIN MATTERS. Each of the Company and the Buyer shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.13. EMPLOYMENT AGREEMENTS. The Buyer or Merger Sub shall offer employment to each of the employees identified on Annex A pursuant to an employment agreement in the form of Annex B or Annex C, as applicable (the "Employment Agreements").

    6.14. THE COMPANY'S NAME. The Buyer acknowledges that the name "QUICK & REILLY" has great integrity and has significant value. The Buyer recognizes the value to the Company's business of preserving such integrity. The Buyer agrees that from and after the Effective Time, the Buyer shall, and shall cause its subsidiaries to, continue the use of the name "Quick & Reilly" in connection with the Company's ongoing business activities and shall maintain the Company's standard of business integrity and quality related thereto.

    6.15. DIVIDENDS. After the date of this Agreement, each of the Buyer and the Company shall coordinate with the other the declaration of any dividends in respect of Buyer Common Shares and Company Common Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Buyer Common Shares or Company Common Shares shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Buyer Common Shares and/or Company Common Shares and any shares of Buyer Common Shares any such holder receives in exchange therefor in the Merger.

                                  ARTICLE VII.
                   CONDITIONS TO CONSUMMATION OF THE MERGERS

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligation of each of the Buyer and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Buyer and the Company prior to the Effective Time of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted by the requisite vote of the stockholders of the Company.

    (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain, in full force and effect, all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which would reasonably be expected to result in a Material Adverse Effect on the Buyer or the Company.

    (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(e) "BLUE SKY" Approvals. All permits and other authorizations under United States state securities laws necessary to consummate the transactions contemplated hereby and to issue Buyer Common Shares to be issued in the Merger shall have been received and be in full force and effect and no such approvals shall contain any conditions or restrictions which would reasonably be expected to result in a Material Adverse Effect on the Buyer, the Company, the Surviving Corporation or any of their Subsidiaries.

    (f) LISTING. Buyer Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (g) POOLING OF INTERESTS. The parties shall have received a letter KPMG Peat Marwick LLP in form and substance satisfactory to Buyer to the effect that the Merger will qualify for "pooling of interests" accounting treatment. Such accountants shall have received a letter from the Company's accountants to the effect that all conditions necessary to qualify for pooling of interest accounting treatment to the extent such conditions pertain to the Company have been satisfied.

    (h) RETENTION PROGRAM. The Retention Program referred to in SECTION 3.8 shall have been established.

    7.2. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Buyer by any Vice Chairman of the Buyer, to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE BUYER. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Buyer by any Vice Chairman of the Buyer, to such effect.

    (c) OPINION OF THE COMPANY'S COUNSEL. (i) The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (A) the Merger constitutes a reorganization within the meaning of Section 368 of the Code and (B) no gain or loss will be recognized by stockholders of the Company who receive Buyer Common Shares in exchange for Company Common Shares, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Wachtell, Lipton, Rosen & Katz, may require and rely upon representations contained in letters from the Company, the Buyer, Merger Sub and stockholders of the Company.

    (ii) The Company shall have received an opinion of Edwards & Angell, counsel to the Buyer and Merger Sub, dated the Effective Date, to the effect that (A) each of the Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction or incorporation, with the corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (B) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of the Buyer and Merger Sub and (C) all consents or approvals of, or filing or registrations with, any Governmental Authority or with any third party required to be made or obtained by the Buyer or Merger Sub in connection with the execution, delivery or performance by the Buyer or Merger Sub of this Agreement or to consummate the Merger have been obtained or made, and all applicable waiting periods have expired.

    7.3. CONDITIONS TO OBLIGATION OF THE BUYER AND MERGER SUB. The obligation of the Buyer and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by the Buyer prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Buyer shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Buyer shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

    (c) CERTAIN EMPLOYMENT ARRANGEMENTS. Messrs. Leslie C. Quick, Jr., Leslie C. Quick, III, Thomas C. Quick, Peter Quick, Christopher C. Quick and Pascal J. Mercurio shall have (i) entered into an Employment Agreement in the form of Annex B, and (ii) not engaged in conduct constituting "cause" for termination thereunder as of the Effective Date; and the Employment Agreements entered into with such individuals shall remain in effect (in each case, other than as a consequence of death or disability).

    (d) OPINION OF THE BUYER'S COUNSEL. (i) The Buyer shall have received an opinion of Edwards & Angell, counsel to the Buyer, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Edwards & Angell may require and rely upon representations contained in letters from the Company, the Buyer, Merger Sub and stockholders of the Company.

    (ii) The Buyer shall have received an opinion of counsel to the Company, which counsel shall be reasonably satisfactory to the Buyer, dated the Effective Date, to the effect that (A) each of the Company and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, with the corporate power and authority to carry on its business as it is now being conducted and, with respect to the Company, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (B) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company and its shareholders and (C) all consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger have been obtained or made, and all applicable waiting periods have expired.

    (e) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

                                 ARTICLE VIII.
                                  TERMINATION

    8.1. TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

    (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual written consent of the Buyer and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors.

    (b) BREACH. At any time prior to the Effective Time, by the Buyer or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in SECTION 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements or conditions contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

    (c) DELAY. At any time prior to the Effective Time, by the Buyer or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Merger is not consummated by June 30, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

    (d) NO APPROVAL. By the Company or the Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) any stockholder approval required by Section 7.1(a) herein is not obtained at the Company Meeting.

    8.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in SECTION 9.1 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                  ARTICLE IX.
                                 MISCELLANEOUS

    9.1. SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than SECTION
6.10 which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than SECTIONS 6.5(B) and 8.2, and this ARTICLE IX, which shall survive such termination).

    9.2. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the Company Meeting, this Agreement may not be amended without further approval of the stockholders of the Company if it would violate the DGCL or reduce the consideration to be received by the Company's stockholders in the Merger. Such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    9.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.4. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State and without regard to any laws that might otherwise govern under applicable principles of conflicts or laws.

    9.5. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses and SEC fees shall be shared equally between the Company and the Buyer.

    9.6. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company, to:

    The Quick & Reilly Group, Inc.
    230 South County Road
    Palm Beach, FL 33480
    Attention: Thomas C. Quick
    Facsimile: (561) 655-9010

with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Edward D. Herlihy, Esq.
    Facsimile: (212) 403-2000

If to the Buyer, to:

    Fleet Financial Group, Inc.
    One Federal Street, 37th Floor
    Boston, Massachusetts 02116
    Attention: Brian T. Moynihan
    Managing Director, Strategic Planning
    and Corporate Development
    Facsimile: (617) 346-0137

with a copy to:

    Fleet Financial Group, Inc.
    75 State Street, 33rd Floor
    Boston, Massachusetts 02110
    Attention: Drew J. Pfirrman, Esq.
    Assistant General Counsel
    Facsimile: (617) 346-4284

and to:

    Edwards & Angell
    2700 Hospital Tower
    Providence, Rhode Island
    Attention: V. Duncan Johnson, Esq.
    Facsimile: (401) 276-6611

    9.7. ENTIRE UNDERSTANDING; NO THIRD-PARTY BENEFICIARIES. Except for the Confidentiality Agreement, this Agreement (including the documents and instruments referred to herein) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for SECTION 6.10(B), nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.8. INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibit or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require the Company, the Buyer, Merger Sub or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

    9.9. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                THE QUICK & REILLY GROUP, INC.

                                By:  /s/ LESLIE C. QUICK, JR.
                                     -----------------------------------------
                                     Name: Leslie C. Quick, Jr.
                                     Title: CHAIRMAN OF THE BOARD AND
                                     CHIEF EXECUTIVE OFFICER

                                FLEET FINANCIAL GROUP, INC.

                                By:  /s/ H. JAY SARLES
                                     -----------------------------------------
                                     Name: H. Jay Sarles
                                     Title: VICE CHAIRMAN

                                FFG ACQUISITION CORP.

                                By:  /s/ BRIAN T. MOYNIHAN
                                     -----------------------------------------
                                     Name: Brian T. Moynihan
                                     Title: PRESIDENT

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT
                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated September 16, 1997, between THE QUICK & REILLY GROUP, INC., a Delaware corporation ("Issuer"), and FLEET FINANCIAL GROUP, INC., a Rhode Island corporation ("Grantee").

                                  WITNESSETH:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 7,688,241 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.10 per share ("Common Stock"), at a price of $35.04 per share (the "Option Price"); PROVIDED FURTHER that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any (i) merger, consolidation or similar transaction involving Issuer or any Significant Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, or (ii) any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

       (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as defined below);
    or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause
    (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/ offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or

(ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this
Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

        (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (3) "Assigned Value" shall mean the market/offer price, as defined in
    Section 7.

        (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this

Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

    10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          THE QUICK & REILLY GROUP, INC.

                                          By: /s/ LESLIE C. QUICK, JR.
                                             -----------------------------------
                                             Name: Leslie C. Quick, Jr.
                                             Title: CHAIRMAN OF THE BOARD AND
                                                 CHIEF EXECUTIVE OFFICER

                                          FLEET FINANCIAL GROUP, INC.

                                          By: /s/ H. JAY SARLES
                                             -----------------------------------
                                             Name: H. Jay Sarles
                                             Title: VICE CHAIRMAN

                               [LETTERHEAD]

December 15, 1997
Board of Directors
The Quick & Reilly Group, Inc.
230 South County Road
Palm Beach, FL 33480

Dear Ladies and Gentlemen:

The Quick & Reilly Group, Inc., a Delaware corporation ("Q&R" or "the Company"), Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet" or "the Buyer") and FFG Acquisition Corp., a Delaware corporation ("Merger Sub"), have entered into an agreement dated as of September 16, 1997, as amended as of December 12, 1997 (the "Merger Agreement"). The Merger Agreement provides that each outstanding share of Q&R Common Stock will be converted into and become exchangeable for 0.578 shares of Common Stock, par value $0.01 per share, of Fleet (the "Exchange Ratio").

You have asked for our opinion as to whether the Exchange Ratio, to be paid by the Buyer pursuant to the Merger Agreement, is fair to the holders of Company Common Stock from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(i) reviewed the audited and unaudited financial statements and public Securities Exchange Commission filings for the three most recent fiscal years and interim periods to date of Q&R and Fleet ("SEC Reports");

(ii) on an operating and trading basis, compared financial information relating to Q&R's and Fleet's businesses with published financial information concerning certain companies whose businesses we deemed to be reasonably similar, in whole or in part, to those of Q&R and Fleet;

(iii) on an operating and trading basis, compared financial information relating to Q&R's businesses with published information of previously acquired companies whose businesses we deemed to be reasonably similar, in whole or in part, to those of Q&R;

(iv) analyzed the market prices and the trading characteristics of Q&R and Fleet's common stock for recent periods to date;

(v) conducted discussions with members of senior management of Q&R and Fleet concerning their businesses and prospects;

(vi) reviewed certain financial forecasts of Q&R (the "Forecasts") as prepared by the Company;

(vii) based on the Forecasts and public research estimates, analyzed the pro forma financial effects to the Company of the proposed business combination;

(viii) assumed without independent investigation that no material contingent liability exists with respect to Q&R or Fleet which is not disclosed in the SEC Reports;

              [LOGO]

                                                                          [LOGO]

(ix)  reviewed the financial terms and conditions of the Merger Agreement; and

(x) reviewed such other financial studies and performed such other analyses and took into account such other matters as we deemed appropriate.

It should be noted that our opinion necessarily is based upon prevailing market conditions and other circumstances and conditions existing at the present time. In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility for independently verifying such information or made or obtained an independent evaluation or appraisal of the assets of the Company. With respect to the Forecasts, we have assumed without independent investigation that the Forecasts have been reasonably prepared by the Company, and have been generated on bases reflecting the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

Q&R acknowledges that the opinion and any advice or materials provided by Gleacher NatWest in connection with its engagement hereunder is directed to the Board of Directors in considering the transaction to which the opinion, advice or materials relate. This letter does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed transaction. Upon the advice of the Company and its legal and accounting advisors, we have assumed that the proposed transaction will qualify for pooling-of-interest accounting treatment under US GAAP and as a tax-free transaction for US federal tax purposes.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the proposed transaction. In addition, the Company has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion.

Based on our analysis of the foregoing, and on our assessment of the general economic environment, and assuming no material change therein, we are of the opinion that the Exchange Ratio to be received by the Company pursuant to the Merger Agreement is fair to the holders of Company common stock from a financial point of view.

Very truly yours,
GLEACHER NATWEST INC.
By: /s/ MICHIEL MCCARTY, MANAGING DIRECTOR

                                                                       EXHIBIT D

PERSONAL AND CONFIDENTIAL

December 15, 1997

Board of Directors
The Quick & Reilly Group, Inc.
230 South County Road
Palm Beach, FL 33480

Re: Proxy Statement-Prospectus which forms a part of the Registration Statement of Fleet Financial Group, Inc. ("Fleet") relating to shares of Common Stock, par value $0.01 per share ("Fleet Stock"), of Fleet being registered in connection with the proposed merger of The Quick & Reilly Group, Inc. (the "Company") with and into FFG Acquisition Corp. ("Fleet Subsidiary"), a wholly-owned subsidiary of Fleet.

Ladies and Gentlemen:

Attached is our opinion letter dated December 15, 1997, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of the Company, of the exchange ratio of 0.578 shares of Fleet Stock, to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of September 16, 1997, as amended as of December 12, 1997, among Fleet, Fleet Subsidiary and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement-Prospectus.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "SUMMARY OF PROXY STATEMENT-PROSPECTUS--Fairness Opinions of Financial Advisors" and "THE MERGER--Fairness Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

PERSONAL AND CONFIDENTIAL

December 15, 1997

Board of Directors
The Quick & Reilly Group, Inc.
230 South County Road
Palm Beach, FL 33480

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of The Quick & Reilly Group, Inc. (the "Company"), of the exchange ratio of 0.578 shares of Common Stock, par value $0.01 per share ("Fleet Stock"), of Fleet Financial Group, Inc. ("Fleet") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of September 16, 1997, as amended as of December 12, 1997, among Fleet, FFG Acquisition Corp. ("Fleet Subsidiary"), a wholly-owned subsidiary of Fleet, and the Company (the "Agreement").

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Fleet from time to time, and may provide investment banking services to Fleet or its subsidiaries and affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Fleet for its own account and for the accounts of customers and may hold, at any time, a long or short position in such securities.

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Stock Option Agreement, dated September 16, 1997, between the Company and Fleet; the Support Agreement dated September 16, 1997, among the Company, Fleet and certain stockholders of the Company; the Registration Statement on Form S-4, including the Proxy Statement-Prospectus relating to Meeting of Stockholders of the Company to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Fleet for the five fiscal years ended February 28, 1997 and December 31, 1996 for the Company and Fleet, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Fleet; certain other communications from the Company and Fleet to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Fleet prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Fleet regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Fleet Stock, compared certain financial and stock market information for the Company and Fleet with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broker-dealer industry specifically and performed such other studies and analyses as we considered appropriate.

The Quick & Reilly Group, Inc.
December 15, 1997
Page Two

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have assumed further, with your consent, that obtaining any necessary regulatory or third-party approvals for the transactions contemplated by the Agreement will not have an adverse impact on Fleet. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Fleet or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent, that the transaction will be accounted for as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's By-laws provide for indemnification to the extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Law. Such section, as adopted by the By-laws, requires the Registrant to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the Registrant's best interest, (b) in all other cases that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Registrant's By-laws provide that such rights to indemnification are contract rights and that the expenses incurred by an indemnified person shall be paid in advance of a final disposition of any proceeding; provided, however, that if required under applicable law, such person must deliver a written affirmation that he has met the standards of care required under such provisions to be entitled to indemnification and provides an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification. With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933, as amended, pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following is a list of Exhibits to this Registration
Statement:

2          --Agreement and Plan of Merger dated as of September 16, 1997, as amended as of
             December 12, 1997, by and among Fleet Financial Group, Inc. ("Fleet"), The Quick
             & Reilly Group, Inc. ("Quick & Reilly") and FFG Acquisition Corp. (included in
             Part I as Exhibit A to the Proxy Statement-Prospectus included in this
             Registration Statement)
4(a)       --Rights Agreement dated November 21, 1990 between Fleet and Fleet National Bank, as rights agent (incorporated by reference to Fleet's Registration Statement on
             Form 8-A dated November 29, 1990), as amended by a First Amendment to Rights
             Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated
             July 12, 1991 (incorporated by reference to Fleet's Form 8 Amendment to
             Application or Report dated September 6, 1991) and as further amended by a Third
             Amendment to Rights Agreement dated February 20, 1995 (incorporated by reference to Fleet's Form 8-A/A dated March 17, 1995)
4(b)       --Instruments defining the rights of security holders, including indentures (Fleet has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Fleet and its subsidiaries on a consolidated basis. Fleet hereby agrees to furnish a copy of any such instrument to the Commission upon request)
5          --Opinion of Edwards & Angell as to legality
8(a)       --Form of Opinion of Edwards & Angell as to federal income tax matters
8(b)       --Form of Opinion of Wachtell, Lipton, Rosen & Katz as to federal income tax matters
12         --Computation of Fleet's Consolidated Ratios of Earnings to Fixed Charges and
             Earnings to Fixed Charges and Dividends on Preferred Stock
23(a)      --Consent of KPMG Peat Marwick LLP

23(b)      --Consent of Arthur Andersen LLP
23(c)      --Consent of Gleacher NatWest Inc.
23(d)      --Consent of Goldman, Sachs & Co. (contained in the Fairness Opinion included as
             Exhibit D to the Proxy Statement-Prospectus included in this Registration
             Statement)
23(e)      --Consent of Edwards & Angell (included in Exhibits 5 and 8(a))
23(f)      --Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b))
24         --Powers of Attorney (included on signature pages to this Registration Statement)
99(a)      --Form of Proxy for Quick & Reilly
99(b)      --Stock Option Agreement dated September 16, 1997 between Fleet and Quick & Reilly
             (included in Part I as Exhibit B to the Proxy Statement-Prospectus included in this Registration Statement)

    (b) Financial Statement Schedules.

    Not Applicable.

    (c) Fairness Opinions.

    Included in Part I as Exhibits C and D to the Proxy Statement-Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, and Commonwealth of Massachusetts, on December 15, 1997.

                                FLEET FINANCIAL GROUP, INC.

                                By:             /s/ TERRENCE MURRAY
                                      ----------------------------------------
                                                  TERRENCE MURRAY
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Each person whose signature appears below hereby constitutes and appoints the Chairman and Chief Executive Officer, the Vice Chairman and Chief Financial Officer or the Secretary, or any of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

    Pursuant to the requirements of the Securities Act of 1933, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on December 15, 1997.

                      SIGNATURE                                                 TITLE
-----------------------------------------------------  --------------------------------------------------------
                 /s/ TERRENCE MURRAY                   Chairman, Chief Executive
     ------------------------------------------          Officer and Director
                   TERRENCE MURRAY

                /s/ EUGENE M. MCQUADE                  Vice Chairman and
     ------------------------------------------          Chief Financial Officer
                  EUGENE M. MCQUADE

               /s/ ROBERT C. LAMB, JR.                 Controller
     ------------------------------------------
                 ROBERT C. LAMB, JR.

                   /s/ JOEL ALVORD                     Director
     ------------------------------------------
                     JOEL ALVORD

               /s/ WILLIAM BARNET, III                 Director
     ------------------------------------------
                 WILLIAM BARNET, III

                /s/ BRADFORD R. BOSS                   Director
     ------------------------------------------
                  BRADFORD R. BOSS

                /s/ STILLMAN B. BROWN                  Director
     ------------------------------------------
                  STILLMAN B. BROWN

             /s/ PAUL J. CHOQUETTE, JR.                Director
     ------------------------------------------
               PAUL J. CHOQUETTE, JR.

                 /s/ JOHN T. COLLINS                   Director
     ------------------------------------------
                   JOHN T. COLLINS

                      SIGNATURE                                                 TITLE
-----------------------------------------------------  --------------------------------------------------------
                /s/ JAMES F. HARDYMON                  Director
     ------------------------------------------
                  JAMES F. HARDYMON

                /s/ ROBERT M. KAVNER                   Director
     ------------------------------------------
                  ROBERT M. KAVNER

               /s/ RAYMOND C. KENNEDY                  Director
     ------------------------------------------
                 RAYMOND C. KENNEDY

                /s/ ROBERT J. MATURA                   Director
     ------------------------------------------
                  ROBERT J. MATURA

                 /s/ ARTHUR C. MILOT                   Director
     ------------------------------------------
                   ARTHUR C. MILOT

               /s/ THOMAS D. O'CONNOR                  Director
     ------------------------------------------
                 THOMAS D. O'CONNOR

               /s/ MICHAEL B. PICOTTE                  Director
     ------------------------------------------
                 MICHAEL B. PICOTTE

                  /s/ LOIS D. RICE                     Director
     ------------------------------------------
                    LOIS D. RICE

                 /s/ JOHN R. RIEDMAN                   Director
     ------------------------------------------
                   JOHN R. RIEDMAN

                 /s/ THOMAS M. RYAN                    Director
     ------------------------------------------
                   THOMAS M. RYAN

                 /s/ SAMUEL O. THIER                   Director
     ------------------------------------------
                   SAMUEL O. THIER

                /s/ PAUL R. TREGURTHA                  Director
     ------------------------------------------
                  PAUL R. TREGURTHA